As filed with the Securities and Exchange Commission on November 15, 2000.
                                                      Registration No. 333-41330
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                --------------

                              AMENDMENT NO. 4
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                --------------

                          Motive Communications, Inc.
             (Exact Name of Registrant as Specified in its Charter)

       Delaware                     7372                       74-2834515
   (State or Other
    Jurisdiction of     (Primary Standard Industrial        (I.R.S. Employer
   Incorporation or
     Organization)      Classification Code Number)      Identification Number)

                   9211 Waterford Centre Boulevard, Suite 100
                              Austin, Texas 78758
                                 (512) 339-8335
(Address, including zip code, and telephone number, including area code, of the registrant's principal executive offices)

                                --------------

                                SCOTT L. HARMON
                     President and Chief Executive Officer
                          Motive Communications, Inc.
                   9211 Waterford Centre Boulevard, Suite 100
                              Austin, Texas 78758
                                 (512) 339-8335
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                --------------

                                   Copies to:

               Anthony M. Allen                              Alan Dean
             Catherine L. Dawson                           Robin F. Schuh
              Jennifer Y. Harper                            Bjorn Bjerke
           Gunderson Dettmer Stough                    Davis Polk & Wardwell
     Villeneuve Franklin & Hachigian, LLP               450 Lexington Avenue
         2700 Via Fortuna, Suite 300                  New York, New York 10017
             Austin, Texas 78746                           (212) 450-4000
                (512) 732-8400

                                --------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and we are not soliciting offers to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS (Subject to Completion)
Issued             , 2000

                                5,000,000 Shares

                     [LOGO OF MOTIVE COMMUNICATIONS, INC.]

                         Powering Online Customer Care

                                  COMMON STOCK

                                  -----------

Motive Communications, Inc. is offering 5,000,000 shares of its common stock. This is our initial public offering and no public market currently exists for our shares. We anticipate that the initial public offering price will be between $10 and $12 per share.

                                  -----------

We have applied to list our common stock on the Nasdaq National Market under the symbol "MOTV."

                                  -----------

Investing in our common stock involves risks. See "Risk Factors" beginning on page 4.

                                  -----------

                              PRICE $     A SHARE

                                  -----------

                                                Price  Underwriting
                                                  to   Discounts and Proceeds to
                                                Public  Commissions    Company
                                                ------ ------------- -----------
Per Share...................................... $         $            $
Total.......................................... $         $            $

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Motive Communications, Inc. and the selling stockholders have granted the underwriters the right to purchase up to an additional 750,000 shares of common stock to cover over-allotments. Morgan Stanley & Co. Incorporated expects to
deliver the shares of common stock to purchasers on       , 2000.

                                  -----------

MORGAN STANLEY DEAN WITTER

      DEUTSCHE BANC ALEX. BROWN

             DAIN RAUSCHER WESSELS

                                                       FRIEDMAN BILLINGS RAMSEY
        , 2000

                                  [ART WORK]
[Description of graphic: This graphic depicts "Powering Online Customer Care". The graphic is a star diagram with a central axis titled "Motive Powered Service". Circling around the axis are graphics with straight lines connecting to the central axis. Starting at the top left of the axis is a graphic labeled "Online Businesses" depicting an Internet browser window with a pop-up dialogue window. At the top-right is a graphic labeled "High-touch Service Sites" depicting an Internet browser window with a pop-up dialogue window. At the bottom-right is a graphic labeled "Information Technology Departments and Information Technology Service Providers" depicting an Internet browser window. At the bottom-left is a graphic connected to the central axis with a dotted line labeled "Internet Devices (future)" depicting a cellular phone. At the left is a graphic labeled "High-tech Vendors" depicting a personal computer. One line extends straight down from the central axis and leads to text at the bottom right of the page: "Motive provides products to automate the delivery of customer service over the internet, or e-service. By providing superior online service our customers improve value delivery, customer retention, and sales." The bottom of the page is a framed box with our logo and the word "Motive" centered in the box.]

                               TABLE OF CONTENTS


                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................   4
Special Note Regarding Forward-Looking Statements........................  14
Use of Proceeds..........................................................  15
Dividend Policy..........................................................  15
Preemptive Rights........................................................  15
Capitalization...........................................................  16
Dilution.................................................................  17
Selected Financial Data..................................................  18
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  20

                                                                            Page
                                                                            ----
Business...................................................................  31
Management.................................................................  45
Related Party Transactions.................................................  54
Principal Stockholders.....................................................  56
Description of Capital Stock...............................................  58
Shares Eligible for Future Sale............................................  61
Underwriters...............................................................  63
Legal Matters..............................................................  66
Experts....................................................................  66
Change in Independent Auditors.............................................  66
Where You Can Find Additional Information..................................  66
Index to Consolidated Financial Statements................................. F-1

   Until     , 2000, all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

   Our principal executive offices are located at 9211 Waterford Centre Boulevard, Suite 100, Austin, Texas 78758 and our telephone number is (512) 339-8335. Our world wide web address is http://www.motive.com. The information on our web site is not incorporated by reference into this prospectus. Our world wide web address is not intended to be included as an active hyperlink in this prospectus and has been included only as an inactive textual reference.

   You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

                               PROSPECTUS SUMMARY

   You should read this summary together with the more detailed information and our consolidated financial statements and notes appearing elsewhere in this prospectus. Unless otherwise indicated, all information in this prospectus gives effect to the conversion of all outstanding shares of preferred stock into shares of common stock effective upon the closing of the offering and assumes no exercise of the underwriters' over-allotment option. Unless otherwise indicated, all information in this prospectus relating to the number of shares of our common stock or options is based upon information as of September 30, 2000.

                          MOTIVE COMMUNICATIONS, INC.

   We provide software for the automated delivery of customer service, or e-service, over the internet. Our software products provide technology vendors, service providers and large enterprises with the infrastructure for delivering personalized service over the internet. Unlike traditional telephone, e-mail or chat-based service models, our products are used to build individualized "e-service networks" that allow our customers to deliver superior customer service by interconnecting their customers, partners, suppliers and employees. By providing superior online service, our customers improve value delivery, customer retention and sales.

   Motive-powered e-service networks provide end users with online or off line assistance through the use of automated self-service or by connecting them to a qualified expert for a web-based dialogue. Our technology enables business and technical experts to collaborate on solving problems and answering questions, and to capture automated solutions and answers in a reusable knowledge base. As a result, end users can access an extended network of experts and e-service content, all designed to be highly relevant to the end user and the particular service request. We complement our products with an experienced professional services group that provides turn-key solutions for our customers.

   We have significant strategic customer relationships with leading hardware providers such as Compaq, Dell, Gateway and Hewlett-Packard. We estimate that these personal computer, or PC, manufacturers currently have installed our software on more than 4.7 million PCs and servers to provide e-service to their customers. In addition, these PC manufacturers have acquired licenses to pre-install our software on an estimated tens of millions of PCs and servers. As of September 30, 2000 we had approximately 55 customers across a wide variety of industries, including hardware, software, financial services, telecommunications, retail, and services outsourcing. In addition to the major PC manufacturers, our customers include Electronic Data Systems (EDS), GE Information Services, Intuit, Kmart, LSI Logic, Merrill Lynch, Norwest, Oracle and Peregrine Systems.

                                  THE OFFERING

 Common stock offered................................ 5,000,000 shares
 Common stock to be outstanding after this offering.. 46,814,781 shares
 Use of proceeds..................................... For general corporate purposes, including
                                                      working capital. See "Use
                                                      of Proceeds" for
                                                      additional information on
                                                      how we intend to use the
                                                      proceeds from the
                                                      offering.
 Proposed Nasdaq National Market symbol.............. MOTV

   The foregoing information is based on shares outstanding as of September 30, 2000, and excludes 5,613,707 shares reserved for issuance under our stock plan or issuable on exercise of outstanding options and warrants to purchase shares. See "Capitalization."

                             SUMMARY FINANCIAL DATA

                             Period from
                              Inception                         Nine Months
                             (April 25,       Year Ended      Ended September
                            1997) through    December 31,           30,
                            December 31,  ------------------- -----------------
                                1997       1998       1999     1999      2000
                            ------------- -------  ---------- -------  --------
                                                   (restated)   (unaudited)
                                  (in thousands, except per share data)
Consolidated Statement of
 Operations Data:
Revenue:
  License fees............     $   --     $ 1,380   $  7,031  $ 3,657  $ 12,819
  Services................         --          37      2,130    1,232     6,542
Total revenue.............         --       1,417      9,161    4,889    19,361
Gross margin..............         --         913      6,951    3,744    11,733
Total operating expenses..        942       4,543     19,424    8,751    34,507
Loss from operations......       (942)     (3,630)   (12,473)  (5,007)  (22,774)
Net loss..................     $ (819)    $(3,318)  $(11,788) $(4,579) $(21,636)
Basic and diluted net loss
 per share................     $(0.44)    $ (0.73)  $  (1.20) $ (0.47) $  (1.45)
Shares used in computing
 basic and diluted net
 loss per share...........      1,858       4,554      9,842    9,826    14,968
Pro forma basic and
 diluted net loss per
 share (unaudited)........                          $  (0.53)          $  (0.66)
Shares used in computing
 pro forma basic and
 diluted net loss per
 share (unaudited)........                            22,268             32,839

   The following table presents our summary consolidated balance sheet at September 30, 2000. The pro forma column reflects the conversion of our preferred stock outstanding as of September 30, 2000 into 18,395,581 shares of common stock on completion of this offering. The pro forma as adjusted column reflects our sale of 5,000,000 shares of our common stock in this offering at an assumed initial public offering price of $11.00 per share and the application of the estimated net proceeds. See "Use of Proceeds" and "Capitalization."

                                                   As of September 30, 2000
                                                 ------------------------------
                                                                     Pro Forma
                                                 Actual   Pro Forma As Adjusted
                                                 -------  --------- -----------
                                                        (in thousands)
                                                          (unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents....................... $ 5,830   $ 5,830   $ 54,795
Working capital.................................  28,625    28,625     77,590
Total assets....................................  68,608    68,608    117,573
Long-term debt, net of current portion..........     617       617        617
Redeemable convertible preferred stock, net.....  53,521        --         --
Total stockholders' equity (deficit)............  (4,050)   49,471     98,436

   Unless otherwise indicated, all information contained in this prospectus:

  . assumes that the underwriters' over-allotment option will not be exercised;

  . except as noted in the historical financial statements, gives effect to the conversion of all outstanding shares of preferred stock into 18,395,581 shares of common stock; and

  . excludes 74,984 shares issuable upon exercise of outstanding warrants with an exercise price of $4.00 per share.

                                 RISK FACTORS

   This offering and an investment in our common stock involve a high degree of risk. You should carefully consider the following risk factors and the other information in this prospectus, including our consolidated financial statements and the related notes, before investing in our common stock. Our business, operating results or financial condition could be seriously harmed by any of the following risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related To Our Business

   We are an early stage company, therefore we have only a limited operating history with which you can evaluate our business and prospects.

   We were founded in April 1997 and began operations in May 1997. Accordingly, we have only a limited operating history with which you can evaluate our business and our prospects. In addition, our prospects must be considered in light of the risks encountered by companies in the early stages of development in the Internet service and support software market. Some of the risks we face include:

  .  attracting new customers;

  .  increasing the usage of our software by our existing customers;

  .  developing our sales and marketing capabilities; and

  .  managing our growth effectively.

If we fail to manage these risks successfully, our business could be harmed.

   We expect to incur losses in the future and our prospects for profitability are uncertain.

   We have never been profitable. We have incurred net losses in every fiscal period since we began operations, and as of September 30, 2000, we had an accumulated deficit of approximately $37.6 million. We will need to generate significant additional revenue to achieve profitability. Given the uncertainty of generating significant additional revenue, we are not certain when we will become profitable. If we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis.

   We have not been able to fund our operations from cash generated by our business, and we may not be able to do so in the future.

   We have principally financed our operations to date through the private placement of shares of our preferred stock. If we do not generate sufficient cash from our business to fund operations, our growth could be limited unless we are able to obtain additional capital through equity or debt financings. Our inability to grow as planned may reduce our chances of achieving profitability.

   We recently moved to a term-based revenue model, which is unproven. If our customers do not agree to license our software under term licenses, or renew their term licenses, we would lose a recurring revenue stream.

   During 1999, we moved to a revenue model based on licensing our software on a term basis, requiring periodic renewal for continuing use instead of relying exclusively on licenses giving our customers a perpetual right to use our software. In light of our limited operating history, we do not know whether we will generate sufficient revenue from term-based licenses or whether our term customers will renew when the term of their licenses end. If a significant portion of our customers were to elect not to renew their term-based licenses for our software or insist on perpetual licenses instead of term licenses, we would lose a recurring revenue stream on which we base our business model. Loss of a term-based revenue stream could cause our revenue to decline and harm our business, operating results and financial condition.

   Our quarterly financial results fluctuate and may be difficult to predict and, if our future results are below the expectations of the public market analysts and investors, the price of our common stock may decline.

   Our quarterly revenue and results of operations may be difficult to predict. We have experienced, and expect to continue to experience, fluctuations in revenue and operating results from quarter to quarter. As a result, we believe that quarter to quarter comparisons of our revenue and operating results are not necessarily meaningful, and that such comparisons may not be accurate indicators of future performance. The reasons for these fluctuations include, but are not limited to:

  .  the timing of sales of our software;

  .  our revenue mix;

  . the rate of end user acceptance of our software where our licenses have fees based on usage;

  . the amount and timing of operating costs related to the expansion of our business, operations and infrastructure;

  .  demand for our e-service infrastructure and application software;

  . our utilization and billing rates for our professional services personnel;

  .  changes in our pricing policies or our competitors' pricing policies;
     and

  .  the timing of new hires.

   We plan to significantly increase our operating expenses to expand our sales and marketing operations and fund greater levels of research and development. Our operating expenses, which include sales and marketing, research and development and general and administrative expenses, are based on our expectations of future revenue and are relatively fixed in the short term. If revenue falls below our expectations in a quarter and we are not able to quickly reduce our spending in response, our operating results for that quarter could be harmed. It is likely that in some future quarter our operating results may be below the expectations of public market analysts and investors and, as a result, the price of our common stock may fall.

   Variations in our sales cycle could impact the timing of our revenue, causing our quarterly operating results to fluctuate.

   The period between our initial contact with a potential customer and the purchase of our software and services is often long and subject to delays associated with the budgeting, approval, and competitive evaluation processes that frequently accompany significant capital expenditures. Our sales cycle can vary substantially, from one week to nine months or more depending on the customer and the size of the transaction. A lengthy sales cycle may have an impact on the timing of our revenue, which in turn could cause our quarterly operating results to fluctuate. We believe that a customer's decision to purchase our software and services is discretionary, involves a significant commitment of resources, and is influenced by customer budgetary cycles. To successfully sell our software and services, we must educate our potential customers regarding their use and benefits, which can require significant time and resources.

   Our strategy for developing e-service networks based on our software relies on our customers reselling our software to their customers and business partners. If our customers are unsuccessful in reselling our software, we may lose important sales and marketing opportunities.

   We are designing our software so that our customers can link themselves across the internet to their customers and their business partners through "service networks" that enable collaborative e-service to the end user. To establish these networks, we expect some of our customers to resell our products to their business partners and end user customers, sharing their revenues with us on these sales, while creating opportunities to sell additional and upgraded products to these additional customers. In the future, we plan to derive a significant portion of our revenue from these resale licenses and "cross selling" opportunities. In particular, the success of our MotiveNet Server product depends on the marketing efforts of our technology customers to sell e-service networks implemented using our software. Our customers are under no obligation to recommend or resell our products. These companies could recommend or resell the products of other companies or sell their own products. Our failure to create a market for service networks, the failure of our customers to successfully market service networks using our products or a significant shift by our customers toward favoring competing products could negatively affect our future revenue.

   We may not be able to increase market awareness and increase revenue from software sales if we do not expand our sales and distribution capabilities.

   We need to substantially expand our direct and indirect sales and distribution efforts, both domestically and internationally, in order to increase market awareness and sales of our software and the related services we offer. We have recently expanded our direct sales force and plan to hire additional sales personnel. Competition for qualified sales and marketing personnel is intense, and we might not be able to hire and retain adequate numbers of such personnel to maintain our growth. New hires will require training and take time to achieve full productivity. Our competitors have attempted to hire our employees away from us and we expect that they will continue to do so. We also plan to expand our relationships with system integrators, enterprise software vendors and other third-party resellers to further develop our indirect sales channel. As we continue to develop our indirect sales channel, we will need to manage potential conflicts between our direct sales force and third-party reselling efforts.

   Our operating results may decline and our customers may become dissatisfied if we do not expand our professional services organization.

   We cannot be certain that we can attract or retain a sufficient number of highly qualified professional services personnel and we cannot be certain that our professional services business will ever achieve profitability. Clients that license our software typically engage our professional services organization to assist with installation, training, consulting and implementation of our software. We believe that growth in our software sales depends on our ability to provide our clients with these services. As a result, we plan to increase the number of services personnel to meet these needs. New services personnel will require training and education and take time to reach full productivity. We may not be able to recruit the services personnel we need since competition for qualified services personnel is intense. We are in a new market and only a limited number of individuals have the skills needed to provide the services that our clients require. To meet our needs for services personnel, we may also need to use more costly third-party consultants to supplement our own professional services organization.

   We may be unable to attract necessary third-party service providers, which could affect our ability to provide support, consulting and implementation services for our products and negatively affect our sales.

   There may be a shortage of third-party service providers to assist our customers with the implementation of our products. We do not believe our professional services organization will be able to fulfill the expected demand for support, consulting and implementation services for our products. We are actively attempting to supplement the capabilities of our professional services organization by attracting and educating third-party service providers and consultants to also provide these services. We may not be successful in attracting these third-party providers or maintaining the interest of current third-party providers. In addition, these third parties may not devote enough resources to these activities. A shortfall in service capabilities may affect our ability to sell our software.

   An important component of our license fees depends on end users adopting our products.

   Pricing for our software licenses typically includes a usage component that increases the price based on the number of end users that are provided support services through our software. As a result, our revenues depend in part on expansion of usage. We make considerable effort to educate our customers about the benefits of our software and to suggest programs to increase the usage of our software after it has been licensed. Despite our efforts to promote usage of our software, implementation of programs designed to increase usage and actual usage of our software is largely beyond our control. Any failure to increase usage could limit the revenues that we can realize from our software and could cause our revenue to fall short of expectations.

   We must achieve broad adoption and acceptance of our new products in order to increase our revenue and market share.

   We expect that our future financial performance will depend significantly on revenue from new products, such as MotiveNet Server, as well as from enhancements to our existing products. We began shipping MotiveNet Server in April 2000. There are significant risks inherent in product introductions, such as MotiveNet Server. Market acceptance of these products will depend on a market developing for internet-based service and support software, particularly with respect to the establishment of service networks and question and answer assistance for web sites. The success of MotiveNet Server will also depend on the marketing efforts of our customers who will be marketing MotiveNet to their customers. We cannot be certain that our new products or future enhancements to existing products will meet customer performance needs or expectations when shipped or that they will be free of significant software defects or bugs. If they do not meet customer needs or expectations, for whatever reason, upgrading or enhancing these products could be costly and time consuming.

   We have experienced significant growth in our business in recent periods and we may not be able to manage our future growth efficiently or profitably.

   Our ability to successfully offer software and related services and implement our business plan in a rapidly evolving market requires an effective planning and management process. We have increased, and plan to continue to increase, the scope of our operations at a rapid rate. The number of people we employ has grown and will continue to grow substantially. As of September 30, 2000, we had a total of 267 employees, compared to 117 employees as of December 31, 1999. Future expansion efforts could be expensive and may strain our managerial and other resources. To manage future growth effectively, we must maintain and enhance our financial and accounting systems and controls, integrate new personnel and manage expanded operations. If we do not manage growth properly, it could harm our business, operating results and financial condition.

   Our customer base is concentrated and loss of a major customer could cause our revenue to decline.

   For the nine months ended September 30, 2000, three of our customers each accounted for more than 10% of our total revenue in the period. Collectively, these customers represented 56% of our total revenue for the nine months ended September 30, 2000. Five of our customers in 1998 and two of our customers in 1999 each accounted for more than 10% of our total revenue in those periods. Collectively, these customers represented 74% of our total revenue in 1998 and 59% in 1999. We may continue to derive a significant portion of our revenue from a relatively small number of customers in the future. If a major customer decided not to renew its license to use our software, our revenue could decline and our operating results and financial condition could be harmed.

   We may find it difficult to integrate potential future acquisitions, which could disrupt our business, dilute stockholder value and adversely affect our operating results.

   We may acquire other businesses in the future, which would complicate our management's tasks. We may need to integrate operations that have different and unfamiliar corporate cultures. These integration efforts may not succeed or may distract management's attention from existing business operations. Our failure to successfully manage future acquisitions could seriously harm our business. Also, our existing stockholders' ownership would be diluted if we financed our acquisitions by issuing equity securities. If any acquisition were to be accounted for using the purchase method, we could be required to amortize goodwill or incur in-process research and development or other charges in connection with the acquisition.

   The online customer care industry is highly competitive and we may not be able to compete effectively.

   The market for our products is intensely competitive, subject to rapid change and significantly affected by new product introductions and other market activities of industry participants. Although we do not currently compete against any one entity with respect to all aspects of our e-service solutions, our solutions compete against various vendors' software products designed to accomplish specific elements of e-service. See "Business-- Competition."

   Our current and potential competitors may have longer operating histories, significantly greater financial, technical, and other resources or greater name recognition than we do. Our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements. Competitive pressures could reduce our market share or require us to reduce the price of our products, either of which could harm our business and operating results.

   If our software contains defects, we could lose customers and revenue.

   Software as complex as ours often contains known and undetected errors or performance problems. Many serious defects are frequently found during the period immediately following introduction of new software or enhancements to existing software. Although we attempt to resolve all errors that we believe would be considered serious by our customers, our software is not error-free. Undetected errors or performance problems may be discovered in the future and known errors considered minor by us may be considered serious by our customers. This could result in lost revenue or delays in customer acceptance and would be detrimental to our reputation, which could harm our business, operating results and financial condition.

   If we cannot develop our software in a timely and effective manner, our operating results could suffer.

   Because of the complexity of our software, internal quality assurance testing and customer testing may reveal product performance issues or desirable feature enhancements that could lead us to postpone the release of new versions of our software. In addition, the reallocation of resources associated with any postponement could cause delays in the development and release of future enhancements to our currently available software. We may not be able to successfully complete the development of currently planned or future enhancements in a timely and efficient manner. Any such failure or delay could harm our operating results.

   Our executive officers and certain key personnel are critical to our business and these officers and key personnel may not remain with us in the future.

   Our future success depends upon the continued service of our executive officers and other key personnel and none of our officers or key employees is bound by an employment agreement for any specific term. If we lose the services of one or more of our executive officers or key employees, or if one or more of them decide to join a competitor or otherwise compete directly or indirectly with us, our business, operating results and financial condition could be harmed. In particular, Scott Harmon, our President and Chief Executive Officer, would be particularly difficult to replace. We possess key man life insurance for Scott Harmon, Mike Maples, Jr., Tom Bereiter and Brian Vetter.

   Failure to manage our international expansion effectively could cause our domestic and international operating results to suffer.

   We intend to expand our international sales efforts in the future. We have very limited experience in marketing, selling and supporting our software and services abroad. To date, we have recognized no revenue on sales to customers outside of North America. Expansion of our international operations will require a significant amount of attention from our management and substantial financial resources. If we are unable to grow our international operations successfully and in a timely manner, our business and operating results could be harmed. In addition, doing business internationally involves additional risks, particularly:

  .  fluctuating currency exchange rates;

  .  greater difficulty in staffing and managing foreign operations;

  .  longer payment cycles;

  . unexpected changes in regulatory requirements, taxes, trade laws and tariffs;

  .  restrictions on repatriation of earnings;

  .  differing labor regulations;

  . changes in a specific country's or region's political or economic conditions;

  .  differing intellectual property rights;

  . more restrictive privacy regulations in different countries, particularly in the European Union; and

  . restrictions on the export of sensitive U.S. technologies such as data security and encryption.

   We currently have operations in the United Kingdom and Switzerland and expect to commence operations in Germany and France by the end of the year. European software customers generally have seasonal purchasing patterns, particularly in the summer. These seasonal purchasing patterns could harm our operating results. In the future, we intend to expand our sales efforts into Asia, a region where certain countries have suffered or are susceptible to recessions that could lead to increased governmental ownership or regulation of the economy, higher interest rates and spiraling inflation. Any of these influences could harm our operating results.

   Additional governmental regulation relating to the internet may increase our costs of doing business or require changes in our business model.

   We are subject to regulations applicable to businesses generally and laws or regulations directly applicable to companies utilizing the internet. Although there are currently few laws and regulations directly applicable to the internet, it is possible that a number of laws and regulations may be adopted with respect to the internet. These laws could cover issues like user privacy, pricing content, intellectual property, distribution, taxation, antitrust, legal liability and characteristics and quality of products and services. The adoption of any additional laws or regulations could decrease the demand for our products and services and increase our cost of doing business or otherwise harm our business or prospects.

   Moreover, the applicability to the internet of existing laws in various jurisdictions governing issues like property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve. For example, tax authorities in a number of states are currently reviewing the appropriate tax treatment of businesses engaged in e-commerce. New state tax regulations may subject our customers or our services to additional state sales and income taxes. Any new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the internet and commercial online services could harm our ability to conduct business and harm operating results.

   If we are unable to protect our intellectual property, we may lose a valuable asset, experience reduced market share, or incur costly litigation to protect our rights.

   Our success depends, in part, upon our proprietary technology and other intellectual property rights. To date, we have relied primarily on a combination of copyright, trade secret, trademark and patent laws, and nondisclosure and other contractual restrictions on copying and distribution to protect our proprietary technology. Litigation to enforce our intellectual property rights or protect our trade secrets could result in substantial costs and may not be successful. Any inability to protect our intellectual property rights could seriously harm our business, operating results and financial condition. In addition, the laws of certain foreign countries may not protect our intellectual property rights to the same extent as do the laws of the United States. Our means of protecting our intellectual property rights in the United States or abroad may not be adequate to fully protect our intellectual property rights.

   Our product shipments could be delayed if third-party software incorporated in our products is no longer available.

   We integrate third-party software from multiple sources as components of our software. This third-party software may not continue to be available to us on commercially reasonable terms. For instance, we license software from Verity to provide search engine capability for our AnswerWeb product. We also license security and encryption technology from RSA Data Security. The Verity agreement expires on May 18, 2003, and the RSA agreement continues indefinitely unless terminated in the event of a material default by either party, insolvency, or unless we terminate for convenience on 90-days' written notice. If we cannot maintain licenses to key third-party software, such as the Verity search engine technology or the RSA security and encryption technology, shipments of our products could be delayed until equivalent software could be developed or licensed and integrated into our products, which could materially adversely affect our business, operating results and financial condition.

   Claims that we infringe upon third parties' intellectual property rights could be costly to defend or settle.

   Litigation regarding intellectual property rights is common in the internet and software industries. We expect that internet technologies and software products and services may be increasingly subject to third-party infringement claims as the number of competitors in our industry segment grows and the functionality of products in different industry segments overlaps. We may from time to time encounter disputes over rights and obligations concerning intellectual property. Although we believe that our intellectual property rights are sufficient to allow us to market our software without incurring liability to third parties, third parties may bring claims of infringement against us. Such claims may be with or without merit. Any litigation to defend against claims of infringement or invalidity could result in substantial costs and diversion of resources. Furthermore, a party making such a claim could secure a judgment that requires us to pay substantial damages. A judgment could also include an injunction or other court order that could prevent us from selling our software. Although we possess insurance to cover damages and costs sustained in an intellectual property infringement suit brought against us, there is no guarantee that our insurance would be enough to cover the full amount of any loss we might suffer. Our business, operating results and financial condition could be harmed if any of these events occurred.

   In addition, we have agreed, and may agree in the future, to indemnify certain of our customers against claims that our software infringes upon the intellectual property rights of others. We could incur substantial costs in defending ourselves and our customers against infringement claims. In the event of a claim of infringement, we and our customers may be required to obtain one or more licenses from third parties. We, or our customers, may be unable to obtain necessary licenses from third parties at a reasonable cost, if at all. Defense of any lawsuit or failure to obtain any such required licenses could harm our business, operating results and financial condition.

   If we become subject to product liability claims, they could be time consuming and costly to defend.

   Since our customers use our software to provide services to their own customers, errors, defects or other performance problems could result in financial or other damages to our customers. They could seek damages from us for losses associated with these errors, defects or other performance problems. If successful, these claims could have a material adverse effect on our business, operating results or financial condition. Although we possess product liability insurance and are in the process of obtaining errors and omissions insurance, there is no guarantee that our insurance would be enough to cover the full amount of any loss we might suffer. Although our license agreements typically contain provisions designed to limit our exposure to product liability claims, existing or future laws or unfavorable judicial decisions could negate these limitation of liability provisions. We have not experienced any product liability claims to date. However, a product liability claim brought against us, even if unsuccessful, could be time consuming and costly to defend and could harm our reputation.

Risks Relating To Our Industry

   We must successfully respond to evolving developments in the market for internet-based service and support software or we will lose market share and our business could fail.

   Our market is characterized by rapidly changing technology, evolving industry standards and frequent new product announcements. To be successful, we must adapt to our rapidly changing market by continually improving the performance, features and reliability of our software and related services. We could incur substantial costs to modify our software, services or infrastructure in order to adapt to these changes. Our business could be harmed if we incur significant costs without adequate results, or if we are unable to adapt rapidly to these changes.

   If the new and evolving market for internet-based service and support software does not continue to develop or potential customers prefer traditional methods of providing service and support, our business could fail.

   The market for internet-based service and support software is new and rapidly evolving. We expect that we will continue to need intensive marketing and sales efforts to educate prospective clients about the uses and benefits of our products and services. Accordingly, we cannot be certain that a viable market for our products will emerge or be sustainable. Most enterprises have already invested substantial resources in traditional methods of providing service and support and may be reluctant or slow to adopt a new approach that may replace, limit or compete with their existing systems.

   Because our software is designed to support businesses operating over the internet, our success depends on the continued growth and levels of performance of internet usage.

   The market for internet-based service and support software is relatively new and is evolving rapidly. Our future revenue and any future profits depend upon the widespread acceptance and use of the internet as an effective medium for providing service and support. The failure of the internet to continue to develop as a commercial or business medium could harm our business, operating results and financial condition. The acceptance and use of the internet for providing service and support could be limited by a number of factors, such as the growth and use of the internet in general, the relative ease of conducting business on the internet, concerns about transaction security and taxation of transactions on the internet.

   Since our products are primarily designed to support PCs and PC-based networks, a decline in PC growth rates would negatively impact our revenue growth rates.

   We expect that the underlying PC unit growth rate and percentage of new PCs acquired as replacement units will directly impact our software revenue growth. Additionally, to the extent that companies are able to develop limited-use computing devices that take the place of PCs or require less support and service, these devices may create less demand for our software than traditional PCs. The PC shipment growth rate may continue to decrease, the replacement rate may continue to decrease and limited-use computing devices may continue to take the place of traditional PCs, reducing future software revenue opportunities.

   Because our software uses the internet to support businesses operating over the internet and utilizes our customers' internal networks, our success depends on the ability of the internet to support e-commerce transactions on our customers' internal networks.

   The recent growth in internet traffic has caused frequent periods of decreased performance. If internet usage continues to grow rapidly, its infrastructure may not be able to support these demands and its performance and reliability may decline. If outages or delays on the internet occur frequently or increase in frequency, end users may become reluctant to rely on internet based service and support and business-to-business electronic commerce, or B2B e-commerce, could grow more slowly or decline, which may reduce the demand for our software and services. The ability of our products to satisfy our customers' needs is ultimately limited by and dependent upon the speed and reliability of both the internet and our customers' internal networks. Consequently, the emergence and growth of the market for our software depends upon improvements being made to the internet as well as to our individual customers' networking infrastructures to alleviate overloading and congestion. If these improvements are not made, the ability of our customers to utilize our solution will be hindered, and our business, operating results and financial condition may suffer.

  Increased security risks of online commerce may deter future use of our software and e-services.

   A fundamental requirement to conduct internet-based e-service, particularly across internet-based service networks, is the secure transmission of confidential information over public networks. Advances in computer capabilities, new discoveries in the field of cryptography, or other developments may result in a compromise or breach of the security features contained in our software or the algorithms used by our customers and their business partners to protect content and e-service transactions across the internet or proprietary information in our customers' and their business partners' databases. Anyone who is able to circumvent security measures could misappropriate proprietary, confidential customer information or cause interruptions in our customers' operations or those of their business partners or end users. Our customers and their business partners and end users may be required to incur significant costs to protect against security breaches or to alleviate problems caused by breaches, reducing their demand for our software. Further, a well-publicized compromise of security could deter end users from using the internet for e-service that involves transmitting confidential information. The failure of the security features of our software to prevent security breaches, or well-publicized security breaches affecting the internet in general, could significantly harm our business, operating results and financial condition.

   Internet-related laws could limit the market for our software.

   Regulation of the internet is largely unsettled. The adoption of laws or regulations that increase the costs or administrative burdens of doing business using the internet could cause companies to seek an alternative means of transacting business. If the adoption of new internet laws or regulations causes companies to seek alternative methods for conducting business, the demand for our software could decrease and our business could be adversely affected.

Risks Relating To This Offering

   Because certain existing stockholders own a large percentage of our voting stock, other stockholders' voting power may be limited.

   Following this offering, it is anticipated that our executive officers, directors and their affiliates will beneficially own or control approximately 44% of our common stock. Together with entities owning 5% or more of our outstanding shares of common stock, this group controls 27,034,603 shares of common stock, or approximately 65% of the outstanding shares of our stock. As a result, if such persons act together, they will have the ability to control all matters submitted to our stockholders for approval, including the election and removal of directors and the approval of any merger, consolidation or sale of all or substantially all of our assets. These stockholders may make decisions that are adverse to your interests. See our discussion under the caption "Principal Stockholders" for more information about ownership of our outstanding shares.

   Future sales of our common stock may depress our stock price.

   Approximately 35,371,137 shares of our common stock can be sold in the public market 180 days after the offering. If substantial amounts of our common stock were to be sold in the public market following this offering, the market price of our common stock could fall. In addition, such sales could create the perception to the public of difficulties or problems with our software and services. As a result, these sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. For a more detailed discussion of shares eligible for sale after the offering, see "Shares Eligible for Future Sale."

   We have substantial discretion as to how to use the offering proceeds, and the investment of these proceeds may not yield a favorable return.

   The net proceeds of this offering are not allocated for specific purposes. Thus, our management has broad discretion over how these proceeds are used and could spend these proceeds in ways with which our stockholders may not agree. The proceeds may be invested in ways that do not yield favorable returns.

   Our securities have no prior market, and our stock price may decline after the offering.

   Before this offering, there has not been a public market for our common stock. An active public market for our common stock may not develop or be sustained after this offering. The initial public offering price has been determined by negotiations between representatives of the underwriters and us. The trading market price of our common stock may decline below our initial public offering price.

   Internet-related stock prices are especially volatile and this volatility may depress our stock price.

   The stock market, and specifically the stock prices of internet-related companies, has been very volatile. This volatility is often not related to the operating performance of the companies. This broad market and industry volatility may reduce the price of our common stock, without regard to our operating performance. Due to this volatility, the market price of our common stock could significantly decrease.

   Fluctuations in our common stock's price may affect our visibility and credibility in the B2B e-service market. In the event of broad fluctuations in the market price of our common stock, you may be unable to resell your shares at or above the offering price.

   Securities class action litigation has often been brought against companies that experience volatility in the market price of their securities. Litigation brought against us could result in substantial costs to us in defending against a lawsuit and management's attention could be diverted from our business.

   As a new investor, you will experience immediate and substantial dilution in the value of the common stock.

   The initial public offering price of our common stock will be substantially higher than the book value per share of the outstanding common stock. As a result, investors purchasing common stock in this offering will incur immediate dilution of $9.34 per share, assuming that we sell 5,000,000 shares at an initial offering price of $11.00 per share. An aggregate unrealized gain of approximately $384 million will be incurred by our current stockholders as a result of the initial public offering, assuming an initial offering price of $11.00 per share.

   We have implemented certain anti-takeover provisions that could make it more difficult for a third party to acquire us.

   Provisions of our certificate of incorporation and our by-laws, as well as Delaware law, could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. See "Description of Capital Stock -- Anti-takeover Effects of Provisions of Our Certificate of Incorporation, By-laws and Delaware Law."

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," and elsewhere in this Prospectus constitute forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially.

   Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results.

                                USE OF PROCEEDS

   Our net proceeds from the sale of the 5,000,000 shares of common stock in this offering are estimated to be $49 million, assuming an initial public offering price of $11.00 per share, and after deducting estimated offering expenses of approximately $2.2 million and estimated underwriting discounts and commissions. The net proceeds of this offering are estimated to be $55.4 million if the underwriters' over-allotment option is exercised in full. We will not receive any portion of the net proceeds received by the selling stockholders if the over-allotment option is exercised.

   The primary purposes of this offering are to obtain additional equity capital, create a public market for our common stock and facilitate future access to public markets. We expect to use the net proceeds for general corporate purposes, including working capital. A portion of the net proceeds may also be used for the acquisition of businesses that are complementary to ours. However, we have no current plans, agreements or commitments and are not currently engaged in any negotiations with respect to any such transaction. Pending such uses, we will invest the net proceeds of this offering in investment grade, interest-bearing securities.

                                DIVIDEND POLICY

   We have not paid any cash dividends since our inception and do not intend to pay any cash dividends in the foreseeable future.

                               PREEMPTIVE RIGHTS

   Certain holders of shares of our preferred stock have a preemptive right to purchase shares of common stock sold in this offering at the initial offering price. This right to purchase shares is limited to 7% of the shares offered. The stockholders with preemptive rights are purchasing 350,000 of the shares issued in this offering. Shares purchased by these stockholders under their preemptive rights reduce the number of shares available to new investors in this offering.

                                CAPITALIZATION

   The following table sets forth our capitalization as of September 30, 2000. The pro forma information reflects, on completion of this offering, the filing of an amended and restated certificate of incorporation to provide for authorized capital stock of 500,000,000 shares of common stock and 10,000,000 shares of undesignated preferred stock and the conversion of all shares of preferred stock outstanding as of September 30, 2000 into 18,395,581 shares of common stock. The pro forma as adjusted information reflects the receipt of the estimated net proceeds from the sale by us of 5,000,000 shares of common stock in this offering at an assumed initial offering price of $11.00 per share. The outstanding share information excludes 4,797,351 shares of common stock issuable on exercise of outstanding options as of September 30, 2000 with a weighted average exercise price of $4.30 per share, 741,372 shares of common stock reserved for issuance under our stock plan as of September 30, 2000 and 74,984 shares of capital stock issuable on exercise of warrants with an exercise price of $4.00 per share. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and accompanying notes.

                                                   As of September 30, 2000
                                                --------------------------------
                                                                      Pro Forma
                                                 Actual   Pro Forma  As Adjusted
                                                --------  ---------  -----------
                                                 (in thousands, except share
                                                            data)
                                                         (unaudited)
Long-term debt, net of current portion......... $    617  $    617    $    617
                                                --------  --------    --------
Redeemable convertible preferred stock, net:
 Preferred stock, $0.001 par value, 18,648,111
  shares authorized, 18,395,581 issued and
  outstanding, actual; none authorized, issued
  and outstanding, pro forma and pro forma as
  adjusted(1)..................................   53,521        --          --
                                                --------  --------    --------
Stockholders' equity (deficit):
 Preferred stock, $0.001 par value, no shares
  authorized, issued and outstanding, actual;
  10,000,000 authorized, none issued and
  outstanding, pro forma and pro forma as
  adjusted.....................................       --        --          --
 Common stock, $0.001 par value, 50,000,000
  shares authorized, 23,419,200 shares issued
  and outstanding, actual; 50,000,000 shares
  authorized, 41,814,781 shares issued and
  outstanding, pro forma; 500,000,000 shares
  authorized, 46,814,781 shares issued and
  outstanding, pro forma as adjusted...........       23        42          47
 Additional paid-in capital....................   43,683    97,185     146,145
 Notes receivable from stockholder.............     (137)     (137)       (137)
 Deferred stock compensation...................  (10,028)  (10,028)    (10,028)
 Other comprehensive income....................      (30)      (30)        (30)
 Accumulated deficit...........................  (37,561)  (37,561)    (37,561)
                                                --------  --------    --------
    Total stockholders' equity (deficit).......   (4,050)   49,471      98,436
                                                --------  --------    --------
    Total capitalization....................... $ 50,088  $ 50,088    $ 99,053
                                                ========  ========    ========

--------
(1) The preferred stock is convertible into common stock upon the closing of a public offering having a per share price of at least $9.92 and gross proceeds of at least $25 million or by the written consent of two-thirds of the Series A preferred holders and 75% of each of the Series B, Series C and Series D preferred stock holders. At the assumed initial offering price and aggregate offering size, the preferred stock will convert into common stock at the closing of this offering.

                                   DILUTION

   The pro forma net tangible book value of our common stock as of September 30, 2000, giving effect to the conversion of all shares of preferred stock outstanding as of September 30, 2000 into common stock on the closing of this offering was $28.8 million, or approximately $0.69 per share. Pro forma net tangible book value per share represents the amount of our stockholders' equity less intangible assets, divided by 41,814,781 shares of common stock outstanding after giving effect to the conversion of the preferred stock outstanding as of September 30, 2000 into shares of common stock.

   Net tangible book value dilution per share to new investors represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the pro forma net tangible book value per share of common stock immediately after completion of this offering. After giving effect to the sale by us of 5,000,000 shares of common stock in this offering at an assumed initial offering price of $11.00 per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses and the application of the estimated net proceeds from this offering, our pro forma net tangible book value as of September 30, 2000, would have been $77.8 million, or $1.66 per share. This represents an immediate increase in net tangible book value of $0.97 per share to existing stockholders and an immediate dilution in net tangible book value of $9.34 per share to purchasers of common stock in this offering. The following table illustrates the per share dilution:

  Assumed initial public offering price per share..............         $ 11.00
   Pro forma net tangible book value per share as of September
    30, 2000................................................... $  0.69
   Increase per share attributable to new investors............    0.97
                                                                -------
  Pro forma net tangible book value per share after this
   offering....................................................            1.66
                                                                        -------
  Dilution per share to new investors..........................         $  9.34
                                                                        =======

   The following table sets forth on a pro forma basis as of September 30, 2000, after giving effect to the difference between the number of shares of common stock purchased from us, the total consideration paid to us and the average price paid by existing stockholders and by new investors, before deduction of estimated discounts and commissions and estimated offering expenses payable by us:

                                Shares Purchased  Total Consideration   Average
                               ------------------ --------------------   Price
                                 Number   Percent    Amount    Percent Per Share
                               ---------- ------- ------------ ------- ---------
Existing Stockholders......... 41,814,781   89.3% $ 75,883,213   58.0%  $ 1.81
New Investors.................  5,000,000   10.7  $ 55,000,000   42.0   $11.00
                               ----------  -----  ------------  -----
    Total..................... 46,814,781  100.0% $130,883,213  100.0%
                               ==========  =====  ============  =====

   Assuming the underwriters' over-allotment is exercised in full, sales by us and the selling stockholders in this offering will reduce the number of shares held by existing stockholders to 41,689,781, or 87.9% of the total number of shares of common stock outstanding after this offering and will increase the number of shares held by new investors to 5,750,000, or 12.1%.

   As of September 30, 2000, there were options outstanding to purchase a total of 4,797,351 shares of common stock at a weighted average exercise price of $4.30 per share and warrants outstanding to purchase a total of 74,984 shares of capital stock at an exercise price of $4.00 per share. To the extent outstanding options or warrants are exercised, there will be further dilution to new investors.

                            SELECTED FINANCIAL DATA

   The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus. The selected consolidated statement of operations data for the period from inception (April 25, 1997) through December 31, 1997 and the years ended December 31, 1998 and 1999 and the selected consolidated balance sheet data at December 31, 1998 and 1999, are derived from the audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated balance sheet data at December 31, 1997, are derived from the audited consolidated financial statements not included in this prospectus. The selected consolidated balance sheet data as of September 30, 2000 and the selected consolidated statement of operations data for the nine months ended September 30, 1999 and 2000 are derived from unaudited consolidated financial statements which, in management's opinion, include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of our financial position and results of operations for those periods. The historical results are not necessarily indicative of results to be expected in any future period.

                            Period from                          Nine Months
                             Inception         Year Ended      Ended September
                          (April 25, 1997)    December 31,           30,
                          through December ------------------- -----------------
                              31, 1997      1998       1999     1999      2000
                          ---------------- -------  ---------- -------  --------
                                                    (restated)   (unaudited)
                                 (in thousands, except per share data)
Consolidated Statement
 of Operations Data:
Revenue:
 License fees...........       $   --      $ 1,380   $  7,031  $ 3,657  $ 12,819
 Services...............           --           37      2,130    1,232     6,542
                               ------      -------   --------  -------  --------
    Total revenue.......           --        1,417      9,161    4,889    19,361
Cost of revenue:
 License fees...........           --           82        244      161       409
 Services...............           --          422      1,966      984     7,219
                               ------      -------   --------  -------  --------
    Total cost of
     revenue............           --          504      2,210    1,145     7,628
                               ------      -------   --------  -------  --------
Gross margin............           --          913      6,951    3,744    11,733
                               ------      -------   --------  -------  --------
Operating expenses:
 Sales and marketing....          178        1,947      6,339    4,251    13,844
 Research and
  development...........          471        1,859      3,713    2,609     5,555
 General and
  administrative........          286          732      1,946    1,284     4,210
 Amortization of
  goodwill and
  intangibles...........           --           --         --       --     6,221
 Amortization of
  deferred stock
  compensation(1).......            7            5        743      168     4,677
 Costs associated with
  spin-off..............           --           --      6,683      439        --
                               ------      -------   --------  -------  --------
    Total operating
     expenses...........          942        4,543     19,424    8,751    34,507
                               ------      -------   --------  -------  --------
Loss from operations....         (942)      (3,630)   (12,473)  (5,007)  (22,774)
Interest income, net....          123          312        685      428     1,138
                               ------      -------   --------  -------  --------
Net loss................       $ (819)     $(3,318)  $(11,788) $(4,579) $(21,636)
                               ======      =======   ========  =======  ========
Basic and diluted net
 loss per share.........       $(0.44)     $ (0.73)  $  (1.20) $ (0.47) $  (1.45)
                               ======      =======   ========  =======  ========
Shares used in computing
 basic and diluted net
 loss per share.........        1,858        4,554      9,842    9,826    14,968
Pro forma basic and
 diluted net loss per
 share (unaudited)......                             $  (0.53)          $  (0.66)
                                                     ========           ========
Shares used in computing
 pro forma basic and
 diluted net loss per
 share (unaudited)......                               22,268             32,839

--------
(1)Amortization of deferred stock compensation relates to the following:

                                     Period from                   Nine Months
                                      Inception      Year Ended       Ended
                                   (April 25, 1997) December 31,  September 30,
                                   through December ------------- -------------
                                       31, 1997      1998   1999  1999   2000
                                   ---------------- ------ ------ -------------
                                                                   (unaudited)
                                                  (in thousands)
Cost of services revenue..........       $--        $  --  $  166 $  16 $   694
Sales and marketing...............        --           --     181    42   2,228
Research and development..........        --           --      70    36     502
General and administrative........         7            5     326    74   1,253
                                         ---        -----  ------ ----- -------
                                         $ 7        $   5  $  743 $ 168 $ 4,677
                                         ===        =====  ====== ===== =======

                                        As of December 31,           As of
                                     --------------------------- September 30,
                                      1997    1998       1999        2000
                                     ------  -------  ---------- -------------
                                                      (restated)  (unaudited)
                                                 (in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents........... $3,843  $ 8,589   $ 6,409      $ 5,830
Working capital.....................  3,813   10,143    22,321       28,625
Total assets........................  4,006   11,683    28,822       68,608
Long-term debt, net of current
 portion............................     --      298       713          617
Redeemable convertible preferred
 stock, net.........................  4,733   14,750    31,155       53,521
Total stockholders' deficit.........   (764)  (4,190)   (7,847)      (4,050)

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion and analysis of the financial condition and results of operations of Motive Communications, Inc. should be read in conjunction with "Selected Financial Data" and Motive's consolidated financial statements and related notes appearing elsewhere in this prospectus. This discussion contains forward-looking statements. These statements reflect our current views with respect to future events and financial performance and are subject to risks, uncertainties and assumptions, including those discussed in "Risk Factors." Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated in the forward-looking statements.

Overview

   We provide e-service software for online customer care. Our software products provide technology vendors, service providers and large enterprises with the infrastructure for delivering personalized service over the internet.

   We were incorporated in April 1997. During the period from inception through December 31, 1997, we were a development-stage company and had no revenue. Our operating activities during this period related primarily to developing products, building corporate infrastructure and raising capital. In July 1998, we released the first version of our software, called the Motive System. Initially, we licensed the Motive System to enterprises primarily for pilot programs that involved limited deployments. In 1998, we grew our organization by hiring personnel in key areas, particularly sales, research and development and marketing. In January 1999, we shipped version 2.0 of our software and sold the system as a suite of three products: Motive Duet, Motive Solo and Motive Studio. We shipped version 3.0 of these products in September 1999 and during 1999 we increased our base of customers to approximately 20. During the first nine months of 2000, we added approximately 35 new customers. To complement our product offerings, we accelerated our investment in professional services in the second half of 1999 and the first half of 2000.

   In January 2000, we acquired Ventix Systems in exchange for a combination of our preferred and common stock that will represent 6,165,333 shares of our common stock after the closing of this offering. We acquired Ventix, a provider of internet-based service solutions for e-business applications, to accelerate our entry into the e-business market. We accounted for the Ventix acquisition using the purchase method of accounting and Ventix has been included in our results of operations from the date of the acquisition. We recorded approximately $26.6 million in goodwill and intangibles in connection with the acquisition. Approximately $270,000 of the purchase price was allocated to in-process research and development and was expensed in the first quarter of 2000.

   To date, we have derived substantially all of our revenue from the license of the Motive product suite and related services. We have a tiered pricing model for our software licenses that typically varies depending on the software provided and the number of end users serviced. During 1999, we migrated from a perpetual licensing model to a term-based licensing model, which we are currently promoting. A customer purchasing a term license has the right to use the Motive product for a specified period of time, as well as the right to receive customer support and product updates at no additional charge during the term of the license. These licenses are generally renewable on an annual basis. We also continue to license the Motive product suite on a perpetual basis.

   We believe a term-based licensing model has several advantages over a perpetual licensing model. Term-based licenses have lower initial price points than perpetual licenses, which reduces selling issues associated with price. Also, we expect sales cycles for term licenses to be shorter than those for perpetual license sales as perpetual license sales are more likely to be constrained by a customers' capital budgeting process. Typically, pricing for the first year of a term license is one-third of the cost of purchasing a perpetual license for an equivalent number of users with an equivalent level of services. Prices charged for services rendered to term and perpetual license customers do not differ significantly. Additionally, over time as customers renew term licenses, we believe our aggregate revenue per customer will be higher and selling costs lower in a term-based model than in a perpetual licensing model. Finally, we believe our ability to forecast near-term quarterly revenue will be improved by using a term-based model.

   License fees revenue includes revenue generated by term and perpetual licenses. Some of our term licenses are sold for a single fee with maintenance. In these cases, we do not have vendor specific objective evidence to determine the fair value of the maintenance component as we do not price or offer maintenance separately in these term license arrangements. Our license fees revenue includes the fees attributable to the term license and maintenance component of these single fee term licenses. Generally, we recognize term license revenue ratably over the period of the agreement. We recognize perpetual license fees when persuasive evidence of an agreement exists, delivery of the product has occurred, no obligations remain, the fee is fixed and determinable and collectibility is probable. If a perpetual license agreement includes a right of acceptance or a right to cancel, revenue is recognized when acceptance is received or the right to cancel has expired.

   Services revenue includes revenue from professional services provided in connection with our perpetual and term licenses and revenue from maintenance provided in connection with our perpetual licenses. For professional services provided in connection with perpetual and term licenses, we provide such services under both fixed-price and time-and-materials arrangements. Professional services provided under fixed-price arrangements generally consist of a package of services such as implementation, integration and training services. We recognize revenue on packaged services as each service element within the package is performed. Professional services provided under time-and-materials arrangements generally consist of blocks of service days that the customer orders which are utilized at the direction of the customer. We recognize revenue on time-and-materials arrangements as the services are performed. We have one arrangement with a customer in which payments are contingent upon completion of specified service milestones and, accordingly, we are recognizing revenue in connection with this arrangement as the specified service milestones are completed. Revenue from maintenance in connection with our perpetual licenses is recognized ratably over the maintenance term, generally one year.

   Customer advances and billed amounts due from customers in excess of revenue recognized are recorded as deferred revenue.

   Cost of license fees revenue includes third-party software royalties, product packaging, documentation and production and shipping costs related to software used by our customers. Cost of services revenue includes salaries and related expenses for our customer support, consulting and training organizations, other costs of providing services to customers, third-party contractor expenses and an allocation of our facilities, communications and depreciation expenses.

   If we continue to add new customers at increasing rates, we will need to continue growing our professional services organization. In that case, our gross margins could be impacted as we incur the costs associated with growing and training our professional services organization prior to recognizing revenue on new licenses or services. However, we expect that term license renewals will have considerably lower professional services costs than new licenses. As a result, to the extent that term renewals increase as a percentage of revenue, we expect a corresponding increase in our gross margins.

   Despite our revenue growth, we have incurred significant losses since inception and, as of September 30, 2000, had an accumulated deficit of approximately $37.6 million. We believe our success depends on further increasing our customer base and on growth in the emerging e-service market. Accordingly, we intend to continue to invest heavily in sales, marketing, services and research and development. Further, we expect to continue to incur substantial operating losses at least through 2001, and our expected increase in operating expenses will require significant increases in revenue in order for us to become profitable.

   We had 267 employees as of September 30, 2000 and intend to hire a significant number of employees in the future. This expansion places significant demands on our management and operational resources. To manage this rapid growth and increased demand, we must invest in and implement scalable operational systems, procedures and controls. We must also be able to recruit qualified candidates to manage our expanding operations. We expect future expansion to continue to challenge our ability to hire, train, manage and retain our employees. Competition is intense for highly qualified technical, sales and marketing and managerial personnel. If our total revenue does not increase relative to our operating expenses, our management systems do not expand to meet increasing demands, we fail to attract, assimilate and retain qualified personnel or our management otherwise fails to manage our expansion effectively, there would be a material adverse effect on our business, financial condition and operating results.

   In view of the rapidly changing nature of our business and our limited operating history, we believe that period-to-period comparisons of revenue and operating results are not necessarily meaningful and should not be relied upon as indications of future performance. For example, we have recently transitioned to a term-based licensing model and we cannot be certain that this model will be successful in generating new licenses or recurring revenues from renewals. Our prospects must be considered in light of the risks, expenses and difficulties encountered by companies at an early stage of development, particularly companies in new and rapidly evolving markets. Additionally, despite our revenue growth during 1999 and the first nine months of 2000, we do not believe that historical growth rates are necessarily sustainable or indicative of future growth.

Results of Operations

   The following table sets forth for the periods indicated our consolidated statements of operations as a percentage of total revenue. During the period from inception to December 31, 1997, no revenue was generated as we were in the development stage; therefore, percentages are not presented for this period.

                                        Year Ended          Nine Months
                                       December 31,     Ended September 30,
                                      ----------------- -------------------
                                      1998      1999      1999        2000
                                      ----   ---------- ---------   ---------
                                             (restated)     (unaudited)
     Revenue:
      License fees..................    97 %      77 %         75 %        66 %
      Services......................     3        23           25          34
                                      ----      ----    ---------   ---------
         Total revenue..............   100       100          100         100
     Cost of revenue:
      License fees..................     6         3            3           2
      Services......................    30        21           20          37
                                      ----      ----    ---------   ---------
         Total cost of revenue......    36        24           23          39
                                      ----      ----    ---------   ---------
     Gross margin...................    64        76           77          61
     Operating expenses:
      Sales and marketing...........   137        69           87          71
      Research and development......   131        41           53          29
      General and administrative....    52        21           26          22
      Amortization of goodwill and
       intangibles..................    --        --           --          32
      Amortization of deferred stock
       compensation.................    --         8            4          24
      Costs associated with spin-
       off..........................    --        73            9          --
                                      ----      ----    ---------   ---------
         Total operating expenses...   320       212          179         178
                                      ----      ----    ---------   ---------
     Loss from operations...........  (256)     (136)        (102)       (117)
     Interest income, net...........    22         7            8           5
                                      ----      ----    ---------   ---------
         Net loss...................  (234)%    (129)%        (94)%      (112)%
                                      ====      ====    =========   =========

Nine Months Ended September 30, 1999 and 2000

   Revenue

   Total revenue increased by $14.5 million from $4.9 million for the nine months ended September 30, 1999 to $19.4 million for the nine months ended September 30, 2000. This increase is attributable to an increase in our customer base. License fee and services arrangements entered into with three customers during the last half of 1999 accounted for 59% of this increase. Two customers accounted for 57% of our total revenue for the nine months ended September 30, 1999 and three customers accounted for 56% of our total revenue for the nine months ended September 30, 2000. Each of these customers individually accounted for more than 10% of our total revenue in the applicable period.

   License Fees. Revenue from license fees increased by approximately $9.1 million from $3.7 million for the nine months ended September 30, 1999 to $12.8 million for the nine months ended September 30, 2000, representing 75% and 66% of our total revenue in the applicable period. The increase in license fees revenue for the nine months ended September 30, 2000 was due primarily to significant license fee arrangements with three customers that were executed in the last half of 1999.

   Services. Our revenue from services increased by $5.3 million from $1.2 million for the nine months ended September 30, 1999 to $6.5 million for the nine months ended September 30, 2000, representing 25% and 34% of our total revenue in the applicable period. The increase in services revenue was attributable to an increase in the number of contracts to perform consulting and training services and growth in the number and size of existing maintenance contracts.

   Cost of Revenue

   Cost of License Fees Revenue. Cost of license fees revenue increased by $248,000 from $161,000 for the nine months ended September 30, 1999 to $409,000 for the nine months ended September 30, 2000, representing 4% and 3% of our license fees revenue in the applicable period. We expect the cost of license fees revenue to increase in absolute dollars as we continue to license third-party software in our products. We have expensed all costs as they have been incurred in the research and development of our software products and enhancements to existing products, and, as a result, cost of license fees revenue includes no amortization of capitalized software development costs.

   Cost of Services Revenue. Cost of services revenue increased by $6.2 million from $984,000 for the nine months ended September 30, 1999 to $7.2 million for the nine months ended September 30, 2000, representing 80% and 110% of our services revenue in the applicable period. The increase in services costs was primarily due to costs incurred in connection with expanding our professional services organization from 11 professionals in September 1999 to 60 in September 2000. We expect the cost of services to increase in absolute dollars for the foreseeable future as we continue to expand our professional services organization and as we invest in hiring and training those new personnel. Our gross margin on services was negatively impacted by these up front hiring and training costs and we expect this trend to continue in the near-term.

   Operating Expenses

   Sales and Marketing. Sales and marketing expenses consist primarily of salaries and related costs of our sales and marketing organizations, sales commissions, travel and entertainment expenses, costs of our marketing programs, including public relations and collateral materials, and rent and facilities costs associated with our regional sales offices. Sales and marketing expenses increased by $9.5 million from $4.3 million for the nine months ended September 30, 1999 to $13.8 million for the nine months ended September 30, 2000, representing 87% and 71% of our total revenue in the applicable period. The increase in absolute dollars was due to growth in our sales and marketing organizations from 34 employees in September 1999 to 92 in September 2000, an increase in sales commissions as sales increased, an increase in the number of regional sales offices as well as the addition of two foreign sales offices during the first quarter of 2000 and an increase of $919,000 in marketing programs.

   We expect to continue to invest heavily in sales and marketing in order to grow revenue. Consequently, we expect to continue to increase the absolute dollar amount of sales and marketing expenses. We also anticipate that sales and marketing expenses may fluctuate as a percentage of total revenue from period to period as new sales personnel are hired and begin to achieve productivity.

   Research and Development. Research and development expenses include expenses associated with the development of new products, enhancements of existing products and quality assurance activities, and consist primarily of employee salaries, benefits, consulting costs and the cost of software development tools. Research and development expenses increased by $3.0 million from $2.6 million for the nine months ended September 30, 1999 to $5.6 million for the nine months ended September 30, 2000, representing 53% and 29% of our total revenue in the applicable period. The increase in absolute dollars was primarily attributable to costs of additional personnel in the research and development organization as headcount increased from 30 at September 30, 1999 to 69 at September 30, 2000.

   We consider technological feasibility of our products to have been reached upon completion of a working model that has met certain performance criteria. The period between achievement of technological feasibility and general release of a product is typically very short, and development costs incurred during that period have not been material. Accordingly, all software development costs have been expensed in the period incurred and we have not capitalized any software development costs to date. We believe that continued investment in research and development is critical to attaining our strategic objectives, and, as a result, we expect research and development expenses to increase significantly in absolute dollars in future periods.

   General and Administrative. General and administrative expenses consist primarily of salaries and occupancy costs for administrative, executive, business development, recruiting and finance personnel, legal and accounting services and certain facilities-related expenses. General and administrative expenses increased by $2.9 million from $1.3 million for the nine months ended September 30, 1999 to $4.2 million for the nine months ended September 30, 2000, representing 26% and 22% of our total revenue in the applicable period. The increase in absolute dollars was due to increased personnel in the administrative, business development, recruiting and finance organizations necessary to support our expanding operations. Total headcount in these departments increased from 17 at September 30, 1999 to 46 at September 30, 2000. We believe general and administrative expenses will continue to grow in absolute dollars as we expect to add personnel to support our expanding operations. However, we expect that, to the extent we continue to achieve revenue growth, general and administrative expenses should continue to decrease as a percentage of our total revenue.

   Amortization of Goodwill and Intangibles. In January 2000, we acquired Ventix Systems in exchange for 6,165,333 shares of our capital stock. We accounted for the Ventix acquisition using the purchase method of accounting and Ventix has been included in our results of operations from the date of the acquisition. We recorded approximately $26.6 million in goodwill and intangibles in connection with the acquisition. Approximately $270,000 of the purchase price was allocated to acquired in-process research and development and was expensed in the first quarter of 2000. Total amortization expense, including the write-off of acquired in-process research and development, for the nine months ended September 30, 2000 was $6.2 million, representing 32% of our total revenue for the period. We plan to amortize substantially all of the balance of the goodwill and intangibles over a three year period.

   Amortization of Deferred Stock Compensation. We recorded total deferred stock compensation of $1.1 million and $12.6 million during the nine months ended September 30, 1999 and 2000, respectively, in connection with stock options granted to employees and consultants. These amounts represent the difference between the exercise price of certain stock option grants or modifications and the deemed fair value of our common stock at the time of such grants or modifications. We are amortizing these amounts over the vesting periods of the applicable options, resulting in amortization expense of $168,000 and $4.7 million for the nine months ended September 30, 1999 and 2000, respectively.

   Interest Income, Net

   Interest income, net consists primarily of interest income earned on our cash and cash equivalents and short-term investments. Interest income, net increased from $428,000 for the nine months ended September 30, 1999 to $1.1 million for the nine months ended September 30, 2000. The increase in interest income, net during this period was primarily due to increased cash and cash equivalents and short-term investment balances as a result of additional preferred stock financings.

Fiscal Years Ended December 31, 1997, 1998 and 1999

   Revenue

   We had no revenue during 1997, as we were in the development stage. Total revenue increased by $7.8 million from $1.4 million in 1998 to $9.2 million in 1999. The increase in 1999 is attributable to an increase in our customer base resulting in substantial growth in both license fees and services revenue. Five customers accounted for 74% of our total revenue during 1998 and two customers accounted for 59% of our total revenue during 1999. Each of these customers individually accounted for more than 10% of our total revenue in the applicable period.

   License Fees. Revenue from license fees increased by approximately $5.6 million from $1.4 million in 1998 to $7.0 million in 1999, representing 97% and 77% of our total revenue for 1998 and 1999, respectively. The increase in license fees in 1999 was due primarily to significant license fee arrangements with three customers.

   Services. Our revenue from services increased by $2.1 million from $37,000 in 1998 to $2.1 million in 1999, representing 3% and 23% of our total revenue for 1998 and 1999, respectively. The increase in services revenue was primarily due to an increase in the number of customers which generally include or lead to contracts to perform consulting and training services as well as growth in the number and size of existing maintenance contracts. As a result, the percentage of revenue attributable to consulting and training services increased substantially during the period.

   Cost of Revenue

   Cost of License Fees Revenue. We had no cost of license fees revenue in 1997, as we were in the development stage and had no license fees revenue. Cost of license fees revenue increased by $162,000 from $82,000 in 1998 to $244,000 in 1999, representing 6% and 3% of license fees revenue, in 1998 and 1999, respectively. We have expensed all costs as they have been incurred in the research and development of our software products and enhancements to existing products, and, as a result, cost of license fees revenue includes no amortization of capitalized software development costs.

   Cost of Services Revenue. Services costs increased from zero in 1997 to $422,000 in 1998 and by $1.5 million to $2.0 million in 1999, representing 1,141% and 92% of services revenue, in 1998 and 1999, respectively. The increase in services costs was primarily due to costs incurred in connection with expanding our professional services organization from eight professionals in 1998 to 20 in 1999.

   Operating Expenses

   Sales and Marketing. Sales and marketing expenses increased by $1.7 million from $178,000 in 1997 to $1.9 million in 1998 and by $4.4 million to $6.3 million in 1999, representing 137% and 69% of total revenue for 1998 and 1999, respectively. The increase in absolute dollars was due to growth in our sales and marketing organizations from 2 employees in 1997 to 15 in 1998 and 38 in 1999, an increase in sales commissions as sales increased, an increase in the number of regional sales offices and an increase of $625,000 in marketing programs.

   Research and Development. Research and development expenses increased by $1.4 million from $471,000 in 1997 to $1.9 million in 1998 and by $1.8 million to $3.7 million in 1999, representing 131% and 41% of total revenue for 1998 and 1999, respectively. The increase in absolute dollars was primarily attributable to costs of additional personnel in the research and development organization as headcount increased from 11 in 1997 to 21 in 1998 and 38 in 1999.

   General and Administrative. General and administrative expenses increased by $446,000 from $286,000 in 1997 to $732,000 in 1998 and by $1.2 million to
$1.9 million in 1999, representing 52% and 21% of total revenue for 1998 and 1999, respectively. The increase in absolute dollars for these periods was due to an increase in personnel in the administrative, recruiting and finance organizations from four professionals in 1997 to eight in 1998 and 21 in 1999.

   Amortization of Deferred Stock Compensation. We recorded total deferred stock compensation of $14,000 in 1997, $38,000 in 1998 and $2.8 million in 1999 in connection with stock options granted to employees and consultants. These amounts represent the difference between the exercise price of certain stock option grants and the deemed fair value of our common stock at the time of such grants. We are amortizing these amounts over the vesting periods of the applicable options, resulting in amortization expense of $7,000 in 1997, $5,000 in 1998 and $743,000 in 1999.

   Costs Associated with Spin-Off. In October 1999, we contributed certain assets of an internal initiative to a newly formed company, All.com, Inc., in exchange for 8,000,000 shares of preferred stock of All.com. All.com provides live one-on-one technical support over the internet directly to small and medium businesses whereas our software provides our customers with the infrastructure for delivery of technical support. The stock was subsequently distributed to our stockholders and optionholders of record on October 29, 1999. We contributed these assets to All.com because we believed that there was an independent market, supporting the end user directly, best addressed through an independent company and that the divestiture of the assets eliminated potential conflicts with our customers, some of whom also provide technical support directly to the end user. As we own only nominal shares of All.com, do not have any control over its affairs and are in a different market than All.com, we believe there are no real or perceived conflicts of interest. In addition, by contributing certain assets to All.com, we were able to focus our efforts on implementing our e-service solutions for technology vendors, service providers and large enterprises. As a result of this transaction, including the partial acceleration of options for our employees who joined All.com, we incurred stock compensation charges of approximately $6.1 million, transaction charges of $73,000 and other costs associated with the spin-off of $461,000. These other costs consisted primarily of salary and direct expenses incurred with respect to the internal initiative prior to spin-off.

   Interest Income, Net

   Interest income, net increased from $123,000 in 1997 to $312,000 in 1998 and to $685,000 in 1999. The increase in interest income, net during these periods was primarily due to increased cash and cash equivalents and short-term investment balances as a result of additional preferred stock financings.

Quarterly Results of Operations

   The following tables set forth our consolidated statement of operations data for the seven quarters ended September 30, 2000, as well as these data expressed as a percentage of our total revenue represented by each item. We believe this information has been prepared on the same basis as the audited consolidated financial statements appearing elsewhere in this prospectus and believe that all necessary adjustments (consisting only of normal recurring adjustments) have been included in the amounts stated below and present fairly the results of such periods when read in conjunction with the audited consolidated financial statements and notes thereto.

                                                        Quarter Ended
                         ---------------------------------------------------------------------------------
                          Mar. 31,    June 30,   Sept. 30,    Dec. 31,    Mar. 31,    June 30,   Sept. 30,
                            1999        1999        1999        1999        2000        2000       2000
                         ----------  ----------  ----------  ----------  ----------  ----------  ---------
                         (restated)  (restated)  (restated)  (restated)  (restated)  (restated)
                                             (in thousands, except percentages)
Consolidated Statement
 of Operations Data:
Revenue:
 License fees...........  $   656     $ 1,547     $ 1,454     $ 3,374     $ 5,298     $ 3,261     $ 4,260
 Services...............      186         328         718         898       1,322       2,334       2,886
                          -------     -------     -------     -------     -------     -------     -------
    Total revenue.......      842       1,875       2,172       4,272       6,620       5,595       7,146
Cost of revenue:
 License fees...........       36          54          71          83         159         152          98
 Services...............      292         311         381         982       1,666       2,590       2,963
                          -------     -------     -------     -------     -------     -------     -------
    Total cost of
     revenue............      328         365         452       1,065       1,825       2,742       3,061
                          -------     -------     -------     -------     -------     -------     -------
Gross margin............      514       1,510       1,720       3,207       4,795       2,853       4,085
Operating expenses:
 Sales and marketing....    1,143       1,291       1,817       2,088       3,556       4,976       5,312
 Research and
  development...........      811         836         962       1,104       1,331       1,771       2,453
 General and
  administrative........      345         426         513         662       1,134       1,378       1,698
 Amortization of
  goodwill and
  intangibles...........       --          --          --          --       1,743       2,246       2,232
 Amortization of
  deferred stock
  compensation(1).......       22          19         127         575         928       1,473       2,276
 Costs associated with
  spin-off..............       15         108         316       6,244          --          --          --
                          -------     -------     -------     -------     -------     -------     -------
    Total operating
     expenses...........    2,336       2,680       3,735      10,673       8,692      11,844      13,971
                          -------     -------     -------     -------     -------     -------     -------
Loss from operations....   (1,822)     (1,170)     (2,015)     (7,466)     (3,897)     (8,991)     (9,886)
Interest income, net....       85          86         257         257         258         399         481
                          -------     -------     -------     -------     -------     -------     -------
Net loss................  $(1,737)    $(1,084)    $(1,758)    $(7,209)    $(3,639)    $(8,592)    $(9,405)
                          =======     =======     =======     =======     =======     =======     =======
As a Percentage of
 Revenue:
Revenue:
 License fees...........       78%         83%         67%         79%         80%         58%         60%
 Services...............       22          17          33          21          20          42          40
                          -------     -------     -------     -------     -------     -------     -------
    Total revenue.......      100         100         100         100         100         100         100
Cost of revenue:
 License fees...........        4           3           3           2           3           3           1
 Services...............       35          16          18          23          25          46          42
                          -------     -------     -------     -------     -------     -------     -------
    Total cost of
     revenue............       39          19          21          25          28          49          43
                          -------     -------     -------     -------     -------     -------     -------
Gross margin............       61          81          79          75          72          51          57
Operating expenses:
 Sales and marketing....      136          69          84          49          54          89          75
 Research and
  development...........       96          44          44          26          20          32          34
 General and
  administrative........       41          23          24          16          17          24          24
 Amortization of
  goodwill and
  intangibles...........       --          --          --          --          26          40          31
 Amortization of
  deferred stock
  compensation..........        2           1           6          13          14          26          32
 Costs associated with
  spin-off..............        2           6          14         146          --          --          --
                          -------     -------     -------     -------     -------     -------     -------
    Total operating
     expenses...........      277         143         172         250         131         211         196
                          -------     -------     -------     -------     -------     -------     -------
Loss from operations....     (216)        (62)        (93)       (175)        (59)       (160)       (139)
Interest income, net....       10           4          12           6           4           7           7
                          -------     -------     -------     -------     -------     -------     -------
Net loss................     (206)%       (58)%       (81)%      (169)%       (55)%      (153)%      (132)%
                          =======     =======     =======     =======     =======     =======     =======

--------
(1) Amortization of deferred stock compensation relates to the following:

                                                  Quarter Ended
                         ----------------------------------------------------------------
                         Mar. 31, June 30, Sept. 30, Dec. 31, Mar. 31, June 30, Sept. 30,
                           1999     1999     1999      1999     2000     2000     2000
                         -------- -------- --------- -------- -------- -------- ---------
                                                  (in thousands)
Cost of services
 revenue................   $--      $--      $ 16      $150     $223    $  190   $  281
Sales and marketing.....     1        1        40       139      410     1,026      792
Research and
 development............     2        1        33        34      126       111      265
General and
 administrative.........    19       17        38       252      169       146      938
                           ---      ---      ----      ----     ----    ------   ------
                           $22      $19      $127      $575     $928    $1,473   $2,276
                           ===      ===      ====      ====     ====    ======   ======

   The increases in our total revenue from the quarter ended March 31, 1999 to the quarter ended March 31, 2000 were generally attributable to an increase in our customer base resulting from the growing market acceptance of the Motive product suite, the release of our version 2.0 product in January 1999 and the release of our version 3.0 product in September 1999. The increases in our total revenue in the quarters ended December 31, 1999 and March 31, 2000 and the decrease in our total revenue in the quarter ended June 30, 2000 were primarily due to the revenue recognition applicable to two perpetual license arrangements entered into in 1999. These license arrangements were relatively large in dollar amount and payments became due and were recognized over a shorter time period than under term-based license arrangements of similar size. In particular, under one of the arrangements the last installment, for $2.5 million, became due and was recognized in the quarter ended March 31, 2000. Excluding the license fees revenue from this particular arrangement, our quarterly revenues were $1.2 million for the quarter ended September 30, 1999, $2.5 million for the quarter ended December 31, 1999, and $4.1 million for the quarter ended March 31, 2000. No license fees revenue was generated from this arrangement in the quarter ended June 30, 2000. Our results for the quarters ended June 30, 2000 and September 30, 2000 reflect our transition to a term-based licensing model with revenue recognized ratably over the term of the arrangement.

   Our total cost of revenue has increased each quarter in conjunction with our increases in total revenue and the growth in our professional services organization. Cost of services revenue increased for the quarters ended December 31, 1999 through September 30, 2000 primarily due to an increase in the size of our services organization in order to provide a more comprehensive e-service solution to our customers in 2000 and to hire and train service personnel in advance of anticipated growth.

   Our total operating expenses have generally increased in absolute dollars each quarter due to increased staffing in sales and marketing, research and development and general and administrative functions. In addition, sales and marketing expenses have increased due to increases in marketing programs, sales commissions, and remote sales office expenses.

Liquidity and Capital Resources

   Since inception, we have funded our operations and met our capital expenditure requirements through the private sale of equity securities, resulting in net proceeds of $42.2 million through September 30, 2000. Cash used in operating activities was $771,000, $4.2 million and $7.2 million in 1997, 1998 and 1999, respectively. For the nine months ended September 30, 2000, cash used in operating activities was $3.3 million.

   To date, our investing activities have consisted primarily of capital expenditures totaling $167,000, $658,000, and $1.7 million in 1997, 1998 and 1999, respectively, and $2.0 million for the nine months ended September 30, 2000 to acquire property and equipment, mainly computer hardware and software, for our growing employee base. We expect that our capital expenditures will increase as our employee base grows.

   At September 30, 2000, we had cash and cash equivalents and short-term investments on hand of $32.2 million and working capital of $28.6 million. Net cash provided by financing activities in 1997, 1998 and 1999 was $4.8 million, $10.3 million, and $18.5 million, respectively, and $14.3 million for the nine months ended

September 30, 2000. We have a term loan with Imperial Bank which bears interest at the bank's prime rate of 9.5% at September 30, 2000. At
September 30, 2000, $1.3 million was outstanding under the term loan and we had incurred $100,000 in interest expense for the nine months ended September 30, 2000. This loan is secured by substantially all of our assets, excluding intellectual property. We are currently in compliance with all the related financial covenants and restrictions.

   We have experienced significant increases in deferred revenue since our inception. Deferred revenue was $240,000 at December 31, 1998, $2.9 million at December 31, 1999 and $13.9 million at September 30, 2000. We record deferred revenue to the extent contractual billings and amounts collected exceed revenue recognized. Deferred revenue was $2.9 million at December 31, 1999 as a result of $200,000 of collections from customers and $2.7 million of billings to customers in excess of revenue recognized. Deferred revenue was $13.9 million at September 30, 2000 as a result of $7.6 million of collections from customers and $6.3 million of billings to customers in excess of revenue recognized.

   In January 2000, we acquired Ventix in exchange for a combination of our preferred and common stock that will represent 6,165,333 shares of our common stock after the closing of this offering. We accounted for the Ventix acquisition using the purchase method of accounting and Ventix has been included in our results of operations from the date of the acquisition.

   In April 2000, we sold 1,666,667 shares of our common stock at a price of $6.61 per share to Peregrine Systems. The aggregate proceeds of the private placement were $11.0 million.

   We believe that the net proceeds of this offering, together with cash on hand, cash equivalents, short-term investments and commercial credit facilities will be sufficient to meet our working capital requirements for at least the next 12 months. Thereafter, we may require additional funds to support our working capital requirements or for other purposes and may seek to raise such additional funds through public or private equity financings or from other sources. There can be no assurance that additional financing will be available at all or that, if available, such financing will be obtainable on terms favorable to us or our stockholders. The sale of additional equity or convertible debt securities could dilute the per share value of our common stock. Additionally, we could be forced to engage in debt financing on terms that could restrict our ability to make capital expenditures or incur additional indebtedness, which could impede our ability to achieve our business plan.

Quantitative and Qualitative Disclosures About Market Risk

   We develop our products in the United States and market them in North America and Europe. As a result, our future financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets. As all of our sales are currently made in U.S. dollars, a strengthening of the dollar could make our products less competitive in foreign markets.

   Through September 30, 2000, we have derived approximately $100,000 of revenue from our foreign operations and have not engaged in hedging activity. However, we intend to further expand our European operations and enter the Asia/Pacific market in 2001. To the extent our foreign operations expenses increase or to the extent we may begin to denominate foreign sales in local currencies, we will become subject to foreign currency fluctuations. We do not currently anticipate using hedging activities to offset these fluctuations.

   Our interest income is sensitive to changes in the general level of U.S. interest rates, particularly since the majority of our investments are in short-term instruments. Due to the short-term nature of our investments, we believe that there is no material risk exposure.

Provision for Income Taxes and Net Operating Losses

   We have incurred operating losses for all periods from inception through September 30, 2000, and therefore have not recorded a provision for income taxes. We have recorded a valuation allowance for the full amount of our net deferred tax assets, which include net operating loss and research and development credit carryforwards, because of the uncertainty regarding their realization. Our accounting for deferred taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," involves the evaluation of a number of factors concerning the realizability of our deferred tax assets. In concluding that a full valuation allowance was required, management primarily considered such factors as our history of operating losses and expected future losses and the nature of our deferred tax assets. See Note 6 of Notes to Consolidated Financial Statements.

   As of December 31, 1999, we had net operating loss and research and development credit carryforwards of approximately $8.2 million and $281,000, respectively. These carryforwards will expire at various dates, beginning in 2012, if not utilized. Under the provisions of the Internal Revenue Code, certain substantial changes in our ownership may limit the amount of net operating loss and tax credit carryforwards that could be utilized annually in the future to offset taxable income.

Recently Issued Accounting Standards

   In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137, "Deferral of the Effective Date of FASB Statement No. 133", which is effective for fiscal years beginning after June 15, 2000. This statement requires companies to record derivatives on the balance sheet as assets or liabilities measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. SFAS No. 133 will be effective for our financial statements for the year ending December 31, 2001. We do not believe that this statement will have a material impact on our financial position or results of operations.

   The FASB recently issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation". This interpretation provides guidance related to the implementation of APB 25, "Accounting for Stock Issued to Employees". This interpretation is to be applied prospectively to all new awards, modifications to outstanding awards and changes in employee status on or after July 1, 2000. For changes made after December 15, 1998 to awards that affect exercise prices of the awards, we must prospectively account for the impact of those changes. We do not believe the full adoption of this interpretation will have a material impact on our financial position or results of operations.

   In December 1999, the Securities and Exchange Commission staff released Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements", which provides guidance on the recognition, presentation and disclosure of revenue in financial statements. We believe our current revenue recognition policies and practices are materially consistent with this statement. However, full implementation guidelines for this standard have not yet been issued. Once available, our current revenue accounting practices may need to change and such changes could materially adversely affect our future revenue and earnings.

   In May 2000, the Emerging Issues Task Force released Issue No. 00-2, "Accounting for Web Site Development Costs" (EITF No. 00-2), which establishes standards for determining the capitalization or expensing of incurred costs relating to the development of internet web sites based upon the respective stage of development. EITF No. 00-2 will be effective for fiscal quarters beginning after June 30, 2000 (including costs incurred for projects in process at the beginning of the quarter of adoption). We do not believe that this issue will have a material impact on our financial position or results of operations.

                                   BUSINESS

   The following description of our business contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. Some of the factors that may cause such results to differ include, but are not limited to, those discussed in "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Overview

   We provide software for the automated delivery of customer service, or e-service, over the internet. Our software products provide our customers with the infrastructure for delivering personalized service over the internet. Unlike traditional telephone, e-mail or chat-based service models, our products are used to build individualized "e-service networks" that allow our customers to deliver superior customer service by interconnecting their customers, partners, suppliers and employees. By providing superior online service, our customers improve value delivery, customer retention and sales. Since our inception in April 1997, we have developed and successfully implemented our e-service solutions for technology vendors, service providers, and large enterprises, including corporate information technology, or IT, departments and companies engaged in business-to-business, or B2B e-commerce.

   Motive-powered e-service networks automatically connect online users to answers, solutions and experts; enable our customers to provide their online users with improved self-service and one-to-one assisted service; and allow our customers' service personnel and experts to collaborate and share solutions with suppliers and business partners. Unlike traditional approaches, which require service professionals to gather information about an end user's question or problem by telephone, e-mail or chat, our e-service software automates many steps in the process and also enables our customers to provide highly personalized and scalable service through the most efficient means for a particular end user's needs. Our software allows our customers to automatically gather diagnostic data, verify service entitlement, open trouble tickets in one or more of a customer's call tracking systems, intelligently route the problem or question to the appropriate service queue, and display both system- and application-context information to the expert before any end user interaction has occurred. Our front-end technology provides end users with online or off line assistance through the use of automated self-service products or by connecting them to a qualified expert for a web-based dialogue. These dialogues are appropriate to the product or service they are using, and can comprise either short, single-action, live transactions or long, multi-action, multi-party diagnostic or assistance sessions across an e-service network. Our technology enables business and technical experts to collaborate on solving problems and answering questions, and to capture automated solutions and answers for re-use. All together, our software enables end users to access an extended network of experts and e-service content, all designed to be highly relevant to the end user and the particular service request. We complement our products with an experienced professional services group that provides turn-key solutions for our customers.

   Initially, we targeted technical e-service opportunities with industry leading technology vendors, service providers and corporate IT departments. We have established a strong presence in this target market and plan to leverage our existing relationships to further penetrate this market both domestically and internationally. We are extending our expertise in e-service to target new market opportunities, including B2B e-commerce. In particular, we acquired Ventix in January 2000 to accelerate our entry into the e-service market to support B2B e-commerce transactions. We have significant strategic customer relationships with leading hardware providers such as Compaq, Dell, Gateway and Hewlett-Packard. We estimate that our PC manufacturer customers currently have installed our software on more than 4.7 million PCs and servers to provide e-service to their customers. In addition, these PC manufacturers have acquired licenses to pre-install our software on an estimated tens of millions of PCs and servers. We typically license our products with multi-year term and perpetual licenses and have licensed our software to approximately 55 customers across a wide variety of industries, including hardware, software, financial services, telecommunications, retail, and services outsourcing. In addition to the major PC manufacturers, our customers include Electronic Data Systems (EDS), GE Information Services, Intuit, Kmart, LSI Logic, Merrill Lynch, Norwest, Oracle and Peregrine Systems. We have received recognition as a market leader, including the following: 50 Companies to Watch in the Year 2000 (digitalsouth); 100 Emerging Companies to Watch in 2000 (Computerworld); Hot 100 Privately Held Companies (Upside Magazine); Red

Herring 100 (Red Herring); New Economy in the New South-Featured Company (Fast Company); and 1999-2000 High-Technology Industry Leadership (KPMG).

Industry Background

   Since the inception of the personal computing industry, end users of technology-based products and services have traditionally had to rely on telephone-based help desks or call centers for customer services. The traditional approach to service is limited by:

  . lack of scalability--the ability to service increasing numbers of end users is limited by labor constraints including hiring, training, and attrition;

  . inefficiency--the traditional process is slow, expensive and ineffective due to the limits of telephone, e-mail and chat-based communications; and

  . lack of access to experts--customers are treated the same regardless of their relative importance and are often denied access to the most knowledgeable experts, whose time is protected by call center personnel.

   Compounding these issues, PCs, servers, operating systems, databases and application software are dramatically more complex and dynamic than they were a few years ago. Further, the rush to take advantage of internet-based commerce and supply chain management has driven the introduction of sophisticated web applications that require service to make them effective. B2B e-commerce transactions are complex and can fail to reach completion because of technical and/or business process difficulties. The knowledge required to service these products and transactions has increased significantly and become distributed across an increasingly disparate set of internal departments and external supply and distribution partners. These new developments are creating service problems that neither the traditional customer service model or traditional knowledge management systems can adequately address.

   End users of technology-based products have also become more difficult to service. Early adopters, who were primarily concerned with features and less concerned with service, no longer represent the bulk of users. Today, the increasing number of less technically sophisticated end users places greater emphasis on service quality, speed and simplicity. Equally important, the absolute number of end users requiring service has increased substantially and in many cases exceeds the capacity of a traditional call center, which is constrained by professional staff headcount and cost issues.

   The following examples highlight some of the constraints that organizations are facing due to current service solutions and market dynamics:

  . As PCs become mass-market commodities, computer manufacturers face a service-cost crisis as they realize that three or four service calls can erode the entire margin on the sale of a $500 computer.

  . Large corporations and trading exchanges are spending millions of dollars to embrace e-commerce and reshape their business practices. In the process, they are discovering that key customers and suppliers often cannot obtain simple and correct answers to questions about web-based applications and that critical business transactions are being abandoned, interrupted or delayed.

  . PC users have long been frustrated by having to pick up the phone, navigate a vendor's voice response system and endure long waits for assistance, only to reach a customer service representative who is frequently unable to diagnose or fix the problem or who advises the end user that the problem needs to be resolved by another vendor.

   As a result of these technology trends and service issues, an increasing number of organizations across a broad array of industries now face a significant need to provide internet-based service for end users. This need spans an ever widening set of core constituencies, including internal back-office workers, "extended enterprise" knowledge workers, trading, channel or business partners (particularly in the B2B segment), and customers. Companies can differentiate their product offerings by their ability to provide proactive, custom-tailored, real-time internet-based service. E-service can create a tangible and significant competitive advantage in an environment marked by increasing commoditization of product and service offerings.

   IDC estimates that the amount that organizations will spend on products and services related to internet-based technical support will grow from $3 billion in 1999 to over $14 billion in 2003. We believe the growth in the e-service market will be driven in large part by increases in the volume of B2B e-commerce transactions. According to the Gartner Group, the volume of B2B e-commerce is expected to reach $7 trillion, or 7% of total forecasted global sales transactions, by 2004. We believe that the competitive dynamics of the B2B e-commerce market will lead companies to seek internet-based e-service solutions as a competitive advantage to increase customer loyalty, revenue opportunities, service capacity and market share.

Motive Solution

   We provide e-service software for online customer care. Our infrastructure software products enable technology vendors, service providers and large enterprises, including corporate IT departments and companies engaged in B2B e-commerce, to provide a full range of personalized service over the internet. Organizations use our products to develop and deploy branded service networks that are customized to their products, services and end users. We believe our products benefit our customers in the following ways:

   Create a Competitive Advantage. By fundamentally changing the traditional service model, our e-service infrastructure software is designed to help our customers create a competitive advantage for increasing customer loyalty, revenue opportunities, service capacity and market share. By reducing customer frustration and providing faster, more relevant service, our products can significantly improve the end user's service experience, resulting in increased satisfaction and greater customer retention.

   Provide Superior Service Through Service Networks. Our product suite enables our customers to syndicate their e-service and seamlessly link their suppliers and partners, as well as their service personnel, into a service network. Through Motive-powered service networks, multiple vendors, suppliers and partners can aggregate self-service content and can collaborate to handle service requests to offer a single source of service for the end user. We believe that this fundamentally new approach to customer service will dramatically improve the quality, speed and efficiency of providing customer service.

   Improve End User Productivity. Our proprietary, intelligent assistance technology allows our customers to relieve their end users of the need to act as technology experts in the service process. This patent-pending technology uses a contextual understanding of the end user's computing, application and network state to provide a wide range of value-added service on demand. Traditional telephone, e-mail or chat-based solutions rely on the end user to properly identify the problem and force the end user to navigate through numerous potential solutions, many of which are irrelevant or ineffective. Our automated approach leverages technology to automate service procedures, gathers system data specific to the end user's configuration and contextual information specific to the end user's application, and guides the end user and the service expert to the correct solution. As a result, our software allows end users to focus on their work, rather than waste time troubleshooting computer, application or network problems.

   Reduce Operating Costs. Because our customers can process and respond to individual service requests based upon the specific end user's context, our e-service products allow organizations to satisfy a wider range of service requests through web-based self-service transactions than other solutions. We believe that this approach reduces the number of incoming service center calls and creates opportunities to realize corresponding operational savings. In addition, our ability to detect user context, direct users to the proper service expert and provide that expert with contextually relevant information to help him solve the user's problem reduces average handling times and allows service experts to handle more service requests.

   Enable Highly Differentiated e-Service Offerings. Our end user experience is entirely internet-based. Our customers can customize the look of their e-service implementation, brand the service experience and integrate other internet-based services to differentiate their offerings. In light of increasing commoditization of their core businesses, e-service differentiation helps our customers increase revenues by adding more value to their products and services.

   Provide an Integrated, Scalable, Secure Service Solution. Our technology can be deployed rapidly in even the most complex computing environments. Our infrastructure software is readily integrated with our customers' existing systems, including their call tracking systems, knowledge management systems, call distribution systems, security policies, web servers and databases. It is also highly scalable, permitting e-service networks to link to thousands of service experts. Our combination of solution content, tools and professional services provides our customers with a turnkey solution that can offer immediate business benefits.

Growth Strategy

   Our growth strategy focuses on building leading and defensible positions in strategic segments of the online customer care market. To achieve this goal, we are pursuing the following strategies:

   Continue to Expand Our e-Service Solutions. We are focused on being a single-source provider for all of our customers' e-service needs by combining superior infrastructure technology, a world-class library of solution content and exceptional professional services. We plan to continue aggressively developing superior products and to invest in product capabilities that provide for integration with technologies that are important to our target customers. To complement our product offerings, we will seek to partner with leading technology companies and pursue selective acquisition opportunities to further expand our broad technology base.

   Capitalize on New Market Opportunities. To date, we have achieved significant success in the technical service segment of the online customer care market by focusing on the needs of technology vendors, service providers and corporate IT departments. As electronic B2B transactions grow, we believe that there will be a corresponding increase in the need for e-service to support those transactions. For example, we believe there is a significant market opportunity to provide online service to recently formed trading exchanges, as an increasing number of trading partners join the exchanges and transaction volume grows. In addition, we intend to focus on new market opportunities for service networks that will form around emerging technologies, such as Linux and internet appliances.

   Leverage Strategic Relationships. We have established relationships with industry leading technology companies including Compaq, Dell, Hewlett-Packard, Peregrine Systems and Vignette. These relationships provide us with sales leverage through cooperative selling, marketing and distribution arrangements to create e-service networks with their customers and suppliers. Several of these companies plan to resell MotiveNet server to expand e-service networks in their corporate accounts. We also have relationships with our service provider customers that enable us to participate in the broader market. For example, PCsupport.com and All.com provide technical services to consumers and small business. We are actively working to develop additional relationships that can strategically leverage our efforts in existing and new market segments such as B2B.

   Generate Recurring, Transactional Revenue. We license our products on a recurring, term-based model which we believe will allow us to generate recurring and predictable revenues based on the extent of use of our e-service technology. At the end of the term, the license is either renewed and a new license fee paid, or the license is terminated. We believe that customers will widely deploy our e-service solutions and increase their use of our technology, and that renewal rates will be high. We also believe that over the long term this term-based business model has the ability to generate accelerated market penetration and higher overall revenue and profitability than models that emphasize perpetual license arrangements.

   Expand Foreign Operations. We believe we can accelerate our expansion into key international markets by taking advantage of our relationships with our existing technology customers. During the first quarter of 2000, we opened sales offices in Switzerland and the United Kingdom, and we expect to have a presence in Germany and in France by the end of the year. Additionally, we intend to enter the Asia/Pacific market during 2001. Through September 30, 2000, we have derived approximately $100,000 of revenue from our foreign operations.

Products

   The Motive product suite provides a comprehensive and integrated solution to the problem of automating and managing complex, distributed service networks over the internet. Using several patent-pending proprietary technologies, our integrated product suite is an enterprise-class e-service platform that provides web-based self-service and assisted-service with powerful automation capabilities. Internet-based tools allow business experts and technical experts to analyze service incidents, interact with end users, and create automated service solutions. The Motive product suite is comprised of the following e-service products:

  Product                                     Features                                        Key Benefits
  (Date First Shipped)
---------------------------------------------------------------------------------------------------------------------------
  Motive Duet            Provide e-service platform to host e-service        Secure, scalable e-service infrastructure.
  (July 1998)            applications.                                       End user does not need to manually provide
                                                                             diagnostic or context information.

                         Automatically gathers context and diagnostic        Preserves customer's investment in
                         data and intelligently routes incidents.            legacy systems.

                         Integrates with existing computing environment.
---------------------------------------------------------------------------------------------------------------------------
  Motive Solo            Provides automated, self service for servers,       Quick, simple resolution of problems
  (January 1999)         desktops and laptops over the internet.             via self-service.

                         Browser-based end user experience automatically     Lowers costs by reducing number of
                         guides end user to probable solutions and makes     requests for assisted service.
                         repairs.

---------------------------------------------------------------------------------------------------------------------------
  Motive Studio          Tools to download, create, and customize            Allows customers to customize the look
  (January 1999)         e-service solutions.                                of their e-service, brand the service
                                                                             experience and integrate other internet-
                         Tools to define different service levels for users. based services to differentiate their offerings.
---------------------------------------------------------------------------------------------------------------------------
  Motive AnswerWeb       Provides application usage and business             End user can get answers without
  (December 1999)        process self service and assisted service.          abandoning e-business transactions.

                         End user and application context are used to        Lowers service costs by eliminating calls
                         provide highly relevant service within the          and reducing handling times.
                         application.

                         Can be configured as a general                      Easily handles simple requests.
                         question-and-answer service.
---------------------------------------------------------------------------------------------------------------------------
  MotiveNet Server       Allows Motive technical service providers to        Improves resolutions and lowers cost
  (April 2000)           expand e-service networks within their              by expanding e-service to experts in the
                         corporate accounts.                                 corporate account.
---------------------------------------------------------------------------------------------------------------------------
  Motive Chorus          Contextual information is used to present the       Fewer abandoned user requests.
  (October 2000)         user with personalized solutions and
                         experts relevant to the user's task or problem.
                                                                             Reduced call volumes due to higher
                                                                             self service resolutions.
                         Single source for end user to                       Greater user satisfaction and retention.
                         request any type of service, including
                         technical support, application support              Easy for users to request any type of service.
                         and general questions.

---------------------------------------------------------------------------------------------------------------------------
  Motive Insight         Allows service experts both inside and outside      Faster resolution time.
  (October 2000)         of the customer to view incident context, to
                         search for solutions and to deliver solutions
                         to the user.
                                                                             Improved first call resolution and lower
                                                                             incident handling time.
                         Enables news-group like collaboration between       Elimination of clumsy user handoffs
                         experts including full access to diagnostic and     and escalations.
                         contextual information.
                                                                             Sharing of knowledge across
                                                                             organizational boundaries.

-------------------------------------------------------------------------------

   We bundle these products, together with specific content and product integration modules, into packaged solutions targeted at specific vertical industries. We currently offer solutions packages for technology vendors, service providers, and large enterprises, including corporate IT departments and companies engaged in B2B e-commerce.

   We allow our customers to link across the internet to their customers and their business partners and provide collaborative e-service to the end user. To establish these service networks, we encourage our customers to resell our delivery technology, such as MotiveNet Server, to their end user customers. For example, a computer manufacturer may resell MotiveNet Server to one of its corporate accounts to improve customer service to that account. We will also encourage our customers to license our fulfillment technology to their partners and suppliers, allowing for collaborative e-service among vendors. For example, the same computer manufacturer could license our technology to a software vendor to allow collaborative e-service of both the hardware and the vendor's software. As our customers resell our products to extend e-service to their customers, suppliers, and partners, we expect to benefit by receiving additional revenue and by gaining opportunities to sell additional and upgraded products.

Technology and Architecture

   To fully address the e-service market opportunity, we have developed a comprehensive distributed system architecture that can meet a broad range of e-service requirements for systems and applications. This architecture enables us to provide a dramatically improved end user service experience over traditional approaches. It also provides the security, scalability, and flexibility required of an enterprise class, business critical system. Our e-service architecture is broadly organized into the following components that are implemented by the Motive product suite:

                                   [Graphic]

[Description of graphic: This graphic depicts "Motive e-Service Architecture". The graphic is a flow diagram. On the left hand side is a box titled "End Users" with graphics depicting three computer users labeled from top to bottom, "Mobile", "Desktop", and "Server Administrator", respectively. The "End Users" box is connected by arrows to a box to the upper right titled "Delivery Applications". The "Delivery Applications" box has three shaded sub-boxes within titled from top to bottom, "Service Request (Chorus)", "Technical Service (Solo and MotiveNet Server)", and "Business Application Service (AnswerWeb)", respectively. The "End Users" box is also connected by arrows to a box at the right titled "Fulfillment Applications", and to a box at the bottom titled "e-Service Platform (Duet)". The "Fulfillment Applications" box has three shaded sub-boxes within titled from top to bottom, "Collaboration (Insight)", "Service Tools (Insight)", and "Content (Studio)", respectively. The "Fulfillment Applications" box is connected by arrows to a box at the right titled "e-Service Network", and to the box at the bottom titled "e-Service Platform (Duet)". The box titled "e-Service Network", which runs along the right hand side of the whole graphic, has graphics depicting three computer users labeled from top to bottom, "Business Expert", "Technical Expert", and "Content Author", respectively. The box titled "e-Service Platform (Duet)", at the bottom of the whole graphic, has a list with text from top to bottom, "Transaction Services, Integration Services, Queuing Services, Management Services, Data Management Services".]

   Delivery Applications. Our delivery applications manage the end user's e-service experience, provide content-driven self-service, and allow our customers to embed service capabilities directly into the products or services that they deliver to their end users. Motive provides different types of delivery applications that in combination provide for all types of e-service requests including technical support, application support, and general service requests. MotiveNet Server provides expanded capabilities to extend technical service networks in corporate environments.

   Fulfillment Applications. Fulfillment applications handle all of the aspects of assisted e-service requests as well as the creation, sharing, and management of domain or product specific service content. Motive Insight provides tools for business experts and service professionals to view information about the end user and the incident, search for solutions, perform repairs or other service actions, and communicate with the end user. Motive Insight also provides for secure collaboration between experts, enabling e-service networks to be extended to include partners, suppliers and other service providers.

   e-Service Platform. Both delivery and fulfillment applications rely on a set of common services to communicate with each other, as well as with other systems involved in the extended service network. The following common services are provided by Motive Duet:

  . Transaction Services enable service transactions to be continued over an extended period of time even if the end user's connection is terminated and the end user dials in from a different location.

  . Integration Services allow the system to be integrated (1) into customer management systems for service entitlement checking; (2) into call tracking systems to open, close, and complete trouble tickets; (3) into call distribution systems to coordinate work flow; and (4) into other customer systems. We currently provide integration adapters for products developed by Clarify, Peregrine Systems, Remedy, Siebel, Silknet, Tivoli Systems and Vantive.

  . Queuing Services enable routing algorithms to utilize the information gathered by the system to intelligently route incidents based on the skill sets in the e-service network, the nature of the incident and the privileges of the end user.

  . Management Services allow the system to be administered, monitored and controlled during operation.

  . Data Management Services provide for persistent storage and querying of incident and system information.

   The architecture implemented by the Motive product suite has several underlying capabilities that are required for robust, scalable e-service networks. These capabilities include:

  . Security and Privacy. Our privacy framework provides the end user with full control over which information can be accessed by an e-service transaction. For example, end users can limit a transaction to read only (no repairs or updates) and can restrict access to specific files or directories. In addition, end users can request to review e-service requests both before they are run and before any information is sent to a service provider. Our security framework ensures that all e-service requests come from authorized sources and provides encryption of e-service data for transport across the internet. Our technology is designed to permit e-service requests to pass through corporate firewalls without requiring changes that compromise firewall integrity.

  . Simple, Powerful End User Experience. All e-service end user interactions occur via the end user's browser, allowing end users to access an e-service portal or use e-service capabilities from their browsers or within their e-business application. By using Hypertext Markup Language (HTML) as the basis for the end user interface, our customers can change the look and feel to deliver a fully branded e-service experience. In addition, they can integrate other HTML-based services with our software in a seamless manner to provide a unified e-service experience to the end user. Architecturally, the system is designed to integrate with different interaction technologies, such as Microsoft NetMeeting, to allow customers to use the chat, e-mail, and Voice-Over IP technologies of their choice.

  . High Scalability to Support Large e-Service Networks. We combine our scalable e-service architecture with the performance, capacity, load balancing, and management facilities of industry-standard web servers and databases familiar to our customers. The result is an e-service server architecture that allows high degrees of scalability and redundancy.

  . Open Architecture to Integrate with Existing Systems. Our architecture provides a set of interfaces that permit access to events, functions, and data within the e-service system. This general-purpose interface allows integration with all types of systems as well as opportunities to customize e-service functionality. Our architecture makes heavy use of Java and XML-based technologies for its Integration Services.

  . "Submit and Go" Support Model. In addition to providing the ability for the end user to get immediate assisted e-service, our architecture enables an entirely new service interaction model. End users may "submit" an incident and then "go" about other tasks. This even includes taking a laptop on a trip and later connecting to the internet via a different internet service provider. The "submit and go" model fits a large class of service requests that do not require an immediate response in much the same way that e-mail fits a large class of communications which do not require an immediate response.

  . Different Content Frameworks to Solve the Full Set of e-Service Requirements. We designed our system to have a flexible, JavaScript-based core technology for expressing content. We have constructed content frameworks such as service guides that use system and application information to provide the end user with a small, targeted set of possible solutions, all of which are relevant to the context in which they are working. We also provide profilers that can restore subsystems and applications to prior known working states. Lastly, we provide service solutions that can make repairs and updates to automatically resolve problems.

  . Broad Range of Computing Platforms. Our browser plug-ins are designed to run on Microsoft Windows platforms as well as Solaris, HP/UX, Linux, and AIX. The architecture is designed to be extendible to internet appliance devices. Our servers currently run on the Microsoft NT operating system. Since most of the system is implemented in Java, we believe a port to other platforms would be readily supported by our architecture.

Professional Services

   Our professional services organization assists our customers with the rapid deployment of Motive powered e-service solutions. Our professional services organization includes professionals who have considerable e-service expertise with large, high profile e-service deployments. As of September 30, 2000, we had 60 employees in our professional services organization. Our consulting services are typically provided on our customers' premises. Our consultants, all of whom are Motive employees, are located primarily in Austin, Texas, but also reside in other locations throughout the United States and Europe.

   As of January 2000, we typically include a well-defined set of services in the pricing of a software term license. Our service estimates include each of the tasks required to bring a successful e-service implementation up to full production. The entire process from initiation to full production is typically completed within two months by one or two of our consultants. More complex implementations can take three to four months and may involve additional consultants. We offer additional services on a time and materials basis.

   The professional services process begins during the sales cycle. Professional services consultants typically participate in complex sales to help define the specific projects and scope of engagement. With expectations and objectives clearly defined, we help our customers define, design, implement and operate their e-service system. Given our experience in e-service, we focus our customers on a relatively small set of choices and requirements that are needed to make the initial implementation successful.

   We currently offer our customers a broad spectrum of services across the design, implementation and ongoing service stages of an e-service solution deployment including the following:

  .  e-service network production architecture and design;

  .  portal customization;

  .  content creation and management;

  .  rollout and deployment planning and implementation;

  .  custom integration;

  .  best practices and management;

  .  end user marketing; and

  .  training.

   Our end user marketing service leverages our experience and marketing materials to help our customers market e-service to their end users. Our goal is to help our customers educate their end users so that the full benefits of the deployment are fully realized by the enterprise.

   We have established strategic relationships with several consulting partners, including Andersen Consulting, CyberPlex, Evergreen Systems, Perficient, Syntel and SYSTIME. These partners provide us with a network of expertise, enhanced geographic coverage, the ability to lead large projects, and the ability to deliver a complete solution. We intend to increase our use of service partners in the future.

Customers

   We have specifically targeted the leading companies in three customer segments: technology vendors, service providers and large enterprises. Once we have successfully deployed our solution, we seek to expand that customer's e-service network to include its own customers and suppliers. To date, we have licensed our products to approximately 55 customers in a wide variety of industries, including hardware, software, financial services, telecommunications, chemical and petrochemical, information services, media and entertainment, retail, technical service, and services consulting and outsourcing.

   The following is a partial list of customers who have purchased product licenses as of October 31, 2000. We believe this list is representative of our overall customer base. In addition to product licenses, these customers typically purchase professional services.

              Large Enterprises                Technology Vendors
                                               Adelphia
              ADP                              AOL/Netscape
              Applied Materials
              Baylor Medical Center            Compaq Computer
                                               Dell Computer
              Corporate Express
              Dayton-Hudson                    Fujitsu PC
              Disney                           Gateway
                                               Great Plains Software
              Dynegy                           Hewlett-Packard
              Elf Atochem
              Equistar                         Intuit
              Fannie Mae                       JD Edwards
              Farmers Group                    Lan Plus
              GE Information Systems           LSI Logic
              Hollister                        Microsoft
              Kmart                            Oracle
              MCI/Worldcom                     PeopleSoft
              Merrill Lynch                    Peregrine Systems
              Molex                            Service Providers
              Norwest                          All.com
              Olin                             CSC

              Reuters                          DrSpock.com
              Sprint                           EDS
              Toro                             ESM Second Wave
              UPS
              Visa                             National TechTeam, Inc.
                                               PCsupport.com
                                               Rivus Internet Group
              Weblink Wireless
              West Publishing                  SAIC

   In 1998, PeopleSoft accounted for 23% of our total revenue, Dell Computer accounted for 16% of our total revenue, Merrill Lynch accounted for 12% of our total revenue, SAIC accounted for 12% of our total revenue, and AOL/Netscape accounted for 11% of our total revenue. In 1999, Dell Computer accounted for 47% of our total revenue and Gateway accounted for 12% of our total revenue. For the nine months ended September 30, 2000, Compaq Computer accounted for 21% of our total revenue, Dell Computer accounted for 16% of our total revenue, and Gateway accounted for 19% of our total revenue.

Strategic Relationships

   A key element of our sales and marketing strategy is to establish and maintain strategic alliances that assist us in selling, marketing, deploying, and developing complete customer solutions.

   Product Partners. Our product partners assist us in delivering a more complete solution to our customers, one that is integrated into their existing technology base and future direction. The partner companies have demonstrated leadership and have driven innovative software and hardware solutions to market. Complementary products, robust integration capabilities and a commitment to the development of e-service networks are key to the success of these alliances. We exchange marketing and sales information, sales leads, and technology integration practices with our technology partners to more effectively serve our common customers. Currently, we have partnerships with a number of leading technology companies, including Calico, Clarify, Compaq, Courion, Hewlett-Packard, KnowledgeView, Microsoft, PC-Doctor, Peregrine Systems, Remedy, ServiceWare, Shaman Corporation, Tivoli, Tradeum, Trilogy, Vignette and webMethods.

   Delivery Partners. Our delivery partners help extend the reach of Motive-powered e-service networks by delivering MotiveNet Server solutions to their corporate customers, by delivering e-service through portal-based offerings and by hosting Motive technology as an application service provider. Delivery partners include All.com, Compaq, Dell, EDS, Hewlett-Packard, PCsupport.com, Peregrine, SAIC and ESM Second Wave.

   Consulting Partners. Our consulting partners assist us in implementing and deploying our solutions at customer sites. These partners include firms that offer services that encompass strategy, design, architecture, development, integration and administration. Consulting partners implement and deploy our products and often assist us with sales lead generation. Our consulting partners include: Andersen Consulting, CyberPlex, Evergreen, Perficient, Syntel and SYSTIME.

Sales and Marketing

   Our strategy has been to develop a direct sales model and to target companies that are leaders in their industry and then to expand our presence within those industries. In addition, we plan to target new segments as we grow the company. Currently, we focus on technology vendors, service providers, and large enterprises, including corporate IT departments and companies engaged in B2B e-commerce.

   We seek to focus our sales efforts on establishing e-service networks. First, we enable our delivery partners to resell the MotiveNet server product to their customers to establish deeper e-service networks. We will work with these customers to provide MotiveNet end users the ability to upgrade to full e-service solutions. In addition, we will enable our customers to build the fulfillment side of their e-service network by reselling Motive technology to their partners, suppliers and service providers. We also expect to gain leverage from the Motive brand. While we allow our customers to brand their e-service offerings, all e-service Web pages are served with a "Motive Powered Service" branding, which enables us to establish significant brand recognition without substantial additional expense.

   We currently sell our products primarily through our worldwide direct sales force. As of September 30, 2000, our direct sales force consisted of 62 sales professionals located in 16 domestic locations, as well as the United Kingdom and Switzerland. We intend to expand our indirect sales through additional relationships with systems integrators and with our high technology and service provider customers.

   We generate leads from a variety of sources, including marketing programs and inside sales activities. Initial sales activities typically include a demonstration of our product capabilities, a customer-specific technical and financial analysis and information regarding deployment capabilities. This information is delivered either via inside sales specialists or technical sales specialists.

   As part of our strategic sales process, we typically engage senior executive management teams, including the chief information officer, chief financial officer, and chief executive officer of our potential customers. We utilize sales teams consisting of sales, technical sales and services professionals who work to create customer-specific proposals that address the needs of each potential customer.

   We seek to establish sales and marketing partnerships with major industry vendors that will add value to our products and expand distribution opportunities. These relationships provide collaborative resources to help extend the reach of our presence in the marketplace. We intend to continue to pursue these programs in the future.

   We create and deliver a variety of marketing programs to build market awareness of Motive, our products and their value to potential customers. These programs are designed to attract prospective customers to our company and products. A broad mix of programs are used to accomplish these goals, including market research, product and strategy updates with industry analysts, public relations activities, direct mail and relationship marketing programs, internet marketing, seminars, trade shows, speaking engagements, and co-operative marketing with customers and partners. Our marketing organization also produces marketing materials in support of sales to prospective customers that include internet marketing web sites, programs and materials, brochures, data sheets, white papers, presentations, demonstrations, and other sales tools.

Research and Development

   We have made substantial investments in research and development through both internal development and technology acquisition. The majority of our research and development activity has been directed towards the expansion of the Motive product suite. This development consists primarily of adding new competitive features to established products, as well as the creation of additional products, content, and tools as we expand into new markets.

   As of September 30, 2000, we had 69 employees in our research and development organization. Our research and development expenditures for fiscal 1997, 1998, 1999 and for the nine months ended September 30, 2000 were approximately $471,000, $1.9 million, $3.7 million and $5.6 million, respectively. We expect that we will continue to commit significant resources to research and development in the future. All research and development expenses have been expensed as incurred. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

   Our markets are characterized by rapid technological change, frequent product introductions and enhancements, evolving industry standards, and rapidly changing customer requirements. The introduction of products incorporating new technologies and the emergence of new industry standards could render existing products obsolete and unmarketable. Our future success will depend in part on our ability to anticipate changes, enhance our current products, develop and introduce new products that keep pace with technological advancements and address the increasingly sophisticated needs of our customers.

Competition

   The online customer care market is new, rapidly evolving and intensely competitive. Our current and potential competitors in the market for online customer care software vary in size and in the scope of the products and services that they offer or may offer in the future. Many of our current and potential competitors have greater financial, marketing and infrastructure resources than do we. As a result, they may be able to respond more quickly to changes in customer requirements. They may also be able to devote greater resources than we can to sales and marketing and research and development. Competition may also result in changes in pricing policies by us or our competitors which could materially adversely affect our business, prospects, future quarterly and annual operating results and financial condition. We may not be able to compete successfully against current and future competitors.

   Companies that individually, or collectively, offer competitive products, may develop competitive products or may adopt a similar business model to ours include the following:

  . B2B internet infrastructure companies that may add e-service functionality to their products such as Broadvision and Vignette;

  . online customer care vendors, including Ask Jeeves, E.piphany, through its acquisition of Octane, Kana Communications and Silknet;

  . providers of technical support utilities and knowledge management tools such as McAfee, Primus, ServiceWare, Support.com and Symantec;

  . large technology suppliers such as Dell, IBM, Intel, Microsoft and Oracle;

  . an emerging class of online support portals, application service providers or expert services portals such as MyHelpdesk.com, InfoRocket, expertcity.com, or NoWonder!; and

  . large existing providers of call center automation products and solutions.

  We believe the principal competitive factors in our industry are:

  .  product features and functionality;

  .  integration with existing systems;

  .  customizable, internet-centric solution;

  . availability of professional services to develop and deploy a complete solution;

  .  ability to handle large volumes of end users and transactions; and

  .  price.

Intellectual Property and Other Proprietary Rights

   Our success heavily depends on our proprietary technology, the Motive brand name, and the goodwill associated with it. We rely on a combination of copyright, trade secret, trademark and patent laws, confidentiality procedures, contractual provisions and other similar measures to protect our proprietary information and intellectual property rights. As part of our confidentiality procedures, we enter into proprietary information and invention agreements with our employees and non-disclosure agreements with certain of our consultants, customers, prospective customers and service providers. We also enter into license agreements with respect to our technology, documentation and other proprietary information.

   The unauthorized reproduction or other misappropriation of our proprietary technology could enable third parties to benefit from our technology without paying us for it. In addition, the steps we have taken to protect our proprietary rights and intellectual property may not be adequate to deter misappropriation. We may not be able to detect unauthorized use of our proprietary information or take appropriate steps to enforce our intellectual property rights. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our software or technology that we consider proprietary and third parties may attempt to develop similar technology independently.

   We currently hold a trademark registration in the United States for the Motive name, our logo and pending applications for marks associated with the Motive product suite. We also have pending applications for the trademark registration of the Motive name, our logo and for the marks associated with the Motive product suite in Canada, the European Union, Norway, Switzerland and Japan. In addition, we have filed seven patent applications for technology related to the Motive product suite. It is possible that our patents, copyrights or registered trademarks could be challenged and invalidated. In addition, existing patent, copyright and trademark laws afford only limited protections. Effective protection of intellectual property rights may be unavailable or limited in certain countries, because the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States. Monitoring unauthorized use of our patents and trademarks is difficult and expensive, particularly given the global nature and reach of the internet. Furthermore, it is possible that our competitors will adopt product or service names similar to ours, impeding our ability to protect our intellectual property and possibly leading to customer confusion. Although we are not aware that our products, patents, trademarks, copyrights or other proprietary rights infringe the proprietary rights of third parties, any infringement claims, with or without merit, brought by such third parties could be time-consuming and expensive to defend.

Government Regulation

   We are not currently subject to direct regulation by any domestic or foreign governmental agency, other than regulations applicable to businesses generally, and laws or regulations directly applicable to access to e-commerce. However, due to the increasing popularity and use of the internet and other online services, it is possible that a number of laws and regulations may be adopted with respect to the internet or other online services covering issues such as user privacy, security considerations, internet transaction taxation, pricing, content, copyrights, distribution and characteristics and quality of products and services. Furthermore, the growth and development of the market for e-commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on companies conducting business online. For example, the Federal Communications Commission could determine through one of its ongoing proceedings that the internet is subject to regulation. Among other possible courses of action, the FCC may determine that internet service providers are subject to certain access charges or fees for carrying internet traffic over the public switched telephone network. The adoption of any additional laws or regulations may decrease the growth of the internet or other online services, which could, in turn, decrease the demand for our products and services and increase our cost of doing business, or otherwise have a material adverse effect on our business, financial condition and results of operations.

   The European Union has recently adopted a data protection directive addressing data privacy that may result in limitations on the collection and use of certain information regarding web users residing in the European Union. Some European Union member states have not implemented laws with respect to the directive at this time and the European Union is suing these countries for failing to implement laws as required under the directive. Moreover, although the European Union has started to enforce the directive within the European Union, the European Union has not enforced the directive with respect to the activities of U.S. companies doing business in the European Union. The U.S. Department of Commerce has been working with the European Commission to develop a "safe harbor" that allows U.S. companies to operate in the European Union and still comply with the directive. This matter has not yet been resolved and may not be resolved in a manner favorable to our customers or to us. Widespread adoption of these kinds of restrictions in other countries could decrease our ability to sell our software in those countries, which would hamper our ability to expand our operations internationally.

   The Federal Trade Commission, or FTC, has recently issued a report recommending congressional action to protect consumers' personal information and build public confidence in e-commerce. This report urges Congress to enact legislation to ensure a minimum level of privacy protection for online consumers by establishing basic standards of practice for the collection of information online. Congress has not yet passed legislation to address the FTC's concerns and it is not clear when or if such legislation will be passed. Legislation of this type, if passed, could have an impact on our customers if they are unable to satisfy the basic standards of practice. Such legislation may also affect our business if it impacts our ability to design and sell software that diagnoses computer problems by gathering information from the end user's system.

Employees

   As of September 30, 2000, we had 267 employees. These included 92 in sales and marketing, 60 in professional services, 69 in research and development and 46 in administration and finance. Our future success will depend on our continuing ability to attract, train and retain highly qualified technical sales and managerial personnel.

Our employees are not represented by a collective bargaining agreement and we have never experienced a strike or similar work stoppage. We consider our relations with our employees to be good.

Facilities

   Our principal administrative, sales and marketing and research and development facility is located in Austin, Texas and consists of approximately 49,600 square feet of office space held under a lease that expires January 2004. In March 2000, we also leased approximately 117,300 square feet of building space in Austin, Texas for a period of ten years with occupancy to begin no earlier than November 2000. This new space is intended to replace our current Austin headquarters. We also maintain offices for sales and support personnel in Redwood City, California; Falls Church, Virginia; New York, New York; Cockeysville, Maryland; Cohasset, Massachusetts; Downers Grove, Illinois; Minnetonka, Minnesota; Dallas, Texas; Ridgewood, New Jersey; San Ramon, California; Denver, Colorado; and Richmond, United Kingdom.

Legal Proceedings

   We are not a party to any material legal proceedings.

                                  MANAGEMENT

Officers and Directors

   The executive officers and directors of Motive Communications, Inc., their ages and their positions as of September 30, 2000, are as follows:

Name                    Age                                  Position
----                    ---                                  --------
Scott L. Harmon         41  President, Chief Executive Officer and Director
R. Logan Wray           41  Chief Financial Officer and Executive Vice President of Business Operations
Patrick D. Motola       46  Vice President of Business Development
Douglas F. McNary       41  Vice President of Sales
Michael J. Maples, Jr.  32  Vice President of Online Customer Care
Anna E. Clepper         38  Vice President of Marketing
John R. Greenfield      36  Vice President of Services
David M. Malcolm        39  Vice President of Engineering
Ross B. Garber          33  Director
Eric L. Jones           65  Director
Michael J. Maples, Sr.  57  Director
David Sikora            38  Director
John D. Thornton        35  Director

   Scott L. Harmon, a co-founder of Motive, has served as President since our inception in April 1997. Mr. Harmon was appointed Chief Executive Officer in June 1997. From November 1996 to May 1997, Mr. Harmon was a Venture Partner of Austin Ventures, a venture capital firm. From March 1992 to November 1996
Mr. Harmon was employed by Tivoli Systems Inc., a systems management software company, where he held several marketing positions including Vice President of Marketing Programs and Director of Product Marketing. Mr. Harmon holds a Bachelor of Science degree in Computer Science from Iowa State University.

   R. Logan Wray joined Motive in August 2000 as Chief Financial Officer and Executive Vice President of Business Operations. From May 1997 to April 2000, Mr. Wray served as Senior Vice President and Chief Financial Officer of Sterling Software, Inc., a systems management software and services company. From September 1981 until April of 1997, Mr. Wray held various positions with Ernst & Young LLP, most recently as a partner in the technology group focused on software. Mr. Wray holds a Bachelor of Science degree in Commerce from the University of Virginia. Mr. Wray is also a Certified Public Accountant.

   Patrick D. Motola joined Motive in May 1998 as Vice President of Product Development. In March 1999, Mr. Motola assumed his present position as Vice President of Business Development. From March 1999 to August 2000, Mr. Motola also served as Chief Financial Officer. From October 1996 to May 1998, he served as Senior Vice President of Operations and Chief Financial Officer for PSW Technologies, a publicly traded software services company. From May 1993 to September 1996, Mr. Motola served as Vice President and General Manager at PSW Technologies. From January 1992 until May 1993, Mr. Motola was Vice President of Marketing for Software Publishing Corporation, a publicly traded PC software company. Mr. Motola holds a Masters Degree in Management Science from Stanford University, a Masters Degree in Computer Science from the University of Texas at Austin, and a Bachelor of Science degree in Electrical Engineering and Computer Science from the University of California at Berkeley.

   Douglas F. McNary joined Motive in May 1998 as Vice President of Sales. From January 1997 to April of 1998, he served as Vice President of Sales of Trellix Corporation, a web authoring tool software company. From August 1991 to January 1997, he was employed by Tivoli Systems where he held several sales management positions including Vice President of Sales and Director of European Sales. Mr. McNary holds a Bachelor of Science degree in Mechanical Engineering from Worcester Polytechnic Institute.

   Michael J. Maples, Jr., a co-founder of Motive, served as Vice President of Marketing since our inception in April 1997 until September 2000 and currently serves as Vice President of Online Customer Care. From July 1994 to April 1997, Mr. Maples, Jr. served as Director of Product Marketing at Tivoli Systems. Mr. Maples, Jr. holds a Bachelor of Science degree in Industrial Engineering from Stanford University and a Masters in Business Administration from Harvard Graduate School of Business Administration.

   Anna E. Clepper joined Motive in September 2000 as Vice President of Marketing. From December 1994 until May 2000, Ms. Clepper held various positions with Sterling Software including Vice President, Channel Sales and Vice President, Marketing. Ms. Clepper holds a Bachelor of Arts degree in English Literature from Vanderbilt University and a Master of Professional Studies in Communication from Cornell University.

   John R. Greenfield joined Motive in October 1999 as Vice President of Professional Services. From June 1997 to October 1999, he served as Senior Director of Consulting Services at Oracle Corporation. From April 1991 until joining Oracle, he served as Director of Consulting at Coopers & Lybrand LLP. Prior to joining Coopers & Lybrand, he held consulting positions in Andersen Consulting's Systems Integration business. Mr. Greenfield holds a Bachelor of Science degree in Accounting from the University of Arkansas.

   David M. Malcolm joined Motive in March 1999 as Vice President of Product Development. He was employed by Tivoli Systems from July 1992 to March 1999, where he served most recently as Vice President of the Internet Business Solutions Division following a number of other management positions in product development. From 1990 to 1992, he served as Manager of Austin Operations for Locus Computing Corporation, a software product and consulting firm. Mr. Malcolm holds a Bachelor of Science degree in Computer Science from the University of Oklahoma.

   Ross B. Garber has served as director of Motive since September 1999.
Mr. Garber is co-founder of Vignette Corporation, a provider of internet relationship management software products and services. He served as a director of Vignette from December 1995 to July 1999 and from December 1995 to June 1998 he served as Chief Executive Officer and President. From July 1994 to December 1995, Mr. Garber served as Director of Worldwide Channel Sales with DAZEL Corporation, a client/server software company. Mr. Garber received a Bachelor of Arts degree in Finance from the University of Massachusetts, Amherst.

   Eric L. Jones has served as a director of Motive since June 1997. Mr. Jones is a General Partner of SSM Venture Partners, L.P., a venture capital firm where he has been employed since May 1994. Mr. Jones served as interim President and Chief Executive Officer of Tivoli from January 1991 to April 1991 and as a director and chairman of the board of Tivoli from January 1991 until the company was acquired by IBM in March 1996. Prior to joining Tivoli, Mr. Jones also served as Corporate Vice President and Group President during a 25 year career at Texas Instruments. He currently serves as a director of Active Power, Inc., a manufacturer of electric power products, and several privately held companies. Mr. Jones holds a Bachelor of Science degree in Mechanical Engineering and a Ph.D in Mechanical Engineering from the University of Texas.

   Michael J. Maples, Sr. has served as a director of Motive since June 1997. Mr. Maples, Sr. currently manages private investments. From July 1988 to April 1995, Mr. Maples, Sr. held various management positions at Microsoft Corporation, the most recent of which was Executive Vice President of the Worldwide Products Group and a member of the office of the president. He also serves as director of NetIQ Corporation, a provider of software for managing e-business infrastructures, JD Edwards and Company, an enterprise software company, Lexmark International, Inc., a laser and inkjet printer company, and Concero, Inc., a software company. Mr. Maples, Sr. is also a member of the Board of Visitors of the Engineering School at the University of Oklahoma and the College of Engineering Foundation Advisory Council at the University of Texas at Austin. Mr. Maples, Sr. holds a Bachelor of Science degree in Electrical Engineering from the University of Oklahoma and a Masters in Business Administration from Oklahoma City University.

   David Sikora has served as a director of Motive since February 2000. In January 2000, Mr. Sikora co-founded Question.com, Inc., an internet relationship management software company. From July 1998 to January 2000, he served as President and Chief Executive Officer of Ventix. From October 1994 to May 1998, Mr. Sikora served as President and Chief Executive Officer of ForeFront Group, Inc. a computer-based training software company. Mr. Sikora holds a Bachelor of Science degree in Technology from the University of Houston and a Masters in Business Administration from Harvard Graduate School of Business Administration.

   John D. Thornton has served as a director of Motive since March 2000.
Mr. Thornton is a General Partner of Austin Ventures where he has been employed since 1991. Mr. Thornton has served as a director of Vignette Corporation since February 1996. Mr. Thornton also serves as a director of Garden.com, Inc., an e-commerce gardening company and MetaSolv Software, Inc., a telecommunications software company, as well as several privately held companies. He joined Austin Ventures from McKinsey & Co., where he served clients in the

United States and Europe. He received a Bachelor of Arts degree with honors from Trinity University and a Masters of Business Administration from the Stanford Graduate School of Business.

   Following this offering, our board of directors will be divided into three classes, each of whose members will serve for a staggered three-year term. The board will consist of two class I directors, Mr. Sikora and Mr. Thornton, two class II directors, Mr. Maples, Sr. and Mr. Garber and two class III directors, Mr. Harmon and Mr. Jones. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the class I directors, class II directors and class III directors expire upon the election and qualification of successor directors at the annual meeting of stockholders held during calendar years 2001, 2002 and 2003, respectively.

   Each officer serves at the discretion of the board of directors and holds office until his successor is elected and qualified or until his resignation or removal. Other than Mr. Maples, Sr. and Mr. Maples, Jr., who are father and son, there are no family relationships among any of our directors, executive officers or key employees.

Board Committees

   The board of directors has an audit committee and a compensation committee.

   Audit Committee. The audit committee makes recommendations to the board of directors regarding the selection of independent accountants, reviews the results and scope of audit and other services provided by our independent accountants and reviews and evaluates the audit and control functions. The audit committee currently consists of Mr. Garber, Mr. Jones and Mr. Thornton.

   Compensation Committee. The compensation committee reviews and makes recommendations regarding our stock plans and makes decisions concerning salaries and incentive compensation for our management. The compensation committee currently consists of Mr. Maples, Sr. and Mr. Sikora.

Compensation Committee Interlocks and Insider Participation

   None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Director Compensation

   Except for grants of stock options, our directors generally do not receive compensation for services provided as a director. We also do not pay compensation for committee participation or special assignments of the board of directors.

   Non-employee board members are eligible for option grants under the automatic option grant program for non-employee board members under our 2000 Equity Incentive Plan. Under our 2000 Equity Incentive Plan, each non-employee director who first becomes a non-employee board member after the date of this offering will be granted an option to purchase 25,000 shares of our common stock on the date such individual joins the board, provided such individual has not been in our prior employment. This option will become vested as follows: 25% of the option shares becomes vested upon the completion of 12 months of service and an additional 6.25% of the option shares becomes vested upon the completion of each quarter of service thereafter. In addition, at each annual meeting of stockholders, each individual who will continue to be a director after such annual meeting will receive an additional option to purchase 5,000 shares of common stock. This option becomes fully vested upon the completion of 12 months of service from the grant date. Each director who received an initial option for 25,000 shares under the automatic option grant program will first be eligible to receive an annual option for 5,000 shares under the automatic option grant program in the calendar year following the year in which he or she received the initial option for 25,000 shares. The exercise price for each option grant will be equal to the fair market value per share of our common stock on the option grant date. Upon a change in control of Motive or a termination of the director's service as a result of death, disability or retirement at or after age 65, the options granted under this automatic option grant program become fully vested.

   The following option grants have been made to our non-employee board members: Mr. Sikora received an option for 55,000 shares of our common stock at an exercise price of $6.61; Mr. Garber received an option for 69,000 shares of our common stock at an exercise price of $1.50 per share; Mr. Jones received an option for 407,147 shares of our common stock at an exercise price of $0.06 per share. Mr. Maples, Sr. received an option for 135,716 shares of our common stock at an exercise price of $0.06 per share.

   Non-employee directors are also eligible to receive options and be issued shares of common stock under our 2000 Equity Incentive Plan, outside of the automatic option grant program. Directors who are also our employees are eligible to receive options and be issued shares of common stock directly under our 2000 Equity Incentive Plan and are also eligible to participate in our 2000 Employee Stock Purchase Plan.

   We have an oral arrangement with Mr. Jones pursuant to which we pay him $6,250 each month so long as Mr. Jones provides one to two days per week of executive management consulting services.

Indemnification

   Our certificate of incorporation limits the liability of our directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the Delaware General Corporation Law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

   Our by-laws provide that we shall indemnify our directors and officers to the fullest extent permitted by Delaware law, including any circumstances in which indemnification is otherwise discretionary under Delaware law. We have also entered into indemnification agreements with our officers and directors containing provisions that may require us, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of status or service as directors or officers, other than liabilities arising from willful misconduct of a culpable nature, to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms.

   We believe that all of the transactions set forth above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. All future transactions, including loans between us and our officers, directors, principal stockholders and their affiliates will be approved by a majority of the board of directors, including a majority of the independent and disinterested outside directors on the board of directors, and will continue to be on terms no less favorable to us than could be obtained from unaffiliated third parties.

Executive Compensation

   The following table sets forth information with respect to compensation earned during 1999 by our chief executive officer and our four other highest-paid executive officers whose total salary and bonus for 1999 exceeded $100,000:

                          Summary Compensation Table

                                                                   Long-Term
                                                                  Compensation
                                                                  ------------
                                                                     Awards
                                                                  ------------
                                                                   Number of
                                          Annual Compensation      Securities
                                        -------------------------  Underlying
Name and Principal Position             Salary ($)   Bonus ($)(1)  Options (#)
---------------------------             ----------   ------------ ------------
Scott L. Harmon........................  $166,167      $34,934           --
 President, Chief Executive Officer and
  Director
Patrick D. Motola......................   156,250           --           --
 Vice President of Business Development
Douglas F. McNary......................   220,000(2)     1,035      120,000
 Vice President of Sales
Scott R. Abel (3)......................   147,458       21,349           --
 Vice President of Online Services
Michael J. Maples, Jr..................   138,083       21,349           --
 Vice President of Marketing

-------

(1) Consists of bonuses equal to the value of All.com stock that we distributed to each officer, less each officer's investment in our stock.
(2) Mr. McNary's salary also consisted of $80,000 of sales commissions earned in 1999. For 1999, Mr. McNary was paid the commissions when we determined that he had satisfied his target commission objectives, which were based on revenues.
(3) Mr. Abel left us on December 31, 1999 to become chief operating officer of All.com.

   The following table sets forth each grant of stock options in 1999 to our chief executive officer and our four other highest-paid executive officers. No stock appreciation rights were granted during such period.

   The figures representing percentages of total options granted to employees in the last fiscal year are based on a total of 3,397,291 option shares granted to our employees during fiscal year 1999.

   Each of the options listed in the table is immediately exercisable. The shares purchased under the options may be repurchased by us at the original exercise price per share if the optionee ceases service with the Company before vesting in the shares. With respect to Mr. McNary's option for 22,500 shares, the right of repurchase shall lapse with respect to the first 20% of the shares subject to this option upon his completion of the first 12 months of service from the vesting commencement date, and an additional 5% of the shares upon the completion of each three-month period of service thereafter. With respect to the option for 30,000 shares and the option for 67,500 shares, the right of repurchase shall lapse with respect to the first 25% of the shares subject to each option upon the optionee's completion of the first 12 months of service from the vesting commencement date, and an additional 6.25% of the shares upon the completion of each three-month period of service thereafter. The option shares will fully vest if we are acquired in a merger or asset sale, unless our repurchase right with respect to the unvested option shares is transferred to the acquiring entity. If Mr. McNary remains in service with us until December 31, 2001, he will become fully vested in all of his option shares.

   The amounts listed in the following table under the heading "Exercise price" were valued by our board of directors on the date of grant. In determining this fair market value, the board of directors took into account the purchase price paid by the investors for shares of our preferred stock (taking into account the liquidation preferences and other rights, privileges and preferences associated with such preferred stock) and an evaluation by the board of directors of our revenues, operating history and prospects. The exercise price may be paid in cash, in shares of our common stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. We may also finance the option exercise by lending the optionee sufficient funds to pay the exercise price for the purchased shares.

   We calculated the amounts listed in the following table under the heading "Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term" based on the ten-year term of the option at the time of grant. For purposes of these columns, we assumed stock price appreciation of 5% and 10% over an assumed initial public offering price of $11.00 per share (the mid-point of the filing range). These rates do not represent our prediction of our stock price performance.

   On March 1, 2000, we granted Mr. McNary an option for 30,000 shares of our common stock at an exercise price per share of $3.00.

                       Option Grants in Last Fiscal Year

                                            Individual Grants
                          ------------------------------------------------------
                                                                                      Potential
                                                                                 Realizable Value at
                                                                                   Assumed Annual
                           Number of                                               Rates of Stock
                          Securities  Percent of Total                           Price Appreciation
                          Underlying  Options Granted                              for Option Term
                            Options   to Employees in  Exercise Price Expiration -------------------
Name                      Granted (#) Fiscal Year (%)    ($/share)       Date     5% ($)   10% ($)
----                      ----------- ---------------- -------------- ---------- -------- ----------
Scott L. Harmon.........        --           --                --            --        --         --
Patrick D. Motola.......        --           --                --            --        --         --
Douglas F. McNary.......    22,500          0.7%          $0.4333      01/17/09  $145,902 $  384,702
                            30,000          0.9            0.9333      07/08/09   179,536    497,936
                            67,500          2.0            1.7500      10/28/09   348,829  1,065,229
Scott R. Abel...........        --           --                --            --        --         --
Michael J. Maples, Jr...        --           --                --            --        --         --

   The following table sets forth for our chief executive officer and our four other highest-paid executive officers the number and value of securities underlying unexercised options that are held by such executive officers as of December 31, 1999. No options or stock appreciation rights were exercised by such executive officers in 1999, and no stock appreciation rights were outstanding at the end of that year.

   These stock options are immediately exercisable. We have the right to repurchase all unvested option shares at the original exercise price if the optionee's service terminates. The heading "Vested" refers to shares no longer subject to our right of repurchase; the heading "Unvested" refers to shares subject to our right of repurchase as of December 31, 1999.

                         Fiscal Year-End Option Values

                           Number of Securities
                                Underlying             Value of Unexercised
                          Unexercised Options at       In-the-Money Options
                            Fiscal Year End (#)      at Fiscal Year End ($)(1)
                          -------------------------  ----------------------------
Name                        Vested      Unvested       Vested       Unvested
----                      ----------  -------------  ----------- ----------------
Scott L. Harmon..........         --             --          --                --
Patrick D. Motola........         --             --          --                --
Douglas F. McNary........         --        120,000          --  $      1,164,127
Scott R. Abel............         --             --          --                --
Michael J. Maples, Jr....         --             --          --                --

--------
(1) Based on an assumed initial public offering price of $11.00 per share (the mid-point of the filing range), less the exercise price payable for such shares.

Change of Control Arrangements and Employment Agreements

   If we experience a change in control, an option or other award granted under our 1997 Stock Option/Stock Issuance Plan or 2000 Equity Incentive Plan will become fully exercisable and fully vested if the option or award is not assumed by the surviving corporation or its parent or if the surviving corporation or its parent does not substitute comparable awards for the awards granted under such plans. In addition, under the 2000 Equity Incentive Plan, if an award recipient is involuntarily terminated within 12 months following a change in control, then such recipient will receive an additional 12 months of vesting in his or her award. Under our 1997 Stock Option/Stock Issuance Plan, if an optionee or a purchaser is involuntarily terminated within 12 months after we experience a change in control, then all of such optionee's or purchaser's unvested shares acquired from the initial option granted to each such person under our 1997 Stock Option/Stock Issuance Plan will become vested.

   We do not have written employment agreements with our chief executive officer or our four other highest-paid executive officers. We have offer letters with Messrs. Motola and McNary. The offer letter for Mr. Motola was entered into on April 22, 1998 and provided for an initial annual base salary of $150,000 ($165,000 as of

December 31, 1999) and an option grant for 814,276 shares of our common stock. The offer letter for Mr. McNary was entered into on February 13, 1998 and provided for an initial annual base salary of $110,000 ($140,000 as of December 31, 1999) and an option grant for 814,275 shares of our common stock.

Employee Stock Plans

   2000 Equity Incentive Plan

   Our 2000 Equity Incentive Plan was adopted by our board of directors on April 20, 2000. We will also seek stockholder approval of this plan. We have reserved 7,500,000 shares of our common stock for issuance under the 2000 Equity Incentive Plan. Any shares not yet issued under our 1997 Stock Option/Stock Issuance Plan on the date of this offering will also be available under the 2000 Equity Incentive Plan. On January 1 of each year, starting with the year 2001, the number of shares in the reserve will automatically increase by 5% of the total number of shares of common stock that are then outstanding or by 5,000,000 shares, whichever is less. In general, if options or shares awarded under the 2000 Equity Incentive Plan or options awarded under the 1997 Stock Option/Stock Issuance Plan are forfeited, then those options or shares will again become available for awards under the 2000 Equity Incentive Plan. No options have yet been granted under the 2000 Equity Incentive Plan.

   Under the 2000 Equity Incentive Plan, the eligible individuals are:

  . employees,

  . non-employee members of the board of directors and

  . consultants.

   The types of awards that may be made under the 2000 Equity Incentive Plan are:

  . options to purchase shares of common stock,

  . stock appreciation rights,

  . restricted shares and

  . stock units.

   Options may be incentive stock options that qualify for favorable tax treatment for the optionee under Section 422 of the Internal Revenue Code of 1986 or nonstatutory stock options not designed to qualify for such favorable tax treatment. With limited restrictions, if shares awarded under the 2000 Equity Incentive Plan are forfeited, then those shares will again become available for new awards under the 2000 Equity Incentive Plan.

   The compensation committee of our board of directors administers the 2000 Equity Incentive Plan. Except with respect to the automatic option grant program for non-employee board members, the committee has the complete discretion to make all decisions relating to the interpretation and operation of our 2000 Equity Incentive Plan. The committee has the discretion to determine which eligible individuals are to receive any award, and to determine the type, number, vesting requirements and other features and conditions of each award.

   The exercise price for incentive stock options granted under the 2000 Equity Incentive Plan may not be less than 100% of the fair market value of our common stock on the option grant date. The exercise price for non-statutory options granted under the 2000 Equity Incentive Plan may not be less than 85% of the fair market value of our common stock on the option grant date.

   The exercise price may be paid by using:

  . cash,

  . outstanding shares of common stock,

  . cashless exercise method with a designated broker,

  . pledge of shares to a broker or

  . promissory note.

   The purchase price for newly issued restricted shares awarded under the 2000 Equity Incentive Plan may be paid by using:

  . cash,

  . promissory note or

  . rendering of past services.

   The committee may reprice options and may modify, extend or assume outstanding options and stock appreciation rights. The committee may accept the cancellation of outstanding options or stock appreciation rights in return for the grant of new options or stock appreciation rights. The new option or right may have the same or a different number of shares and the same or a different exercise price.

   The maximum number of option shares that a person may receive in a fiscal year is 500,000, except that in the first year of employment, the maximum number of option shares that a person may receive is 3,000,000.

   If we experience a change in control, an option or other award under the 2000 Equity Incentive Plan will become fully exercisable and fully vested if the option or award is not assumed by the surviving corporation or its parent or if the surviving corporation or its parent does not substitute comparable awards for the awards granted under the 2000 Equity Incentive Plan. In addition, if an optionee or award recipient is involuntarily terminated within 12 months following a change in control, then the optionee or award recipient will receive an additional 12 months of vesting.

   A change in control includes:

  . a merger or consolidation of us after which our then current stockholders own less than 50% of the surviving corporation,

  . sale of all or substantially all of our assets,

  . a proxy contest that results in replacement of more than one-half of our directors over a 24-month period or

  . an acquisition of 50% or more of our outstanding stock by a person other than a person related to us, such as a corporation owned by our stockholders.

   If a merger or other reorganization occurs, the agreement of merger or reorganization may provide that outstanding options and other awards under the 2000 Equity Incentive Plan shall be assumed by the surviving corporation or its parent, shall be continued by us if we are the surviving corporation, shall have accelerated vesting and then expire early, or shall be cancelled for a cash payment.

   Non-employee board members are eligible for option grants under the automatic option grant program for non-employee board members under our 2000 Equity Incentive Plan. Under our 2000 Equity Incentive Plan, each non-employee director who first becomes a non-employee board member after the date of this offering will be granted an option to purchase 25,000 shares of our common stock on the date such individual joins the board, provided such individual has not been in our prior employ. This option will become vested as follows:
25% of the option shares becomes vested upon the completion of 12 months of service and an additional 6.25% of the option shares becomes vested upon the completion of each quarter of service thereafter. In addition, at each annual meeting of stockholders, each individual who will continue to be a director after such annual meeting will receive an additional option to purchase 5,000 shares of common stock. This option becomes fully vested upon the completion of 12 months of service from the grant date. Each director who received an initial option for 25,000 shares under the automatic option grant program will first be eligible to receive an annual option for 5,000 shares under the automatic option grant program in the calendar year following the year in which he or she received the initial option for 25,000 shares. The exercise price for each option grant will be equal to the fair market value per share of our common stock on the option grant date. Upon a change in control of us or a termination of the director's service as a result of death, disability or retirement at or after age 65, the options granted under this automatic option grant program become fully vested.

   Our board may amend or terminate the 2000 Equity Incentive Plan at any time. If our board amends the plan, stockholder approval of the amendment will be sought only if required by an applicable law. The 2000 Equity Incentive Plan will continue in effect indefinitely unless the board decides to terminate the plan earlier.

   2000 Employee Stock Purchase Plan

   Our board of directors adopted our 2000 Employee Stock Purchase Plan on April 20, 2000. We will also seek stockholder approval of this plan. We have reserved 1,000,000 shares of our common stock for issuance under our 2000 Employee Stock Purchase Plan. As of January 1 each year, starting in 2001, the number of shares reserved for issuance under our 2000 Employee Stock Purchase Plan will be increased automatically by 2% of the total number of shares of common stock then outstanding or, if less, 1,000,000 shares. Our 2000 Employee Stock Purchase Plan is intended to qualify under Section 423 of the Internal Revenue Code.

   Eligible employees may begin participating in the 2000 Employee Stock Purchase Plan at the start of an offering period. Each offering period lasts 24 months. Two overlapping offering periods will start on February 1 and August 1 of each calendar year. However, the first offering period will start on the effective date of this offering and end on January 31, 2003. Purchases of our common stock will occur on approximately every January 31 and July 31 of each calendar year during an offering period.

   Our 2000 Employee Stock Purchase Plan will be administered by the compensation committee of our board of directors. Each of our employees is eligible to participate if he or she is employed by us for more than 20 hours per week and for more than five months per year.

   Our 2000 Employee Stock Purchase Plan permits each eligible employee to purchase common stock through payroll deductions. Each employee's payroll deductions may not exceed 15% of the employee's cash compensation. The initial period during which payroll deductions may be contributed will begin on the effective date of this offering and end on July 31, 2001. Each participant may purchase up to 750 shares on any purchase date.

   The price of each share of common stock purchased under our 2000 Employee Stock Purchase Plan will be 85% of the lower of:

  (A) the fair market value per share of common stock on the date immediately before the first date of the applicable offering period or

  (B) the fair market value per share of common stock on the purchase date.

   In the case of the first offering period, the price per share under the plan will be 85% of the lower of:

  (A) the price offered to the public in this offering or

  (B) the fair market value per share of common stock on the purchase date.

   Employees may end their participation in the 2000 Employee Stock Purchase Plan at any time. Participation ends automatically upon termination of employment with us.

   If we experience a change in control, our 2000 Employee Stock Purchase Plan will end and shares will be purchased with the payroll deductions accumulated to date by participating employees, unless this plan is assumed by the surviving corporation or its parent. Our board of directors may amend or terminate the 2000 Employee Stock Purchase Plan at any time. If our board increases the number of shares of common stock reserved for issuance under the 2000 Employee Stock Purchase Plan, it must seek the approval of our stockholders.

                          RELATED PARTY TRANSACTIONS

Transactions with Directors and Officers

   Equity Financings

   Members of our board of directors have purchased the following shares of our common stock and preferred stock:

                                                      Preferred Stock
                                  Common   -------------------------------------
                                   Stock   Series A  Series B Series C Series D
                                 --------- --------- -------- -------- ---------
Scott L. Harmon................. 4,387,676        --      --       --         --
Eric L. Jones (1)...............   407,147 1,668,521 196,184   59,058         --
John D. Thornton (2) (3)
 with Austin Ventures...........        -- 4,588,430 539,507  163,922  1,785,991
Ross B. Garber..................    69,000        --      --       --         --
David Sikora (4)................   437,420        --      --       --         --
Michael J. Maples, Sr...........   135,716        --      --       --         --

--------
(1) Includes holdings of SSM Venture Partners L.P.
(2) Includes holdings of entities affiliated with Austin Ventures.
(3) Includes 1,785,991 shares of Series D Preferred Stock converted from Ventix preferred stock in conjunction with the Ventix acquisition.
(4) Includes 372,420 shares of common stock converted from Ventix common stock in conjunction with the Ventix acquisition.

   In connection with their respective purchases of common stock, Mr. Harmon paid $0.0007 per share in May 1997, Mr. Jones and Mr. Maples, Sr. each paid $0.06 per share in August 1997 and April 1998, respectively, and Mr. Garber paid $1.50 per share in October 1999. Mr. Sikora holds 372,420 shares of our common stock as a result of the conversion of his Ventix common stock in the Ventix acquisition. Based on the original purchase price of his Ventix common stock, Mr. Sikora effectively paid $.1611 per share for these 372,420 shares of our common stock. Mr. Sikora paid $2.00 per share for 10,000 additional shares of our common stock in February 2000 and $6.61 per share for 55,000 additional shares of our common stock in August 2000. In connection with the purchase of preferred stock, Mr. Jones and Mr. Thornton paid $0.599 per share for the Series A Preferred Stock, $3.13 per share for the Series B Preferred Stock and $6.61 per share for the Series C Preferred Stock. In connection with the Ventix acquisition, Mr. Thornton received shares of Series D-1 Preferred Stock valued at $4.627 per share.

   In connection with the purchase by Austin Ventures V, L.P. and SSM Venture Partners, L.P. of our Series A preferred stock, Austin Ventures and SSM became entitled to appoint a director to our board of directors. See "Principal Stockholders."

   Other Transactions

   We loaned Mr. Motola $48,314 in connection with the exercise of his options to purchase 814,276 shares of common stock. Mr. Motola issued a full recourse promissory note to us bearing interest at the rate of 5.77% per annum that is secured by a pledge of the shares acquired and is payable in full by June 12, 2003. Mr. Motola has subsequently retired $43,482 of this loan resulting in a balance outstanding of $4,832 at September 30, 2000. We also loaned Mr. Motola $281,940 per his employment arrangement in connection with Mr. Motola's purchase of Series B preferred stock. Mr. Motola issued a full recourse promissory note to us bearing interest at the rate of 5.56% per annum that is secured by a pledge of the shares acquired and is payable in full by July 15, 2003. Mr. Motola has subsequently retired $150,368 of this loan resulting in a balance of $131,572 at September 30, 2000.

   In October 1999, we contributed certain assets to a newly formed company, All.com, Inc., in exchange for 8,000,000 shares of All.com preferred stock. All.com provides technical support services over the internet to small and medium-sized businesses. We subsequently distributed all of this stock to our stockholders and optionholders of record as of October 29, 1999, pro rata based on their fully diluted ownership of our capital stock. Our executive officers and directors as of that date received their pro rata portion of the All.com shares in the distribution.

   As a result of our acquisition of Ventix in January 2000, David Sikora, President and Chief Executive Officer of Ventix, joined our Board of Directors.

Indemnification and Limitation of Director and Officer Liability

   Our certificate of incorporation limits the liability of our directors and officers for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the Delaware General Corporation Law. This limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

   Our by-laws provide that we shall indemnify our directors and officers to the fullest extent permitted by Delaware law. We have also entered into indemnification agreements with our directors and officers containing provisions that may require us to, among other things:

  . indemnify our directors and officers against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct of a culpable nature;

  . advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified; and

  . obtain directors' and officers' insurance if available on reasonable terms.

   We believe that all of these transactions were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. All future transactions, including loans, between us and our officers, directors, principal stockholders and their affiliates will be approved by a majority of our board of directors, including a majority of the independent and disinterested outside directors, and will continue to be on terms no less favorable to us than could have been obtained from unaffiliated third parties.

                            PRINCIPAL STOCKHOLDERS

   The following table sets forth information regarding the beneficial ownership of our common stock as of October 13, 2000 by the following individuals or groups:

  (1) each person or entity who we know own beneficially more than five percent (5%) of our common stock;

  (2) each of the Named Officers;

  (3) each of our directors; and

  (4) all directors and executive officers as a group.

   Under the rules of the Securities and Exchange Commission, beneficial ownership includes voting or investment power with respect to securities and includes the shares issuable under stock options that are exercisable within sixty (60) days of October 13, 2000. Shares issuable under stock options are deemed outstanding for computing the percentage of the person holding options but are not outstanding for computing the percentage of any other person. The number of shares of common stock outstanding after this offering includes 5,000,000 shares of common stock being offered for sale by us in this offering. The percentage of beneficial ownership for the following table is based upon 41,792,618 shares of common stock outstanding as of October 13, 2000 (after giving effect to the conversion of all of our outstanding preferred stock to common stock), and 46,792,618 shares of common stock outstanding after the completion of this offering assuming no exercise of the underwriters' over-allotment option.

   Unless otherwise indicated, the address for each listed stockholder is: c/o Motive Communications, Inc., 9211 Waterford Centre Boulevard, Suite 100, Austin, Texas 78758. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

                                                            Percent of Shares
                                                               Outstanding
                                       Shares Beneficially --------------------
                                        Owned Before the   Before the After the
 Name and Address of Beneficial Owner       Offering        Offering  Offering
 ------------------------------------  ------------------- ---------- ---------
5% Stockholders
 Funds Affiliated with Accel
  Partners(1).........................      3,270,910         7.83%      6.99%
  428 University Avenue
  Palo Alto, CA 94301
 Funds Affiliated with Austin
  Ventures(2).........................      7,077,850        16.94      15.13
  114 West Seventh Street
  1300 Norwood Tower
  Austin, TX 78701
 Scott Abel(3)........................      2,679,358         6.41       5.73
  8701 North Mopac Blvd., Suite 165
  Austin, TX 78759

Officers and Directors
 Scott L. Harmon(4)...................      4,387,676        10.50       9.38
 Michael J. Maples, Jr.(5)............      2,681,358         6.42       5.73
 Patrick D. Motola(6).................        856,276         2.05       1.83
 Douglas F. McNary(7).................        992,688         2.37       2.11
 Michael J. Maples, Sr................        135,716            *          *
 Ross B. Garber.......................         69,000            *          *
 John D. Thornton(2)..................      7,077,850        16.94      15.13
 Eric L. Jones(8).....................      2,330,910         5.58       4.98
 David Sikora(9)......................        437,420         1.05          *
 Executive officers and directors as a
  group
  (13 persons)(10)....................     21,084,335        48.59%     43.57%

--------
* Represents beneficial ownership of less than 1% of the outstanding shares of common stock

(1) Includes 340,175 shares held by Accel Internet/Strategic Technology Fund L.P., 157,004 shares held by Accel Investors '97 L.P., 134,106 shares held by Accel Keiretsu V L.P., 2,567,663 shares held by Accel V L.P. and 71,962 shares held by Ellmore C. Patterson Partners. Accel V Associates L.L.C. is the general partner of Accel V L.P. and has the sole voting and investment power over its shares. Accel Internet/Strategic Technology Fund Associates L.L.C. is the general partner of Accel Internet/Strategic Technology Fund L.P. and has the sole voting and investment power over its shares. Accel Keiretsu V Assocites L.L.C. is the general partner of Accel Keiretsu V L.P. and has the sole voting and investment power over its shares. Arthur C. Patterson, James R. Swartz, James W. Breyer, Luke
     B. Evnin, Eugene D. Hill, J. Peter Wagner, and G. Carter Sednaoui are the general partners of Accel Investors '97 L.P. and therefore share the voting and investment powers over the shares held by Accel Investors '97 L.P. Arthur C. Patterson is the sole general partner of Ellmore C. Patterson Partners, and therefore has sole voting and investment power over its shares.
(2) Includes 6,341,706 shares held by Austin Ventures V, L.P., 317,503 shares held by Austin Ventures V Affiliates Fund, L.P., 417,129 shares held by Silverton Partners and 1,512 shares held by Brian Goffman. Mr. Thornton, one of our directors, is a general partner of AV Partners V, L.P., which is the general partner of Austin Ventures V, L.P. and Austin Ventures V Affiliates Fund, L.P. Mr. Thornton disclaims beneficial ownership of the shares held by Austin Ventures V, L.P. and Austin Ventures V Affiliates Fund, L.P., except to the extent of his pecuniary interest therein arising from his partnership interest in AV Partners V, L.P.
(3) Includes 2,679,358 shares held by Miko Ventures, Ltd. Mr. Abel has granted the underwriters a 30-day option to purchase up to 100,000 shares to cover over-allotments, if any. If such option is exercised in full, after the offering Mr. Abel will beneficially own 2,579,358 shares or 5.51% of our common stock.
(4)  Includes 4,387,676 shares held by SLH Holdings, Ltd.
(5)  Includes 1,474,746 shares held by MJMJR, Ltd.

(6) Includes 142,498 shares held by Nancy Elizabeth Motola 1999 Exempt Trust, 142,498 shares held by Patrick D. Motola 1999 Exempt Trust and 529,280 shares held by Patrick D. Motola and Nancy Motola, as community property. Mr. Motola has granted the underwriters a 30-day option to purchase up to 25,000 shares to cover over-allotments, if any. If such option is exercised in full, after the offering Mr. Motola will beneficially own 831,276 shares or 1.78% of our common stock.
(7) Includes (a) 842,688 shares held by Douglas McNary and (b) options immediately exercisable for 150,000 shares.
(8) Includes 1,923,763 shares held by SSM Ventures Partners, L.P. Mr. Jones, one of our directors, is a general partner of SSM Venture Partners L.P. Mr. Jones disclaims beneficial ownership of the shares held by SSM Ventures Partners, L.P., except to the extent of his pecuniary interest therein.
(9) Includes 350,079 shares held by EMODL Partnership, Ltd., 7,447 shares held by The Elizabeth A. Sikora 1998 Trust, 7,447 shares held by The Madeline B. Sikora 1998 Trust and 7,447 shares held by The Olivia P. Sikora 1998 Trust.
(10) Includes options immediately exercisable for 1,597,000 shares.

                         DESCRIPTION OF CAPITAL STOCK

   On the closing of this offering, our authorized capital stock will consist of 500,000,000 shares of common stock, $0.001 par value, and 10,000,000 shares of preferred stock, $0.001 par value.

Common Stock

   As of September 30, 2000 and assuming the conversion of all of our outstanding preferred stock into common stock, there were 41,814,781 shares of common stock outstanding that were held of record by approximately 306 stockholders. There will be 46,814,781 shares of common stock outstanding (assuming no exercise of the underwriters' over-allotment option and assuming no exercise after September 30, 2000, of outstanding options or warrants) after giving effect to the sale of the shares of common stock to the public in this offering and the conversion of our preferred stock into common stock on completion of this offering.

   The holders of common stock are entitled to one vote per share on all matters to be voted on by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratable dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for the payment of dividends. In the event of our liquidation, dissolution, or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued on completion of this offering will be fully paid and nonassessable.

Preferred Stock

   On the closing of this offering, 10,000,000 shares of preferred stock will be authorized and no shares will be outstanding. The board of directors has the authority to issue the preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The board of directors may issue preferred stock that may have the effect of delaying, deferring or preventing a change in control of us without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. We currently have no plans to issue any of the preferred stock.

Warrant

   In conjunction with the Ventix acquisition, we assumed a warrant held by Intel Corporation for the issuance of up to 74,984 shares of Series D-2 preferred stock with an exercise price of $4.00 per share. Intel may exercise its warrant if we request certain services to be performed by Intel. We have not assigned a value to this warrant as we do not intend to request the services that will make the warrant exercisable.

Anti-takeover Effects of Provisions of Our Certificate of Incorporation, By-laws and Delaware Law

   Amended and Restated Certificate of Incorporation and Restated By-laws

   Our amended and restated certificate of incorporation to be effective on the closing of this offering provides for the division of our board of directors into three classes of directors, with each class serving a staggered three-year term. Any vacancy on the board of directors, regardless of the reason for the vacancy, may only be filled by vote of the majority of the directors then in office. The classification system of electing directors may tend to discourage a third-party from making a tender offer or otherwise attempting to obtain control of us and may maintain the incumbency of the board of directors, as the classification of the board of directors generally increases the difficulty of replacing a majority of the directors.

   The amended and restated certificate of incorporation also provides that, effective on the closing of this offering, all stockholder actions must be effected at a duly called meeting and not by action in lieu of a meeting. All stockholder action must be properly brought before any stockholder meeting, which according to our restated by-laws means that a stockholder must comply with provisions requiring that we receive advance notice. Further, provisions of the restated by-laws and the amended and restated certificate of incorporation provide that the stockholders may amend the by-laws or certain provisions of the amended and restated certificate of incorporation only with the affirmative vote of two-thirds of our capital stock. These provisions of the amended and restated certificate of incorporation and by-laws could discourage potential acquisition proposals and could delay or prevent a change in control of us. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change in control of us. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

   Delaware Takeover Statute

   We are subject to Section 203 of the Delaware General Corporation Law, or DGCL Section 203, which regulates corporate acquisitions. DGCL Section 203 prevents certain Delaware corporations, including those whose securities are listed on the Nasdaq National Market, from engaging, under certain circumstances in a "business combination" with any "interested stockholder" for three years following the date that such stockholder became an interested stockholder. For purposes of DGCL Section 203, a "business combination" includes, among other things, a merger or consolidation and the sale of 10% or more of our assets resulting in a financial benefit to the interested stockholder. In general, DGCL Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person. A Delaware corporation may "opt out" of DGCL Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or by-laws resulting from amendments approved by the holders of at least a majority of the corporation's outstanding voting shares. We have not "opted out" of the provisions of DGCL Section 203. This provision could discourage anti-takeover attempts not approved by our Board of Directors, including attempts that might result in a premium over the market price for shares of common stock by our stockholders.

Registration Rights

   As of October 30, 2000, the holders of approximately 20,062,248 shares of common stock or rights to acquire such shares will be entitled to rights with respect to the registration of such shares under the Securities Act. The holders of registration rights are related to our mandatorily redeemable, convertible Series A, Series B, Series C, Series D-1, Series D-2 and Series D-3 preferred stock. Under the terms of the agreement between us and the holders of such registrable securities, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, such holders are entitled to notice of such registration and are entitled to include shares of such registrable securities in the registration. Additionally, such holders of at least two-thirds of the registrable securities are also entitled to demand registration rights, pursuant to which they may require us on up to two occasions to file a registration statement under the Securities Act at our expense with respect to their registrable securities, and we are required to use all reasonable efforts to effect such registration. Further, holders of 25% or more of the registrable securities may require us to file three additional registration statements on Form S-3 at our expense. All of these registration rights terminate after four
(4) years following the consummation of our initial public offering and are subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in such registration and our right not to effect a requested registration within 180 days following the effective date of an offering of our securities pursuant to Form S-1, including the offering made by this prospectus.

Transfer Agent and Registrar

   The transfer agent and registrar for the common stock is ChaseMellon Shareholder Services, L.L.C., and its telephone number is (214) 965-2235.

                        SHARES ELIGIBLE FOR FUTURE SALE

   On completion of this offering, we will have 46,814,781 shares of common stock outstanding. Of the 5,000,000 shares which will be sold to the public in this offering, up to 4,650,000 shares will be available for immediate sale in the public market as of the date of this prospectus. Approximately 41,814,781 additional shares will be available for sale in the public market from time to time following the expiration of 180-day lockup agreements with representatives of the underwriters, subject in some cases to vesting restrictions on shares held by employees and to compliance with the volume and other limitations of Rule 144. The table below sets forth the approximate number of shares eligible for future sale after giving effect to the lock-up and the holding requirements under Rule 144.

                    Approximate
                      Shares
                     Eligible
 Days after Date of for Future
  this Prospectus      Sale                         Comment
 ------------------ -----------                     -------
 On Effectiveness..  4,650,000  Freely tradable shares sold in offering
 90 Days...........       None
                                Lock-up released; shares salable under Rule
 180 Days.......... 35,371,137  144, 144(k) or 701
 Thereafter........  6,443,644  Restricted securities held for one year or less

   In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, who has beneficially owned shares for at least one year is entitled to sell within any three-month period commencing 90 days after the date of this prospectus a number of shares that does not exceed the greater of (a) 1% of the then outstanding shares of common stock which will be approximately 466,263 shares immediately after the offering, or (b) the average weekly trading volume during the four calendar weeks preceding such sale, subject to manner of sale requirements, and depending on the amount sold, the filing of a Form 144 with respect to such sale. A person or persons whose shares are aggregated who is not deemed to have been an affiliate of Motive Communications, Inc. at any time during the 90 days immediately preceding the sale who has beneficially owned his or her shares for at least two years is entitled to sell such shares pursuant to Rule 144(k) without regard to the limitations described above. Persons deemed to be affiliates must always sell pursuant to Rule 144, even after the applicable holding periods have been satisfied.

   We are unable to estimate the number of shares that will be sold under Rule 144, since this will depend on the market price for our common stock, the personal circumstances of the sellers and other factors. Prior to this offering, there has been no public market for the common stock, and there can be no assurance that a significant public market for the common stock will develop or be sustained after the offering. Any future sale of substantial amounts of the common stock in the open market may adversely affect the market price of the common stock in this offering.

   We, our directors, executive officers and other stockholders, holding an aggregate of 46,612,132 common shares or rights to acquire the shares, have agreed pursuant to the Underwriting Agreement and other agreements that we and they will not sell any common stock without the prior consent of Morgan Stanley & Co. Incorporated for a period of 180 days from the date of this prospectus, except that we may, without such consent, grant options and sell shares pursuant to our stock plans.

   Any of our employees or consultants who purchased shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permits nonaffiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with the Rule 144 holding period restrictions, in each case commencing 90 days after the date of this prospectus. As of the date of this prospectus, the holders of options exercisable into approximately 4,797,351 shares of common stock will be eligible to sell their shares on the expiration of the 180-day lockup period, or subject in certain cases to vesting of such options.

   We intend to file a registration statement on Form S-8 under the Securities Act to register shares of common stock issued or reserved for issuance under our stock plans within 180 days after the date of this prospectus, thus permitting the resale of such shares by nonaffiliates in the public market without restriction under the Securities Act. We intend to register these shares on Form S-8, along with options that have not been issued under our stock plans as of the date of this prospectus.

   In addition, after this offering, the holders of approximately 20,062,248 shares of common stock will be entitled to certain rights with respect to registration of such shares under the Securities Act. Registration of such shares under the Securities Act would result in such shares, except for shares purchased by our affiliates, becoming freely tradable without restriction under the Securities Act immediately on the effectiveness of such registration. See "Description of Capital Stock--Registration Rights."

                                 UNDERWRITERS

   Under the terms and subject to the conditions contained in the underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. Incorporated, Deutsche Bank Securities Inc., Dain Rauscher Incorporated and Friedman, Billings, Ramsey & Co., Inc. are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares indicated below:

                                                                       Number of
   Name                                                                 Shares
   ----                                                                ---------
   Morgan Stanley & Co. Incorporated..................................
   Deutsche Bank Securities Inc. .....................................
   Dain Rauscher Incorporated.........................................
   Friedman, Billings, Ramsey & Co., Inc. ............................
                                                                       ---------
     Total............................................................ 5,000,000
                                                                       =========

   The underwriters are offering the shares subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock in this offering are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock in this offering, other than those covered by the over-allotment option described below, if any such shares are taken.

   The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a
concession not in excess of $.    a share under the public offering price. Any
underwriters may allow, and such dealers may reallow, a concession not in
excess of $.    a share to other underwriters or to certain other dealers.
After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives of the underwriters.

   Pursuant to the underwriting agreement, Motive and two selling stockholders have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of 750,000 additional shares of common stock at the public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The underwriters may exercise such option solely for the purpose of covering over-allotments, if any, made in connection with this offering. To the extent such option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of common stock as the number set forth next to such underwriter's name in the preceding table bears to the total number of shares of common stock set forth next to the names of all underwriters in the preceding table. If the underwriter's over-allotment option is exercised in full, the total price to
the public would be $    , the total underwriters' discounts and commissions
would be $    , the total proceeds to us would be $     and the total proceeds
to the selling stockholders would be $    .

   Morgan Stanley Dean Witter Online Inc., an affiliate of Morgan Stanley & Co. Incorporated, is acting as a selected dealer in connection with the offering and will distribute shares of common stock over the internet to its eligible account holders. In addition, Friedman, Billings, Ramsey & Co., Inc. has agreed to allocate a number of shares to fbr.com for sale to its online brokerage account holders. fbr.com, a division of FBR Investment Services, Inc., is an affiliate of Friedman, Billings, Ramsey & Co., Inc.

   At our request, the underwriters have reserved up to          shares of
common stock to be sold in this offering, at the public offering price, to our directors, officers, employees, business associates and related persons. The number of shares of common stock available for sale to the general public will be reduced to the extent such individuals purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares.

   We, the directors, officers and certain other of our stockholders have each agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, during the period ending 180 days after the date of this prospectus, we will not, directly or indirectly:

  . offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock (whether such shares or any such securities are then owned by such person or are thereafter acquired directly from us); or

  . enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of common stock,

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

   The restrictions described in the previous paragraph do not apply to:

  . the sale to the underwriters of the shares of common stock under the underwriting agreement;

  . the issuance of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus which is described in the prospectus;

  . transactions by any person other than us relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering of the shares of common stock; or

  . issuances of shares of common stock or options to purchase shares of common stock pursuant to our employee benefit plans as in existence on the date of the prospectus and consistent with past practices.

   The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by them.

   We have submitted an application to have our common stock approved for quotation on the Nasdaq National Market under the symbol "MOTV."

   In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over allotment option. The underwriters can close out a covered short sale by exercising the over allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over allotment option. The underwriters may also sell shares in excess of the over allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. The underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering, if the syndicate repurchases previously distributed common stock to cover syndicate short positions or to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

   We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

   ABS Employees' Venture Fund L.P. beneficially owns 124,989 shares of common stock of the Company and BT Investment Partners, Inc. beneficially owns 62,495 shares of common stock of the Company. ABS Employees' Venture Fund L.P. and BT Investment Partners, Inc. are affiliated with Deutsche Bank Securities Inc., an underwriter, and effectively paid $750,000 or $4.00 per share for these shares.

Pricing of the Offering

   Prior to this offering, there has been no public market for the shares of common stock. Consequently, the public offering price for the shares of common stock will be determined by negotiations between us and the representatives of the underwriters. Among the factors that will be considered in determining the public offering price are our record of operations, our current financial position and future prospects, the experience of our management, our sales, earnings and other financial and operating information in recent periods, the price-earnings ratios, price-sales ratios, market prices of securities and financial and operating information of companies engaged in activities similar to ours. The estimated initial public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS

   The validity of the issuance of the common stock issued in this offering will be passed upon for us by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Austin, Texas. Legal matters will be passed upon for the underwriters by Davis Polk & Wardwell, New York, New York. As of the date of this prospectus, a partnership associated with Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP beneficially owned an aggregate of 10,000 shares of our common stock.

                                    EXPERTS

   Ernst & Young LLP, independent auditors, have audited our consolidated financial statements at December 31, 1998 and 1999, and for the years then ended and the period from inception (April 25, 1997) through December 31, 1997, as set forth in their report. We have included our consolidated financial statements in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

   The financial statements of Ventix Systems Inc. as of December 31, 1998 and 1999 and for the years then ended included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                        CHANGE IN INDEPENDENT AUDITORS

   At a meeting held on March 16, 2000, our board of directors approved the engagement of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 1999 to replace the firm of PricewaterhouseCoopers LLP, who were dismissed as our auditors effective March 16, 2000.

   The reports of PricewaterhouseCoopers LLP on our financial statements for the year ended December 31, 1998 and the period from April 25, 1997 (inception) to December 31, 1997 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

   Through March 16, 2000 and in connection with the audits of our financial statements for the year ended December 31, 1998 and the period from April 25, 1997 (inception) to December 31, 1997, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused PricewaterhouseCoopers LLP to make reference to the matter in their report.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

   We have filed with the Securities and Exchange Commission a registration statement on Form S-1 with respect to the common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information with respect to us and our common stock, see the registration statement and the exhibits and schedules thereto. Any document we file may be read and copied at the Commission's public reference room at 450 Fifth Street, N.W., in Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information about the public reference room. Our filings with the Commission are available to the public from the Commission's web site at http://www.sec.gov.

   Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act and, accordingly, will file annual reports containing consolidated financial statements audited by an independent public accounting firm, quarterly reports containing unaudited consolidated financial data, current reports, proxy statements and other information with the Commission. You will be able to inspect and copy such periodic reports, proxy statements and other information at the Commission's public reference room, and the web site of the Commission referred to above.

                          MOTIVE COMMUNICATIONS, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Motive Communications, Inc.
Annual Consolidated Financial Statements
  Report of Independent Auditors..........................................  F-2
  Consolidated Balance Sheets at December 31, 1998, 1999 and September 30,
   2000...................................................................  F-3
  Consolidated Statements of Operations for the period from inception
   (April 25, 1997) through December 31, 1997, the years ended December
   31, 1998 and 1999 and the nine months ended September 30, 1999 and
   2000...................................................................  F-4
  Consolidated Statements of Changes in Redeemable Convertible Preferred
   Stock and Stockholders' Equity (Deficit) for the period from inception
   (April 25, 1997) through December 31, 1997, the years ended December
   31, 1998 and 1999 and the nine months ended September  30, 1999 and 2000...............................................................  F-5
  Consolidated Statements of Cash Flows for the period from inception
   (April 25, 1997) through December 31, 1997, the years ended December
   31, 1998 and 1999 and the nine months ended September  30, 1999 and
   2000...................................................................  F-6
  Notes to Consolidated Financial Statements..............................  F-7
Pro Forma Condensed Consolidated Financial Statements
  Unaudited Pro Forma Condensed Consolidated Statement of Operations for
   the year ended December 31, 1999....................................... F-24
  Unaudited Pro Forma Condensed Consolidated Statement of Operations for
   the nine months ended September 30, 2000............................... F-25
  Notes to Unaudited Pro Forma Condensed Consolidated Financial
   Statements............................................................. F-26
Ventix Systems Inc. (An Acquired Business of Motive Communications, Inc.)
Annual Financial Statements
  Report of Independent Accountants....................................... F-27
  Balance Sheets at December 31, 1998 and 1999............................ F-28
  Statements of Operations for the years ended December 31, 1998 and
   1999................................................................... F-29
  Statements of Changes in Stockholders' Deficit for the years ended
   December 31, 1998 and 1999............................................. F-30
  Statements of Cash Flows for the years ended December 31, 1998 and
   1999................................................................... F-31
  Notes to Financial Statements........................................... F-32

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Motive Communications, Inc.

   We have audited the accompanying consolidated balance sheets of Motive Communications, Inc. (the "Company") as of December 31, 1998 and 1999, and the related consolidated statements of operations, changes in redeemable convertible preferred stock and stockholders' equity (deficit), and cash flows for the period from inception (April 25, 1997) through December 31, 1997 and for each of the two years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Motive Communications, Inc. at December 31, 1998 and 1999, and the results of its operations and its cash flows for the period from inception (April 25, 1997) through December 31, 1997, and for each of the two years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

   As discussed in Note 13 to the consolidated financial statements, the consolidated balance sheet and the consolidated statements of operations, changes in redeemable convertible preferred stock and stockholders' equity (deficit), and cash flows for the year ended December 31, 1999 have been restated.

                                          /s/ Ernst & Young LLP

Austin, Texas
April 24, 2000, except for Note 13, as to which the date is September 29, 2000

                          MOTIVE COMMUNICATIONS, INC.

                          CONSOLIDATED BALANCE SHEETS
                      (in thousands except share amounts)

                                          December 31,     September  30, 2000
                                       ------------------- --------------------
                                        1998       1999    Historical Pro Forma
                                       -------  ---------- ---------- ---------
                                                (restated)     (unaudited)
ASSETS
Current assets:
  Cash and cash equivalents........... $ 8,589   $  6,409   $  5,830
  Short-term investments..............     669     12,674     26,405
  Accounts receivable, less allowance
   of $0, $0 and $200, respectively...   1,500      6,588      9,674
  Prepaid expenses and other current
   assets.............................     210      1,395      2,835
                                       -------   --------   --------
    Total current assets..............  10,968     27,066     44,744
                                       -------   --------   --------
Property and equipment, net...........     672      1,708      3,086
Goodwill and other intangibles, net...      --         --     20,678
Other assets..........................      43         48        100
                                       -------   --------   --------
    Total assets...................... $11,683   $ 28,822   $ 68,608
                                       =======   ========   ========
LIABILITIES, REDEEMABLE CONVERTIBLE
 PREFERRED STOCK AND STOCKHOLDERS'
 EQUITY (DEFICIT)
Current liabilities:
  Accounts payable.................... $   402   $  1,158   $  3,062
  Accrued liabilities.................      92        425        907
  Deferred revenue....................     240      2,801     11,450
  Current portion of long-term debt...      91        361        700
                                       -------   --------   --------
    Total current liabilities.........     825      4,745     16,119
Deferred revenue......................      --         56      2,401
Long-term debt, net of current
 portion..............................     298        713        617
                                       -------   --------   --------
    Total liabilities.................   1,123      5,514     19,137
                                       -------   --------   --------
Commitments and contingencies
Redeemable convertible preferred
 stock, net
  Preferred Stock: $0.001 par value;
   13,500,000 and 15,000,000 shares
   authorized, 11,131,965 and
   13,618,604 shares issued and
   outstanding at December 31, 1998
   and 1999, respectively; 18,648,111
   shares authorized, 18,395,581
   shares issued and outstanding at
   September 30, 2000; zero shares
   authorized, issued and outstanding
   on a pro forma basis...............  14,750     31,155     53,521  $     --
                                       -------   --------   --------  --------

Stockholders' equity (deficit):
  Common stock: $0.001 par value;
   37,500,000 shares authorized,
   16,575,083 and 18,685,767 shares
   issued and outstanding at December
   31, 1998 and 1999, respectively;
   50,000,000 shares authorized,
   23,419,200 shares issued and
   outstanding at September 30, 2000;
   50,000,000 shares authorized,
   41,814,781 shares issued and
   outstanding on a pro forma basis...      17         19         23        42
  Additional paid-in capital..........     300     10,300     43,683    97,185
  Notes receivable from stockholder...    (330)      (166)      (137)     (137)
  Deferred stock compensation.........     (40)    (2,075)   (10,028)  (10,028)
  Other comprehensive income..........      --         --        (30)      (30)
  Accumulated deficit.................  (4,137)   (15,925)   (37,561)  (37,561)
                                       -------   --------   --------  --------
    Total stockholders' equity
     (deficit)........................  (4,190)    (7,847)    (4,050) $ 49,471
                                       -------   --------   --------  ========
    Total liabilities, redeemable
     convertible preferred stock and
     stockholders' equity (deficit)... $11,683   $ 28,822   $ 68,608
                                       =======   ========   ========

                            See accompanying notes.

                          MOTIVE COMMUNICATIONS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands except per share amounts)

                            Period From                          Nine Months
                             Inception         Year Ended      Ended September
                          (April 25, 1997)    December 31,           30,
                          through December ------------------- -----------------
                              31, 1997      1998       1999     1999      2000
                          ---------------- -------  ---------- -------  --------
                                                    (restated)   (unaudited)
Revenue:
  License fees..........       $   --      $ 1,380   $  7,031  $ 3,657  $ 12,819
  Services..............           --           37      2,130    1,232     6,542
                               ------      -------   --------  -------  --------
    Total revenue.......           --        1,417      9,161    4,889    19,361
                               ------      -------   --------  -------  --------
Cost of revenue:
  License fees..........           --           82        244      161       409
  Services..............           --          422      1,966      984     7,219
                               ------      -------   --------  -------  --------
    Total cost of
     revenue............           --          504      2,210    1,145     7,628
                               ------      -------   --------  -------  --------
Gross margin............           --          913      6,951    3,744    11,733
                               ------      -------   --------  -------  --------
Operating expenses:
  Sales and marketing...          178        1,947      6,339    4,251    13,844
  Research and
   development..........          471        1,859      3,713    2,609     5,555
  General and
   administrative.......          286          732      1,946    1,284     4,210
  Amortization of
   goodwill and
   intangibles..........           --           --         --       --     6,221
  Amortization of
   deferred stock
   compensation(1)......            7            5        743      168     4,677
  Costs associated with
   spin-off.............           --           --      6,683      439        --
                               ------      -------   --------  -------  --------
    Total operating
     expenses...........          942        4,543     19,424    8,751    34,507
                               ------      -------   --------  -------  --------
Loss from operations....         (942)      (3,630)   (12,473)  (5,007)  (22,774)
Interest income, net....          123          312        685      428     1,138
                               ------      -------   --------  -------  --------
Net loss................       $ (819)     $(3,318)  $(11,788) $(4,579) $(21,636)
                               ======      =======   ========  =======  ========
Basic and diluted net
 loss per share.........       $(0.44)     $ (0.73)  $  (1.20) $ (0.47) $  (1.45)
                               ======      =======   ========  =======  ========
Shares used in computing
 basic and diluted net
 loss per share.........        1,858        4,554      9,842    9,826    14,968
Pro forma basic and
 diluted net loss per
 share (unaudited)......                             $  (0.53)          $  (0.66)
                                                     ========           ========
Shares used in computing
 pro forma basic and
 diluted net loss per
 share (unaudited)......                               22,268             32,839

--------
(1) Amortization of deferred stock compensation relates to the following:

                                 Period From
                                  Inception      Year Ended   Nine Months Ended
                               (April 25, 1997) December 31,    September 30,
                               through December ------------- -----------------
                                   31, 1997      1998   1999   1999     2000
                               ---------------- ------ ------ -----------------
                                                                 (unaudited)
   Cost of services revenue..       $  --       $   -- $  166 $    16 $     694
   Sales and marketing.......          --           --    181      42     2,228
   Research and development..          --           --     70      36       502
   General and
    administrative...........           7            5    326      74     1,253
                                    -----       ------ ------ ------- ---------
                                    $   7       $    5 $  743 $   168 $   4,677
                                    =====       ====== ====== ======= =========

                            See accompanying notes.

                          MOTIVE COMMUNICATIONS, INC.
 CONSOLIDATED STATEMENTS OF CHANGES IN REDEEMABLE CONVERTIBLE PREFERRED STOCK
                                      AND
                        STOCKHOLDERS' EQUITY (DEFICIT)
                      (in thousands except share amounts)

                        Redeemable
                       Convertible
                     Preferred Stock
                    ------------------
                      Shares   Amount
                    ------------------
 Issuance of
 stock upon
 exercise of
 options to
 employees.......           -- $    --
 Issuance of
 Preferred Stock,
 Series A, net...    7,925,472   4,733
 Deferred stock
 compensation
 related to grant
 of options to
 non-employees...           --      --
 Amortization of
 deferred stock
 compensation....           --      --
 Net loss........           --      --
                    ---------- -------
 Balance at
 December 31,
 1997............    7,925,472   4,733
 Issuance of
 stock upon
 exercise of
 options for cash
 and promissory
 note to
 employees.......           --      --
 Issuance of
 stock to
 vendor..........           --      --
 Repurchase and
 retirement of
 common stock....           --      --
 Deferred stock
 compensation
 related to grant
 of options to
 non-employees...           --      --
 Amortization of
 deferred stock
 compensation....           --      --
 Issuance of
 Preferred Stock,
 Series B, net...    3,206,493  10,017
 Net loss........           --      --
                    ---------- -------
 Balance at
 December 31,
 1998............   11,131,965  14,750
 Issuance of
 stock upon
 exercise of
 options to
 employees.......           --      --
 Repurchase and
 retirement of
 common stock....           --      --
 Distribution
 associated with
 spin-off........           --      --
 Payment on note
 receivable from
 stockholder.....           --      --
 Stock
 compensation
 charge resulting
 from
 acceleration of
 stock option
 vesting in
 connection with
 spin-off........           --      --
 Deferred stock
 compensation
 related to grant
 of options to
 employees.......           --      --
 Deferred stock
 compensation
 related to grant
 of options to
 non-employees...           --      --
 Amortization of
 deferred stock
 compensation....           --      --
 Issuance of
 Preferred Stock,
 Series C, net...    2,486,639  16,405
 Net loss
 (restated) .....           --      --
                    ---------- -------
 Balance at
 December 31,
 1999............   13,618,604  31,155
 Issuance of
 Preferred Stock,
 Series D, in
 connection with
 Ventix
 acquisition.....    4,776,977  22,366
 Issuance of
 common stock in
 connection with
 Ventix
 acquisition.....           --      --
 Issuance of
 common stock to
 non-employees...           --      --
 Issuance of
 stock upon
 exercise of
 options to
 employees.......           --      --
 Repurchase and
 retirement of
 common stock....           --      --
 Payment on note
 receivable from
 stockholder.....           --      --
 Deferred stock
 compensation....           --      --
 Deferred stock
 compensation
 related to
 acceleration of
 options to
 employee........           --      --
 Amortization of
 deferred stock
 compensation....           --      --
 Comprehensive
 loss:
 Net loss........           --      --
 Foreign currency
 translation
 adjustment......           --      --
 Total
 comprehensive
 loss............
                    ---------- -------
 Balance at
 September 30,
 2000
 (unaudited).....   18,395,581 $53,521
                    ========== =======
 Unaudited pro
 forma redeemable
 convertible
 preferred stock
 and
 stockholders'
 equity at
 September 30,
 2000............           -- $    --
                    ========== =======
                                                   Stockholders' Equity (Deficit)
                    ----------------------------------------------------------------------------------------------
                                                     Note                                                Total
                      Common Stock     Additional Receivable    Deferred       Other                 Stockholders'
                    ------------------  Paid-In      from        Stock     Comprehensive Accumulated    Equity
                      Shares    Amount  Capital   Stockholder Compensation    Income       Deficit     (Deficit)
                    ---------------------------------------------------------------------------------------------
 Issuance of
 stock upon
 exercise of
 options to
 employees.......   13,092,271   $ 13   $    35      $  --      $     --    $ --          $     --     $     48
 Issuance of
 Preferred Stock,
 Series A, net...           --     --        --         --            --         --              --           --
 Deferred stock
 compensation
 related to grant
 of options to
 non-employees...           --     --        14         --           (14)        --             --           --
 Amortization of
 deferred stock
 compensation....           --     --        --         --             7         --             --            7
 Net loss........           --     --        --         --            --         --           (819)        (819)
                     --------- ------   --------  --------     ---------    -------       --------    ---------
 Balance at
 December 31,
 1997............   13,092,271     13        49         --            (7)        --           (819)        (764)
 Issuance of
 stock upon
 exercise of
 options for cash
 and promissory
 note to
 employees.......    3,504,862      4       214        (48)           --         --             --          170
 Issuance of
 stock to
 vendor..........       55,500     --         3         --            --         --             --            3
 Repurchase and
 retirement of
 common stock....      (77,550)    --        (4)        --            --         --             --           (4)
 Deferred stock
 compensation
 related to grant
 of options to
 non-employees...           --     --        38         --           (38)        --             --           --
 Amortization of
 deferred stock
 compensation....           --     --        --         --             5         --             --            5
 Issuance of
 Preferred Stock,
 Series B, net...           --     --        --       (282)           --         --             --         (282)
 Net loss........           --     --        --         --            --         --         (3,318)      (3,318)
                     --------- ------   --------  --------     ---------    -------       --------    ---------
 Balance at
 December 31,
 1998............   16,575,083     17       300       (330)          (40)        --         (4,137)      (4,190)
 Issuance of
 stock upon
 exercise of
 options to
 employees.......    2,216,772      2     1,285         --            --         --             --        1,287
 Repurchase and
 retirement of
 common stock....     (106,088)    --       (36)        --            --         --             --          (36)
 Distribution
 associated with
 spin-off........           --     --      (176)        --            --         --             --         (176)
 Payment on note
 receivable from
 stockholder.....           --     --        --        164            --         --             --          164
 Stock
 compensation
 charge resulting
 from
 acceleration of
 stock option
 vesting in
 connection with
 spin-off........           --     --     6,149         --            --         --             --        6,149
 Deferred stock
 compensation
 related to grant
 of options to
 employees.......           --     --     2,564         --        (2,564)        --             --           --
 Deferred stock
 compensation
 related to grant
 of options to
 non-employees...           --     --       214         --          (214)        --             --           --
 Amortization of
 deferred stock
 compensation....           --     --        --         --           743         --             --          743
 Issuance of
 Preferred Stock,
 Series C, net...           --     --        --         --            --         --             --           --
 Net loss
 (restated) .....           --     --        --         --            --         --        (11,788)     (11,788)
                     --------- ------   --------  --------     ---------    -------       --------    ---------
 Balance at
 December 31,
 1999............   18,685,767     19    10,300       (166)       (2,075)        --        (15,925)      (7,847)
 Issuance of
 Preferred Stock,
 Series D, in
 connection with
 Ventix
 acquisition.....           --     --        --         --            --         --             --           --
 Issuance of
 common stock in
 connection with
 Ventix
 acquisition.....    1,388,356      1     6,422         --            --         --             --        6,423
 Issuance of
 common stock to
 non-employees...    1,676,667      1    11,082         --            --         --             --       11,083
 Issuance of
 stock upon
 exercise of
 options to
 employees.......    1,805,467      2     3,483         --            --         --             --        3,485
 Repurchase and
 retirement of
 common stock....     (137,057)    --      (234)        --            --         --             --         (234)
 Payment on note
 receivable from
 stockholder.....           --     --        --         29            --         --             --           29
 Deferred stock
 compensation....           --     --    10,944         --       (10,944)        --             --           --
 Deferred stock
 compensation
 related to
 acceleration of
 options to
 employee........           --     --     1,686         --        (1,686)        --             --           --
 Amortization of
 deferred stock
 compensation....           --     --        --         --         4,677         --             --        4,677
 Comprehensive
 loss:                                                  --
 Net loss........           --     --        --         --            --         --        (21,636)     (21,636)
 Foreign currency
 translation
 adjustment......           --     --        --         --            --        (30)            --          (30)
                                                                                                       --------
 Total
 comprehensive
 loss............                                                                                       (21,666)
                     --------- ------   --------  --------     ---------    -------       --------    ---------
 Balance at
 September 30,
 2000
 (unaudited).....   23,419,200   $ 23   $43,683      $(137)     $(10,028)      $(30)      $(37,561)    $ (4,050)
                    ========== ======  ========   ========    ==========   ========       ========    =========
 Unaudited pro
 forma redeemable
 convertible
 preferred stock
 and
 stockholders'
 equity at
 September 30,
 2000............   41,814,781   $ 42   $97,185      $(137)     $(10,028)      $(30)      $(37,561)    $ 49,471
                    ========== ======  ========   ========    ==========   ========       ========    =========

                            See accompanying notes.

                          MOTIVE COMMUNICATIONS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                           Period From
                            Inception                           Nine Months
                         (April 25, 1997)     Year Ended      Ended September
                             through         December 31,           30,
                           December 31,   ------------------- ------------------
                               1997        1998       1999     1999       2000
                         ---------------- -------  ---------- -------   --------
                                                   (restated)   (unaudited)
Cash flows from
 operating activities
  Net loss..............      $ (819)     $(3,318)  $(11,788) $(4,579)  $(21,636)
  Adjustments to
   reconcile net loss to
   net cash provided by
   (used in) operating
   activities:
    Depreciation and
     amortization.......          21          131        515      326      1,046
    Amortization of
     deferred stock
     compensation.......           7            5        743      168      4,677
    Amortization of
     goodwill and
     intangibles........          --           --         --       --      6,221
    Other noncash
     items..............          --            3        (43)      --        (30)
    Stock compensation
     charge resulting
     from acceleration
     of stock option
     vesting in
     connection with
     spin-off...........          --           --      6,149       --         --
    Accretion of
     discount on short-
     term investments...          --           --       (222)      (83)     (806)
    Changes in operating
     assets and
     liabilities net of
     Ventix acquisition
     effect:
      Accounts
       receivable.......          --       (1,500)    (5,088)  (2,091)    (2,603)
      Prepaid expenses
       and other
       assets...........         (18)        (234)    (1,190)      19     (1,486)
      Accounts payable..           6          396        756      498        969
      Accrued
       liabilities......          32           60        333      245       (392)
      Deferred revenue..          --          240      2,617    2,210     10,698
                              ------      -------   --------  -------   --------
  Net cash used in
   operating
   activities...........        (771)      (4,217)    (7,218)  (3,287)    (3,342)
                              ------      -------   --------  -------   --------
Cash flows from
 investing activities
  Purchase of short-term
   investments..........          --         (669)   (15,687) (13,541)   (32,512)
  Proceeds from
   maturities of short-
   term investments.....          --           --      3,903    1,735     22,465
  Cash acquired in
   Ventix acquisition...          --           --         --       --        511
  Purchase of property
   and equipment........        (167)        (658)    (1,683)  (1,188)    (2,016)
                              ------      -------   --------  -------   --------
  Net cash used in
   investing
   activities...........        (167)      (1,327)   (13,467) (12,994)   (11,552)
                              ------      -------   --------  -------   --------
Cash flows from
 financing activities
  Proceeds from issuance
   of long-term debt....          --          389        802      597        559
  Payments made on long-
   term debt............          --           --       (117)     (66)      (316)
  Payments made on line
   of credit............          --           --         --       --       (291)
  Proceeds from issuance
   of redeemable
   convertible preferred
   stock, net...........       4,733        9,736     16,555   16,555         --
  Proceeds from issuance
   of common stock......          48          169      1,301      821     14,597
  Repurchase of common
   stock................          --           (4)       (36)     (35)      (234)
                              ------      -------   --------  -------   --------
  Net cash provided by
   financing
   activities...........       4,781       10,290     18,505   17,872     14,315
                              ------      -------   --------  -------   --------
Net increase (decrease)
 in cash and cash
 equivalents............       3,843        4,746     (2,180)   1,591       (579)
Cash and cash
 equivalents at
 beginning of period....          --        3,843      8,589    8,589      6,409
                              ------      -------   --------  -------   --------
Cash and cash
 equivalents at end of
 period.................      $3,843      $ 8,589   $  6,409  $10,180   $  5,830
                              ======      =======   ========  =======   ========
Supplemental cash flow
 disclosure:
Interest paid...........      $   --      $    17   $     54  $    33   $     99
                              ======      =======   ========  =======   ========

                            See accompanying notes.

                          MOTIVE COMMUNICATIONS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               December 31, 1999
      (Information as of September 30, 2000 and for the nine months ended
                   September 30, 1999 and 2000 is unaudited)

1. The Company

   Motive Communications, Inc. (the "Company" or "Motive"), formerly Motive Software, Inc., was incorporated in Delaware on April 25, 1997 ("Inception"). The Company provides e-service software for online customer care. The Company's software products provide its customers with the infrastructure for delivering personalized service over the Internet.

2. Summary of Significant Accounting Policies

Basis of Presentation

   The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries located in Switzerland and the United Kingdom. All significant intercompany transactions and balances have been eliminated.

Interim Financial Information

   The financial information as of September 30, 2000 and for the nine months ended September 30, 1999 and 2000 is unaudited but includes all adjustments, consisting of only normal recurring adjustments, that in the opinion of management is necessary for a fair presentation of the Company's financial position, results of operations, and cash flows for such periods. Operating results for the nine months ended September 30, 2000 are not necessarily indicative of results to be expected for the full fiscal year of 2000 or any future period.

Foreign Currency Transactions

   For the Company's foreign subsidiaries, the functional currency has been determined to be the local currency, and therefore, assets and liabilities are translated at period end exchange rates, and income statement items are translated at average exchange rates prevailing during the period. Such translation adjustments are recorded in aggregate as a component of stockholders' equity. Gains and losses from foreign currency denominated transactions are included in other income (expense) and are not material. No foreign operations existed for the years ended December 31, 1998 and 1999.

Use of Estimates

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual amounts and results could differ from those estimates, and such differences could be material to the financial statements.

Cash Equivalents

   Cash equivalents consist of cash deposits and investments with original maturities of three months or less when purchased.

Short-Term Investments

   In accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities, the Company's short-term investments are classified as

                          MOTIVE COMMUNICATIONS, INC.

 (Information as of September 30, 2000 and for the nine months ended September
                        30, 1999 and 2000 is unaudited)

held-to-maturity as the Company has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost, adjusted for accretion of premiums or discounts to maturity. Such accretion is included in interest income. Interest on securities classified as held-to-maturity is also included in interest income. Short-term investments consist primarily of high grade commercial paper, government securities and certificates of deposits.

   For the years ended December 31, 1998 and 1999 and for the nine months ended September 30, 2000, gross unrealized gains and losses on held-to-maturity securities were insignificant. Following is a summary of our short-term investments at December 31, 1998 and 1999 and at September 30, 2000 at amortized cost, which approximates fair value (in thousands):

                                                      December 31,
                                                      ------------ September 30,
                                                      1998  1999       2000
                                                      ---- ------- -------------
  Certificates of Deposit............................ $669 $ 2,977    $ 4,910
  Corporate Issues...................................   --     991         --
  Government Issues..................................   --   3,743     17,443
  Commercial Paper...................................   --   4,963      4,052
                                                      ---- -------    -------
                                                      $669 $12,674    $26,405
                                                      ==== =======    =======

   All of the Company's short-term investments mature within one year of the applicable reporting period for all periods presented.

Concentration of Credit Risks and Significant Customers

   Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash and cash equivalents, short-term investments and trade receivables. The Company's cash and cash equivalents and short-term investments are placed with high credit quality financial institutions and issuers. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. As of December 31, 1999, the Company has not recorded any allowances for doubtful accounts or incurred any credit losses relating to its accounts receivable.

   Sales to individual customers constituting 10% or more of total revenue for each period were as follows:

                                                                  1997  1998  1999
                                                                  ----  ----  ----
   Customer No. 1................................................  --%   16%   47%
   Customer No. 2................................................  --    23    --
   Customer No. 3................................................  --    12    --
   Customer No. 4................................................  --    12    --
   Customer No. 5................................................  --    11    --
   Customer No. 6................................................  --    --    12

   For the first nine months of 2000, three of our customers each accounted for more than 10% of our total revenue in the period. Collectively, these customers represented 56% of our total revenue for the nine months ended September 30, 2000.

                          MOTIVE COMMUNICATIONS, INC.

 (Information as of September 30, 2000 and for the nine months ended September
                        30, 1999 and 2000 is unaudited)


Fair Value of Financial Instruments

   The carrying amounts of the Company's financial instruments, including cash and cash equivalents, short-term investments, trade receivables and payables, accrued expenses and notes payable, approximate fair values.

Property and Equipment

   Property and equipment are stated at cost. Property and equipment are depreciated on a straight-line basis over the useful lives of the assets, which are generally three to five years. Leasehold improvements are amortized on a straight-line basis over the shorter of the remaining term of the lease or its estimated useful life.

Impairment of Long-Lived Assets

   In accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets to be Disposed of, if indicators of impairment exist, the Company assesses the recoverability of the affected long-lived assets by determining whether the carrying value of such assets can be recovered through undiscounted future cash flows. If impairment is indicated, the Company will measure the amount of such impairment by comparing the carrying value of the asset to the present value of the expected future cash flows associated with the use of the asset. To date, no such indicators of impairment have been identified.

Advertising Costs

   The Company expenses advertising costs as incurred. Advertising expenses were not significant for all periods presented.

Stock-Based Compensation

   SFAS No. 123, Accounting for Stock-Based Compensation, prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock options. As allowed by SFAS 123, the Company has elected to continue to account for its employee stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees.

Revenue Recognition

   License fees revenue is comprised of fees for term and perpetual licenses of the Company's software. Term licenses are sold with maintenance for which the Company does not have vendor specific objective evidence (VSOE) to determine fair value. As a result, license fees revenue also includes maintenance for term licenses. License fees revenue is recognized when persuasive evidence of an agreement exists, delivery of the product has occurred, no obligations remain, the fee is fixed and determinable and collectibility is probable. If an arrangement includes a right of acceptance or a right to cancel, revenue is recognized when acceptance is received or the right to cancel has expired. If the fee for the license has any payment terms that are due in excess of the Company's normal payment terms, the fee is considered to not be fixed and determinable. Accordingly, the amount of revenue recognized 1) for perpetual license arrangements is limited to the amount due from the customer, or 2) for term license arrangements is limited to the lesser of the amount due from the customer during each reporting period or a ratable portion of the total unallocated arrangement fee.

   To date, the Company has not entered into an arrangement solely for the license of products and, therefore, the Company has not demonstrated VSOE of fair value for the license element. The Company (1) recognizes

                          MOTIVE COMMUNICATIONS, INC.

 (Information as of September 30, 2000 and for the nine months ended September
                        30, 1999 and 2000 is unaudited)

revenue for the fees associated with a perpetual license using the residual method in accordance with SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions, regardless of any separate prices stated within the contract for each element or (2) recognizes revenue for the fees associated with a term license ratably over the term of the agreement, generally one to three years.

   The Company has entered into software arrangements with certain customers which specify that the customer is to pay a "usage fee" based either upon a fixed price per unit for each unit sold to an end user or a percentage of the sales price for each unit sold to an end user. For all of these arrangements, the Company recognizes revenue at the time the customer reports the amount of usage fees they owe the Company based on their sales activity for the preceding period. The customer generally reports usage fees to the Company on a quarterly basis. Usage fees are due from the customer at the time usage is reported which is generally within 45 days after the end of the calendar quarter. Therefore, the Company records usage fees in the quarter after such usage was incurred by the customer resulting in a one-quarter lag.

   License fees revenue from arrangements with resellers is recognized upon delivery, limited by guaranteed minimum amounts due under the arrangement and sell through activity. Through September 30, 2000, no revenue had been recognized from reseller arrangements.

   Services revenue is primarily comprised of revenue from professional services, such as consulting services, maintenance and support. Services revenue also includes revenue from the pre-packaged technical support services available only on a subscription basis via a website hosted by the Company. Consulting services include a range of services including installation, implementation and building of non-complex interfaces for the customer's specific application. Maintenance agreements provide for technical support and include the right to unspecified upgrades on an if-and-when available basis. Generally, the Company has determined that the service elements of its software arrangements are not essential to the functionality of the software. The Company has also determined that its professional services (1) are available from other vendors, (2) do not involve a significant degree of risk or unique acceptance criteria, and (3) qualify for separate accounting as the Company has sufficient experience in providing such services.

   VSOE of fair value of services in multiple element arrangements is based upon rates for consulting and training services and annual subscription fees for pre-packaged technical support services which the Company has charged in stand-alone contracts for services. For perpetual licensing arrangements, in accordance with paragraph 57 of SOP 97-2, VSOE of fair value for maintenance is determined by reference to the price the customer has paid or will be required to pay when it is sold separately. VSOE of fair value for maintenance contracts under perpetual license arrangements is based upon the Company's pricing practice that maintenance renewal rates are based upon a percentage of the quoted license fees in the related contract. Each contract typically offers additional renewal periods at a stated price or rate. Maintenance revenue is deferred and recognized on a straight-line basis as services revenue over the life of the related agreement, which is typically one year.

   Customer advances and billed amounts due from customers in excess of revenue recognized are recorded as deferred revenue.

   The Company adopted SOP 97-2 and SOP 98-4, Deferral of the Effective Date of a Provision of SOP 97-2, Software Revenue Recognition, as of January 1, 1998. SOP 97-2 and SOP 98-4 provide guidance for recognizing revenue on a software transaction and supersede SOP 91-1, Software Revenue Recognition. Full implementation guidelines for these standards have not yet been issued. Once available, the current revenue accounting practices

                          MOTIVE COMMUNICATIONS, INC.

 (Information as of September 30, 2000 and for the nine months ended September
                        30, 1999 and 2000 is unaudited)

may need to change and such changes could affect the Company's future revenues and results of operation. In December 1998, the American Institute of Certified Public Accountants issued SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions. SOP 98-9 amends SOP 98-4 to extend the deferral of the application of certain passages of SOP 97-2 provided by SOP 98-4 through fiscal years beginning on or before March 15, 1999. All other provisions of SOP 98-9 are effective for transactions entered into in fiscal years beginning after March 15, 1999. The Company does not expect the final adoption of SOP 98-9 to have a material impact on its future revenues or results of operations.

Research and Development

   Research and development costs are expensed in the period incurred. SFAS No. 86, Accounting for the Costs of Software to be Sold, Leased or Otherwise Marketed, requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based on the Company's product development process, technological feasibility is established upon completion of a working model. Costs related to software development incurred between completion of the working model and the point at which the product is ready for general release have been insignificant. Through September 30, 2000, all software development costs have been expensed as incurred.

Income Taxes

   The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. This statement prescribes the use of the liability method whereby deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Net Loss Per Share

   In accordance with SFAS No. 128, Earnings Per Share, basic net income
(loss) per share is computed by dividing the net income (loss) for the period by the weighted average number of common shares outstanding during the period less common shares subject to repurchase. Diluted net income (loss) per share is computed by dividing the net income (loss) for the period by the weighted average number of common and common equivalent shares outstanding during the period. The Company has excluded all convertible preferred stock, outstanding stock options, outstanding warrants to purchase common stock and common stock subject to repurchase from the calculation of diluted loss per common share because all such securities are antidilutive for all applicable periods presented. The total number of shares excluded from the calculations of diluted net loss per share, prior to application of the treasury stock method for options, was 15,621,865, 23,114,450, and 23,856,278 for the periods ended December 31, 1997, 1998 and 1999, respectively.

   Under the provision of Staff Accounting Bulletin No. 98, common shares issued for nominal consideration, if any, would be included in the per share calculations as if they were outstanding for all periods presented. No common shares have been issued for nominal consideration.

   Pro forma net loss per share has been computed as described above and also gives effect to common equivalent shares arising from preferred stock that will automatically convert upon the closing of the initial public offering contemplated by this prospectus (using the as-if converted method from the original date of issuance).

                          MOTIVE COMMUNICATIONS, INC.

      (Information as of September 30, 2000 and for the nine months ended
                   September 30, 1999 and 2000 is unaudited)

   The following is a reconciliation of the numerator and denominator of basic and diluted net loss per share (in thousands, except per share amounts):

                                                                   Nine Months
                             Period From         Year Ended           Ended
                              Inception         December 31,      September 30,
                         (April 25, 1997) to ------------------- -----------------
                          December 31, 1997   1998       1999     1999      2000
                         ------------------- -------  ---------- -------  --------
                                                      (restated)   (unaudited)
Basic and diluted:
  Net loss..............       $  (819)      $(3,318)  $(11,788) $(4,579) $(21,636)
                               =======       =======   ========  =======  ========
  Weighted-average
   shares of common
   stock outstanding....         8,508        15,235     17,748   17,550    22,270
  Weighted-average
   shares of common
   stock subject to
   repurchase...........        (6,650)      (10,681)    (7,906)  (7,724)   (7,302)
                               -------       -------   --------  -------  --------
  Shares used in
   computing basic and
   diluted net loss per
   share................         1,858         4,554      9,842    9,826    14,968
                               =======       =======   ========  =======  ========
Basic and diluted net
 loss per share.........       $ (0.44)      $ (0.73)  $  (1.20) $ (0.47) $  (1.45)
                               =======       =======   ========  =======  ========
Pro forma (unaudited):
  Basic and diluted:
    Shares used above...                                  9,842             14,968
    Pro forma adjustment
     to reflect weighted
     average effect of
     assumed conversion
     of preferred
     stock..............                                 12,426             17,871
                                                       --------           --------
    Shares used in
     computing pro forma
     basic and diluted
     net loss per
     share..............                                 22,268             32,839
                                                       ========           ========
Pro forma basic and
 diluted net loss per
 share..................                               $  (0.53)          $  (0.66)
                                                       ========           ========

Unaudited Pro Forma Redeemable Convertible Preferred Stock and Stockholders' Equity

   The unaudited pro forma redeemable convertible preferred stock and stockholders' equity information at September 30, 2000 reflects the conversion of the convertible preferred stock into common stock.

Segments

   Effective January 1, 1998, the Company adopted the FASB's SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. The adoption of SFAS 131 did not have a significant effect on the disclosure of segment information as the Company continues to consider its business activities as a single segment.

Recently Issued Accounting Standards

   In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 137, Deferral of the Effective Date of FASB Statement No. 133, which is effective for fiscal years beginning after June 15, 2000. This statement requires companies to record derivatives on the balance sheet as assets or liabilities measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. SFAS No. 133 will be effective for the Company's financial statements for the year ending December 31, 2001. Management believes that this statement will not have a material impact on the Company's financial position or results of operations.

                          MOTIVE COMMUNICATIONS, INC.

 (Information as of September 30, 2000 and for the nine months ended September
                        30, 1999 and 2000 is unaudited)


   The FASB recently issued Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation, (the "Interpretation"). The Interpretation provides guidance related to the implementation of APB 25, Accounting for Stock Issued to Employees. The Interpretation is to be applied prospectively to all new awards, modifications to outstanding awards and changes in employee status on or after July 1, 2000. For changes made after December 15, 1998 to awards that affect exercise prices of the awards, the Company must prospectively account for the impact of those changes. Management does not believe the full adoption of the Interpretation will have a material impact on our financial condition or results of operations.

   In December 1999, the Securities and Exchange Commission staff released Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements (SAB No. 101), which provides guidance on the recognition, presentation and disclosure of revenue in financial statements.We believe the Company's current revenue recognition policies and practices are materially consistent with this statement. However, full implementation guidelines for this standard have not yet been issued. Once available, the current revenue accounting practices may need to change and such changes could affect the Company's future revenue and earnings.

   In May 2000, the Emerging Issues Task Force released Issue No. 00-2, Accounting for Web Site Development Costs (EITF No. 00-2), which establishes standards for determining the capitalization or expensing of incurred costs relating to the development of Internet web sites based upon the respective stage of development. EITF No. 00-2 will be effective for fiscal quarters beginning after June 30, 2000 (including costs incurred for projects in process at the beginning of the quarter of adoption). Management believes that this issue will not have a material impact on our financial position or results of operations.

3. Property and Equipment

   Property and equipment, which includes purchased software for internal use, comprises the following (in thousands):

                                                  December 31,
                                                  -------------  September 30,
                                                  1998    1999       2000
                                                  -----  ------  -------------
   Computer software............................. $ 234  $  492     $ 1,102
   Computer equipment............................   430   1,182       2,712
   Furniture and fixtures........................   131     546         751
   Leasehold improvements........................    29     132         132
                                                  -----  ------     -------
                                                    824   2,352       4,697
   Less: Accumulated depreciation and
    amortization.................................  (152)   (644)     (1,611)
                                                  -----  ------     -------
                                                  $ 672  $1,708     $ 3,086
                                                  =====  ======     =======

4. Accrued Liabilities

   Accrued liabilities comprises the following (in thousands):
                                                  December 31,
                                                  -------------
                                                  1998    1999
                                                  -----  ------
   Accrued commissions........................... $  82  $  268
   Other.........................................    10     157
                                                  -----  ------
                                                  $  92  $  425
                                                  =====  ======

5. Long-term Debt

   During 1998, the Company entered into a credit arrangement with a bank whereby up to $500,000 could be borrowed in the form of a term loan to finance the acquisition of property and equipment and up to $2.5 million could be borrowed under a revolving line of credit. The outstanding principal balance on the term loan is payable monthly in 30 equal installments beginning June 1999. The revolving line of credit arrangement was extended to

                          MOTIVE COMMUNICATIONS, INC.

 (Information as of September 30, 2000 and for the nine months ended September
                        30, 1999 and 2000 is unaudited)

May 2000. Borrowings on the line of credit are subject to a borrowing base limitation of 80% of eligible accounts receivable. During 1999, the Company entered into an additional credit arrangement with the same bank whereby up to $1.25 million can be borrowed in the form of a term loan to fund equipment purchases. Borrowings on the equipment term facility are subject to a borrowing base limit of 100% of all furniture, fixtures and equipment aged 120 days or less with a cap of $100,000 for software purchases. Upon expiration of the twelve month interest-only period of the equipment line of credit in May 2000, the outstanding balance of the facility is payable monthly in 30 equal installments. Borrowings are secured by substantially all of the Company's assets. The lines of credit contain certain financial covenants and restrictions as to various matters including the Company's ability to pay dividends and effect mergers or acquisitions without the bank's prior approval. At December 31, 1999, the Company was in compliance with such covenants and restrictions. All facilities bear interest at the bank's prime lending rate (8.5% and 9.5% at December 31, 1999 and September 30, 2000, respectively). Amounts outstanding under the term loans at December 31, 1998 and 1999 and September 30, 2000 were $388,915, $1,074,202 and $1,316,667, respectively. No amounts were outstanding under the revolving line of credit. Total interest expense incurred during the years ended December 31, 1998 and 1999 was approximately $18,000 and $58,000, respectively. Interest expense for the nine months ended September 30, 2000 was approximately $100,000.

   The aggregate maturities of long-term debt at December 31, 1999 are as follows (in thousands):

      2000............................................................... $  361
      2001...............................................................    460
      2002...............................................................    253
                                                                          ------
                                                                          $1,074
                                                                          ======

6. Income Taxes

   As of December 31, 1999, the Company had federal net operating loss carryforwards of approximately $8,192,000 and research and development credit carryforwards of approximately $281,000. The net operating loss and credit carryforwards will expire beginning in 2012, if not utilized.

   Utilization of the net operating losses may be subject to a substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986. The annual limitation may result in the expiration of net operating losses before utilization.

   Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred taxes as of December 31 are as follows (in thousands):

                               1997    1998       1999
                               -----  -------  ----------
                                               (restated)
   Deferred tax liabilities:
     Depreciable assets......  $ --   $    (8)  $   --
                               -----  -------   -------
                                 --        (8)      --
   Deferred tax assets:
     Net operating loss
      carryforwards..........    298    1,506     3,031
     Research and development
      credit carryforwards...     20      105       281
     Deferred revenue........    --       --        240
     Accrued expenses........    --        13       --
     Depreciable assets......    --       --         17
                               -----  -------   -------
   Total deferred tax
    assets...................    318    1,624     3,569
   Valuation allowance for
    net deferred tax asset...   (318)  (1,616)   (3,569)
                               -----  -------   -------
   Net deferred tax assets...    --         8       --
                               -----  -------   -------
   Net deferred taxes........  $ --   $   --    $   --
                               =====  =======   =======

                          MOTIVE COMMUNICATIONS, INC.

 (Information as of September 30, 2000 and for the nine months ended September
                        30, 1999 and 2000 is unaudited)

   The Company has established a valuation allowance equal to the net deferred tax assets due to uncertainties regarding the realization of deferred tax assets based on the Company's lack of earnings history. The valuation allowance increased by approximately $1,298,000 and $1,953,000 during 1998 and 1999, respectively.

   The Company's provision for income taxes differs from the expected tax expense (benefit) amount computed by applying the statutory federal income tax rate of 34% to income before income taxes as a result of the following:

                                                     1997     1998       1999
                                                    ------   ------   ----------
                                                                      (restated)
   Federal statutory rate..........................  (34.0)%  (34.0)%    (34.0)%
   State taxes, net of federal benefit.............   (3.0)    (3.0)      (1.2)
   Permanent items.................................     .6       .4         .3
   Stock compensation..............................     --       --       19.9
   Research and development credit.................   (2.4)    (2.6)      (1.5)
   Change in valuation allowance...................   38.8     39.2       16.5
                                                    ------   ------     ------
                                                        --%      --%        --%
                                                    ======   ======     ======

7. Commitments and Contingencies

   The Company leases its facilities and sales offices under various operating lease agreements which expire through 2004. Rental expense was approximately $18,000, $46,000 and $627,000, for the periods ended December 31, 1997, 1998 and 1999, respectively. Rent expense for the nine months ended September 30, 2000 was approximately $1,025,000.

   Future minimum lease payments under all leases as of December 31, 1999 are as follows (in thousands):

      2000............................................................... $1,020
      2001...............................................................  1,000
      2002...............................................................  1,005
      2003...............................................................  1,005
      2004...............................................................     84
                                                                          ------
                                                                          $4,114
                                                                          ======

   Subsequent to December 31, 1999, the Company leased approximately 117,000 square feet of building space in Austin, Texas for a period of ten years with occupancy to begin no earlier than November 2000. This building space is intended to replace the Company's current headquarters.

   The Company has entered into an agreement with a vendor to utilize third party software as a component of the Company's software. This agreement requires the Company to pay minimum royalties of $50,000 per quarter in fiscal 2001, $250,000 per quarter in fiscal 2002 and $300,000 per quarter in fiscal 2003. No minimum royalties were required in years prior to 2001.

8. Stockholders' Equity

Series A, B, C, D-1, D-2 and D-3 Redeemable Convertible Preferred Stock

   The Company has authorized classes of Preferred Stock up to a maximum of 20,000,000 shares. As of September 30, 2000, the Company had authorized 7,925,472 shares of Series A Redeemable Convertible Preferred Stock ("Series A"), 3,225,639 shares of Series B Redeemable Convertible Preferred Stock ("Series

                          MOTIVE COMMUNICATIONS, INC.

 (Information as of September 30, 2000 and for the nine months ended September
                        30, 1999 and 2000 is unaudited)

B"), 2,550,000 shares of Series C Redeemable Convertible Preferred Stock ("Series C"), 2,067,000 shares of Series D-1 Redeemable Convertible Preferred Stock ("Series D-1"), 2,600,000 shares of Series D-2 Redeemable Convertible Preferred Stock ("Series D-2"), and 280,000 shares of Series D-3 Redeemable Convertible Preferred Stock ("Series D-3").

   On June 6, 1997, the Company issued 7,925,472 shares of Series A, $.001 par value, to fund its initial operations. The stock was issued for $4,749,999 cash and is presented in the accompanying balance sheets, net of related offering expenses of $17,410. On July 15, 1998, the Company issued 3,206,493 shares of Series B, $.001 par value, to fund continued research and development. The stock was issued for $10,047,002 cash and is presented in the accompanying balance sheets, net of related offering expenses of $29,501. On June 24, 1999, the Company issued 2,486,639 shares of Series C, $.001 par value, to fund expansion of the Company's sales and marketing efforts. The stock was issued for $16,444,950 cash and is presented in the accompanying balance sheets, net of related offering expenses of $40,000. On January 28, 2000, the Company issued 2,066,309 shares of Series D-1, $.001 par value, 2,524,458 shares of Series D-2, $.001 par value, and 186,210 shares of Series D-3, $.001 par value, in conjunction with the acquisition of Ventix Systems Inc. The acquisition was accounted for using the purchase method of accounting. The Series D-1 and D-2 shares were valued at $4.627 per share and the Series D-3 shares were valued at $6.04 per share, a total value of $22,366,187.

   Each share of Series A, B, C, D-1, D-2 and D-3 is convertible upon issuance, at the option of the holder, based on a one for one conversion ratio equal to the original Series A, B, C, D-1, D-2 and D-3 issue price, respectively, subject to adjustment for dilution. Each share of Series A, B, C, D-1, D-2 and D-3 automatically converts into the number of shares of Common Stock into which such shares are convertible at the then effective conversion ratio upon: (i) the closing of a public offering of Common Stock at a per share price of at least $9.92 per share with gross proceeds of at least $25,000,000, or (ii) the date specified by written consent or agreement of two-thirds of the then outstanding stockholders of Series A, with respect to conversion of Series A, and the date specified by written consent or agreement of seventy-five percent of the then outstanding stockholders of Series B, Series C, Series D-1, Series D-2 and Series D-3 with respect to conversion of Series B, Series C, Series D-1, Series D-2 and Series D-3. Accordingly, the Company has reserved 18,648,111 shares of Common Stock for the conversion of Series A, B, C, D-1, D-2 and D-3.

   Series A, B, C, D-1, D-2 and D-3 are redeemable any time after June 24, 2004 (the "Redemption Commencement Date"), after the receipt by the Company of a written request from the holders of not less than two-thirds of the then outstanding shares of Series A or seventy-five percent of the Series B, Series C, Series D-1, Series D-2 and Series D-3, as the case may be. Shares are redeemable in three (3) annual installments at a rate of $.599 per share, $3.13 per share, $6.61 per share, $1.61 per share, $4.00 per share and $6.04 per share for Series A, B, C, D-1, D-2 and D-3, respectively, plus an imputed dividend of 7% per annum. Imputed dividends accrue from the Redemption Commencement Date to the applicable redemption date. Declared but unpaid dividends are due upon redemption.

   The holders of the Series A, B, C, D-1, D-2 and D-3 will be entitled to participate in dividends on Common Stock, when and if declared by the Board of Directors, based on the greater of the per annum rate of $.042, $.219, $.529, $.113, $.28 and $.423 for Series A, B, C, D-1, D-2 and D-3, respectively, or the amount equal to dividends paid on any other outstanding shares of the Company. The dividends are noncumulative. As of September 30, 2000, no dividends have been declared by the Board.

   In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, Series A, B, C, D-1, D-2 and D-3 holders are entitled to receive an amount of $.599, $3.13, $6.61, $1.61, $4.00

                          MOTIVE COMMUNICATIONS, INC.

 (Information as of September 30, 2000 and for the nine months ended September
                        30, 1999 and 2000 is unaudited)

and $6.04, respectively, per share, plus any declared but unpaid dividends prior to and in preference to any distribution to the holders of Common Stock. In addition to the events above, if consideration other than cash is received by the Company, the value of such consideration will be deemed its fair market value on a pro-rata basis. If the Company's legally available assets are insufficient to satisfy the liquidation preferences, the funds will be distributed ratably in proportion to the liquidation preference of the Series A, B, C, D-1, D-2 and D-3.

Warrant

   In conjunction with the Ventix acquisition, the Company assumed a warrant to issue up to 74,984 shares of Series D-2 Redeemable Convertible Preferred Stock to an investor for an exercise price of $4.00 per share. The warrant will be earned upon the completion of certain performance milestones that are connected to a collaboration agreement. The commencement of the collaboration agreement is at the option of the Company and the Company has no intentions of requesting the warrant holder to perform the services outlined in the collaboration agreement. Therefore, the Company asserts that the agreement, related services and warrant have no value.

Common Stock

   At September 30, 2000, there were 23,419,200 shares of Common Stock issued and outstanding. Of those, 20,360,826 shares were issued out of the Company's 1997 Stock Option/Stock Issuance Plan (the "Plan"), 1,666,667 shares were issued to Peregrine Systems, 1,388,356 shares were issued in conjunction with the Ventix acquisition and 3,351 shares issued in connection with the exercise of outstanding options assumed in conjunction with the Ventix acquisition. Under the Plan, options to purchase up to 26,217,638 shares of the Company's Common Stock may be granted. The Plan provides for grants of incentive stock options or nonqualified options to employees, officers and directors, and consultants of the Company. Options under the Plan may be granted at prices less than, equal to, or greater than the estimated fair value of the shares on the date of grant as determined by the Board of Directors, provided that the exercise price of any incentive stock options granted to a participant who owns more than 10% of the voting power of all classes of the Company's outstanding capital stock must be equal to at least 110% of the fair market value of the Common Stock on the date of grant. The maximum term of options granted under the Plan is ten years from the date of grant (five years in the case of a participant who owns more than 10% of the voting power of all classes of the Company's outstanding capital stock). Options under the Plan generally vest 20% on the first anniversary date from the date of grant and 5% quarterly thereafter. Options under the Plan are exercisable immediately and subject to repurchase at the original exercise price, until fully vested. The Plan allows for full recourse loans to certain employees of the Company for purposes of exercising stock options. The interest rate and terms of repayment are determined by the Plan Administrator. At September 30, 2000, the Company had $4,832 outstanding from an officer of the Company under such loans. See
Note 9.

   At December 31, 1999 and September 30, 2000, the Company had 5,348,233 and 5,538,723 shares of Common Stock reserved for issuance upon exercise of stock options, respectively.

Deferred Stock Compensation

   In 1999, the Company recorded total deferred stock compensation of $2,526,000 in connection with stock options granted to employees and directors of the Company. This amount represents the difference between the exercise price of stock option grants for 3,466,291 shares of common stock and the deemed fair value of the Company's common stock at the time of such grants which ranged from $0.3333 to $2.00 per share and $0.50 to

                          MOTIVE COMMUNICATIONS, INC.

 (Information as of September 30, 2000 and for the nine months ended September
                        30, 1999 and 2000 is unaudited)

$3.50 per share, respectively. During the first nine months of 2000, the Company recorded deferred stock compensation of $10,935,000 in connection with grants of stock options to employees and directors of the Company. This amount represents the difference between the exercise price of stock option grants for 1,395,814 shares of common stock and the deemed fair value of the Company's common stock at the time of such grants which ranged from $2.00 to $6.61 per share and $4.627 to $11.00 per share, respectively. In addition, the Company recorded deferred stock compensation of $1,686,000 in connection with the acceleration of vesting periods for stock options granted to an employee. This amount represents the difference between the deemed fair value of stock option grants for 289,833 shares of common stock on the date of grant which ranged from $0.06 to $5.949 per share and the deemed fair value of the Company's common stock on the date of modification, $6.61 per share. These amounts are being amortized over the vesting periods of the applicable options, resulting in amortization of $489,000 in 1999 and $4.7 million in the first nine months of 2000.

   In 1997, 1998 and 1999, the Company recorded total deferred stock compensation of $14,000, $38,000 and $214,000, respectively, in connection with stock options granted to consultants. This amount represents the fair value of the stock determined using the Black-Scholes method. In applying the Black-Scholes model, the Company used an expected dividend yield of zero, a risk-free interest rate of 5.98%, a volatility factor of 0.7 and the deemed fair value of the Company's common stock on the date such options became vested. During the first nine months of 2000, the Company recorded deferred stock compensation of $9,000 in connection with stock options granted to consultants.

   Pro forma information regarding net loss is required by Statement 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The minimum value for these options was estimated at the date of grant using a minimum value option pricing model with the following assumptions for 1997, 1998 and 1999: volatility of near zero, risk free interest rate of 6%, expected life of the options of 5 years and an expected dividend yield of 0%.

   For the purpose of pro forma disclosures, the estimated fair value of the options is expensed over the options' vesting periods. The Company's pro forma information is as follows (in thousands, except per share amounts):

                                                     1997    1998       1999
                                                     -----  -------  ----------
                                                                     (restated)
   Net loss as reported............................. $(819) $(3,318)  $(11,788)
   Pro forma net loss...............................  (819)  (3,321)   (11,812)
   Diluted net loss per share as reported........... (0.44)   (0.73)     (1.20)
   Pro forma diluted net loss per share............. (0.44)   (0.73)     (1.20)

                          MOTIVE COMMUNICATIONS, INC.

 (Information as of September 30, 2000 and for the nine months ended September
                        30, 1999 and 2000 is unaudited)

   A summary of the changes in Common Stock options is as follows:

                                                                      Weighted
                                                                      Average
                                                    Range of Exercise Exercise
                                         Shares          Prices        Price
                                       -----------  ----------------- --------
   Options outstanding, at inception
    (April 25, 1997).................           --   $           --    $   --
     Granted.........................   13,994,779    0.0007-0.0600     0.007
     Exercised.......................  (13,092,271)   0.0007-0.0600     0.004
     Surrendered.....................           --    0.0007-0.0600        --
                                       -----------   --------------    ------
   Options outstanding, December 31,
    1997.............................      902,508    0.0007-0.0600     0.060
     Granted.........................    4,516,144    0.0600-0.3333     0.152
     Exercised.......................   (3,560,362)   0.0600-0.3333     0.062
     Surrendered.....................     (143,550)   0.0600-0.3333     0.288
                                       -----------   --------------    ------
   Options outstanding, December 31,
    1998.............................    1,714,740    0.0600-0.3333     0.278
     Granted.........................    3,573,791    0.3333-2.0000     1.140
     Exercised.......................   (2,216,772)   0.3333-2.0000     0.581
     Surrendered.....................     (347,270)   0.3333-1.7500     0.611
                                       -----------   --------------    ------
   Options outstanding, December 31,
    1999.............................    2,724,489    0.0600-2.0000     1.120
     Granted.........................    4,122,819    2.0000-11.000     5.341
     Exercised.......................  (1,812,116)    0.0600-11.000     1.960
     Surrendered.....................    (240,447)    0.3333-11.000     3.722
                                       -----------   --------------    ------
   Options outstanding, September 30,
    2000.............................    4,794,745   $0.0600-11.000    $4.302
                                       ===========   ==============    ======

   In conjunction with the Ventix acquisition, the Company assumed outstanding options to purchase up to 13,778 shares of common stock with exercise prices ranging from $0.5102 to $1.3426 per share. As of September 30, 2000, options to purchase 3,351 shares of common stock with exercise prices ranging from $0.6713 to $1.3426 per share have been exercised, options to purchase 7,821 shares of common stock with exercise prices ranging from $0.5102 to $1.3426 per share have been surrendered and options to purchase 2,606 shares of common stock with exercise prices ranging from $0.5102 to $1.3426 per share remain outstanding.

   The following table summarized information about options outstanding at December 31, 1999:

                        Options Outstanding          Options Exercisable
               ------------------------------------- --------------------
                                            Weighted             Weighted
                           Weighted Average Average    Number    Average
  Exercise       Number       Remaining     Exercise Exercisable Exercise
    Price      Outstanding Contractual Life  Price   and Vested   Price
  --------     ----------- ---------------- -------- ----------- --------
    $0.06         347,857        7.81        $0.060    160,888    $0.060
$0.333-$0.733     804,425        9.15         0.535    101,148     0.554
$0.933-$2.000   1,572,207        9.80         1.654     62,800     1.582
-------------   ---------        ----        ------    -------    ------
$0.060-$2.000   2,724,489        9.36        $1.120    324,836    $0.508
=============   =========        ====        ======    =======    ======

                          MOTIVE COMMUNICATIONS, INC.

 (Information as of September 30, 2000 and for the nine months ended September
                        30, 1999 and 2000 is unaudited)


   The following table summarized information about options outstanding at September 30, 2000:

                         Options Outstanding          Options Exercisable
                ------------------------------------- --------------------
                                             Weighted             Weighted
                            Weighted Average Average    Number    Average
   Exercise       Number       Remaining     Exercise Exercisable Exercise
     Price      Outstanding Contractual Life  Price   and Vested   Price
   --------     ----------- ---------------- -------- ----------- --------
     $0.06         272,857        6.96        $0.060    272,857    $0.060
 $0.333-$0.433     134,500        8.14         0.357     31,012     0.355
 $0.600-$0.733     177,523        8.60         0.686     13,500     0.689
    $0.933          83,805        8.77         0.933     11,578     0.933
 $1.50-$2.000    1,493,544        9.17         1.854     93,339     1.764
     $3.00         128,900        9.41         3.000      7,500     3.000
 $5.000-$6.610   2,338,691        9.75         6.581     10,000     5.000
    $11.00         164,925        9.92        11.000         --        --
 -------------   ---------        ----        ------    -------    ------
 $0.060-$11.00   4,794,745        9.30        $4.302    439,786    $0.647
 =============   =========        ====        ======    =======    ======

                                    Year Ended December 31,
                                    ----------------------- Nine Months Ended
                                     1997    1998    1999   September 30, 2000
                                    ------- ------- ------- ------------------
   Weighted-average deemed fair
    value of stock options granted
    during the year:
     Exercise price equal to fair
      value of stock on date of
      grant.......................    $0.01   $0.04 $  0.16       $1.38
     Exercise price less than fair
      value of stock on date of
      grant.......................       --      --   $0.56          --

Stock Split

   On July 27, 1999, the Company's Board of Directors authorized a three-for-two forward stock split payable in the form of a dividend of one additional share of the Company's capital stock for every two shares owned by stockholders of record on July 27, 1999. All share information in the accompanying financial statements has been restated to give retroactive recognition to the stock split for all periods presented.

9. Related Party Note Receivable

   The Company has two full recourse notes receivable from an officer for the exercise of 814,276 shares of common stock and purchase of 90,000 shares of Series B Redeemable Convertible Preferred Stock in the amount of $48,314 and $281,940 at December 31, 1998, in the amount of $33,820 and $131,572 at
December 31, 1999 and in the amount of $4,832 and $131,572 at September 30, 2000, respectively. A payment in the amount of $28,988 on the first note was received subsequent to year-end. The notes accrue interest at 5.77% and 5.56%, respectively, which is due in quarterly installments. The principal balance is due in July 2003.

10. Employee Benefit Plan

   During fiscal 1998, the Company established the Motive Communications, Inc. 401(k) Plan ("the 401(k) Plan") for the benefit of substantially all employees. The Company is the administrator of the 401(k) Plan. To be

                          MOTIVE COMMUNICATIONS, INC.

 (Information as of September 30, 2000 and for the nine months ended September
                        30, 1999 and 2000 is unaudited)

eligible for the 401(k) Plan, employees must have reached the age of 21. Participants may elect to contribute up to 15% of their compensation to the 401(k) Plan. The Company may make discretionary matching contributions of a participant's compensation as well as discretionary profit-sharing contributions to the 401(k) Plan. The Company has not contributed to the 401(k) Plan to date.

11. Spin-off and Distribution of Preferred Stock

   On October 18, 1999, the Company contributed certain assets of an internal initiative valued at $300,000 to a newly formed company, All.com, Inc. ("All.com"), in exchange for 8,000,000 shares of preferred stock of All.com. In connection with the transition of certain employees from employment with the Company to employment with All.com, the Company accelerated employee stock options to purchase an aggregate of 1,816,696 shares of common stock with an average exercise price of $0.12 per share and a deemed fair value of $3.50 per share. The Company recorded a stock compensation charge of $6,148,631. At December 31, 1999, All.com owed the Company $1,034,077 for reimbursement of personnel costs and other expenditures made on behalf of All.com through December 31, 1999. Such amount was collected in full subsequent to December 31, 1999. For the nine months ended September 30, 2000, the Company made expenditures of $14,300 on behalf of All.com and that amount has been reimbursed in full.

   On October 29, 1999, the Company distributed its investment in All.com to its stockholders and stock optionholders via a pro-rata distribution. Distributions to its stockholders were recorded as a return of capital in the amount of $176,108 and distributions to its optionholders were recorded as bonus expense of $123,892.

12. Subsequent Events (Unaudited)

   In January 2000, the Company acquired Ventix Systems, Inc. in exchange for 6,165,333 shares of capital stock. The following table presents the capital stock by class of security issued (in thousands except share information):

      Class of security                                   Shares   Amount
      -----------------                                  --------- -------
      Common Stock                                       1,388,356 $ 6,423
      Series D-1 Redeemable Convertible Preferred Stock  2,066,309   9,561
      Series D-2 Redeemable Convertible Preferred Stock  2,524,458  11,681
      Series D-3 Redeemable Convertible Preferred Stock    186,210   1,125
                                                         --------- -------
                                                         6,165,333 $28,790
                                                         ========= =======

   The Company accounted for the Ventix acquisition using the purchase method of accounting and Ventix has been included in the results of operations from the date of the acquisition. The following table presents the allocation of the purchase price (in thousands):

      In-process research and development                         $   270
      Acquired technology                                             300
      Workforce                                                     1,840
      Goodwill                                                     24,489
      Net fair value of tangible assets acquired and liabilities
       assumed                                                      2,064
                                                                  -------
                                                                  $28,963
                                                                  =======

                          MOTIVE COMMUNICATIONS, INC.

 (Information as of September 30, 2000 and for the nine months ended September
                        30, 1999 and 2000 is unaudited)


   The allocation of in-process research and development, acquired technology and workforce was based upon an independent valuation. Goodwill and intangibles are being amortized over their estimated useful lives of two to three years. In-process research and development was expensed in the first quarter of 2000. Total amortized expense, including the write-off of acquired in-process research and development, for the nine months ended September 30, 2000 was $6.2 million.

   During February 2000, Motive Communications GmbH and Motive Communications
(UK) Ltd. were formed as wholly owned subsidiaries of Motive Communications, Inc. Motive Communications GmbH is located in Oberrieden, Switzerland and Motive Communications (UK) Ltd. is located in Richmond, UK.

   In March 2000, the Company leased approximately 117,300 square feet of building space in Austin, Texas for a period of ten years with occupancy to begin no earlier than November 2000. This new space is intended to replace our current Austin headquarters. In connection with this lease, the Company issued a stand-by letter of credit to the lessor in the amount of $1.8 million. The lessor may draw on this credit should the Company fail to remit its monthly rent payment or should the Company fail to provide a renewal letter of credit prior to the expiration of the lease. The letter of credit amount is reduced to $900,000 upon the closing of an initial public offering with proceeds of at least $40 million; $450,000 upon the closing of an initial public offering with proceeds of at least $60 million; and is released in full upon the closing of an initial public offering with proceeds of at least $80 million. This letter of credit is secured by a certificate of deposit.

   In April 2000, the Company sold 1,666,667 shares of common stock to Peregrine Systems for $6.61 per share, or approximately $11 million in cash.

   Subsequent to September 30, 2000 through November 3, 2000, the Company issued an additional 636,750 stock options to employees. These stock options have an exercise price of $11.00 per share and a deemed fair value of $11.00 per share and, accordingly, no additional deferred compensation was recorded.

13. Restatement

   The Company has restated its financial statements for the year ended December 31, 1999. The restatement included adjustments to recognize revenue on specific contracts to comply with paragraphs 8 through 10 of SOP 97-2. The effect of these adjustments on the year ended December 31, 1999 was to increase revenue by $2,887,000 and decrease net loss by $2,887,000 and $0.29 per share.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

   Effective January 28, 2000, Motive Communications, Inc. ("Motive" or the "Company") acquired 100 percent of the outstanding stock and assumed all outstanding stock options of Ventix Systems, Inc. ("Ventix"), a provider of Internet-based service solutions for e-business applications, in exchange for 6,165,333 shares of Motive capital stock. The total purchase price, including transaction costs, was approximately $29 million. The acquisition was accounted for as a purchase business combination.

   The accompanying unaudited pro forma condensed consolidated financial statements are presented in accordance with Article 11 of Regulation S-X.

   The unaudited pro forma combined condensed consolidated statements of operations is based on the audited historical consolidated statement of operations of Motive and Ventix for the year ended December 31, 1999 and the nine months ended September 30, 2000. This statement, including the weighted average number of shares used in the calculation of the pro forma per share data, assumes the acquisition had been consummated on January 1, 1999.

   The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger and the acquisition had been consummated at the beginning of the earliest period presented, nor is it necessarily indicative of future operating results or financial position. The pro forma information should be read in conjunction with the accompanying notes thereto and with Motive's historical consolidated financial statements and related notes thereto, and Ventix's historical financial statements and related notes thereto included elsewhere in this prospectus.

                          MOTIVE COMMUNICATIONS, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      For the Year Ended December 31, 1999
                     (in thousands, except per share data)

                                                        Pro Forma
                                   Motive     Ventix   Adjustments   Pro Forma
                                 Historical Historical   (Note 2)    Combined
                                 ---------- ---------- -----------   ---------
                                 (restated)
Revenue:
  License fees.................   $  7,031   $   823    $     --     $   7,854
  Services.....................      2,130       108          --         2,238
                                  --------   -------    --------     ---------
Total revenue..................      9,161       931          --        10,092
                                  --------   -------    --------     ---------
Cost of revenue:
  License fees.................        244       750          --           994
  Services.....................      1,966       472          --         2,438
                                  --------   -------    --------     ---------
Total cost of revenue..........      2,210     1,222          --         3,432
                                  --------   -------    --------     ---------
Gross margin...................      6,951      (291)         --         6,660
                                  --------   -------    --------     ---------
Operating expenses:
  Sales and marketing..........      6,339     3,740          --        10,079
  Research and development.....      3,713     2,282          --         5,995
  General and administrative...      1,946     1,052          --         2,998
  Amortization of deferred
   stock compensation..........        743        --          --           743
  Costs associated with spin-
   off.........................      6,683        --          --         6,683
  Amortization of goodwill and
   intangibles.................         --        --       8,926(a)      8,926
                                  --------   -------    --------     ---------
  Total operating expenses.....     19,424     7,074       8,926        35,424
                                  --------   -------    --------     ---------
Loss from operations...........    (12,473)   (7,365)     (8,926)      (28,764)
Gain on sale of investments....         --       229          --           229
Interest income, net...........        685        91          --           776
                                  --------   -------    --------     ---------
Net loss.......................   $(11,788)  $(7,045)   $ (8,926)    $ (27,759)
                                  ========   =======    ========     =========
Basic and diluted net loss per
 share.........................   $  (1.20)                          $   (2.47)
                                  ========                           =========
Shares used in computing basic
 and diluted net loss per
 share.........................      9,842                              11,230
Pro forma basic and diluted net
 loss per share................   $  (0.53)                          $   (0.98)
                                  ========                           =========
Shares used in computing pro
 forma basic and diluted net
 loss per share................     22,268                              28,433

                          MOTIVE COMMUNICATIONS, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                  For the Nine Months Ended September 30, 2000
                     (in thousands, except per share data)

                                           Ventix
                                        Period from      Pro Forma       Pro
                            Motive   January 1, 2000 to Adjustments     Forma
                          Historical  January 31, 2000    (Note 2)     Combined
                          ---------- ------------------ -----------    --------
Revenue:
  License fees..........   $ 12,819        $  75           $  --       $ 12,894
  Services..............      6,542           --              --          6,542
                           --------        -----           -----       --------
Total revenue...........     19,361           75              --         19,436
                           --------        -----           -----       --------
Cost of revenue:
  License fees..........        409            2              --            411
  Services..............      7,219           10              --          7,229
                           --------        -----           -----       --------
Total cost of revenue...      7,628           12              --          7,640
                           --------        -----           -----       --------
Gross margin............     11,733           63              --         11,796
                           --------        -----           -----       --------
Operating expenses:
  Sales and marketing...     13,844          309              --         14,153
  Research and
   development..........      5,555           69              --          5,624
  General and
   administrative.......      4,210          290              --          4,500
  Amortization of
   goodwill and
   intangibles..........      6,221           --             474(a)(b)    6,695
  Amortization of
   deferred stock
   compensation.........      4,677           --              --          4,677
                           --------        -----           -----       --------
  Total operating
   expenses.............     34,507          668             474         35,649
                           --------        -----           -----       --------
Loss from operations....    (22,774)        (605)           (474)       (23,853)
Interest income, net....      1,138           20              --          1,158
                           --------        -----           -----       --------
Net loss................   $(21,636)       $(585)          $(474)      $(22,695)
                           ========        =====           =====       ========
Basic and diluted net
 loss per share.........   $  (1.45)                                   $  (1.50)
                           ========                                    ========
Shares used in computing
 basic and diluted net
 loss per share.........     14,968                                      15,111
Pro forma basic and
 diluted net loss per
 share..................   $  (0.66)                                   $  (0.68)
                           ========                                    ========
Shares used in computing
 pro forma basic and
 diluted net loss per
 share..................     32,839                                      33,507

   NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. General

   The Company accounted for the acquisition of Ventix Systems, Inc. as a purchase business combination. The accompanying unaudited pro forma condensed financial statements reflect an aggregate purchase price of approximately $29 million, consisting of the fair value of capital stock issued of approximately $28.8 million as well as transaction costs of approximately $173,000. The following table presents the allocation of the purchase price (in thousands):

  In-process research and development                                $   270
  Acquired technology                                                    300
  Workforce                                                            1,840
  Goodwill                                                            24,489
  Net fair value of tangible assets acquired and liabilities assumed   2,064
                                                                     -------
                                                                     $28,963
                                                                     =======

   The allocation of in-process research and development, acquired technology and workforce was based upon an independent valuation.

2. Unaudited Pro Forma Condensed Consolidated Statement of Operations

   The accompanying unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1999 and the nine months ended September 30, 2000 have been prepared as if the acquisition was consummated as of January 1, 1999. Pro forma adjustments were made to reflect the following:

     (a) amortization of acquired intangibles, with amortization periods of two years for amounts allocated to acquired technology and three years for amounts allocated to workforce and goodwill.

     (b) exclusion of the one-time impact for the write-off of acquired in-process research and development cost recorded by the Company in connection with the acquisition.

                       Report of Independent Accountants

To the Board of Directors and Stockholders of Motive Communications, Inc.

   In our opinion, the accompanying balance sheets and the related statements of operations, changes in stockholders' deficit and cash flows present fairly, in all material respects, the financial position of Ventix Systems Inc. (the "Company") at December 31, 1998 and 1999, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

   As discussed in Notes 1 and 11, in January 2000, the Company was purchased by Motive Communications, Inc. The purchaser's basis in the net assets will differ from that reflected in the accompanying historical financial statements. No adjustments have been made in the accompanying historical financial statements to reflect this transaction.

PricewaterhouseCoopers LLP
Austin, Texas
April 14, 2000

                              VENTIX SYSTEMS INC.

                                 BALANCE SHEETS
               (in thousands except share and per share amounts)

                                                                December 31,
                                                               ----------------
                                                                1998     1999
                                                               -------  -------
ASSETS
Current assets:
  Cash and cash equivalents..................................  $   445  $   862
  Short-term investments.....................................       --    2,779
  Accounts receivable, net...................................       33    1,183
  Prepaid expenses and other current assets..................        7      224
                                                               -------  -------
    Total current assets.....................................      485    5,048
Property and equipment, net..................................      359    1,035
Other assets.................................................        6      256
                                                               -------  -------
    Total assets.............................................  $   850  $ 6,339
                                                               =======  =======
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
 STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable...........................................  $    73  $   228
  Accrued liabilities........................................      136      941
  Current portion of long-term debt..........................       --       73
  Deferred revenue...........................................       --      296
                                                               -------  -------
    Total current liabilities................................      209    1,538
Long-term debt, less current portion.........................      375      218
                                                               -------  -------
    Total liabilities........................................      584    1,756
                                                               -------  -------
Commitments and contingencies
Redeemable convertible preferred stock, net..................    2,744   13,739
Warrants to purchase redeemable convertible preferred stock..      279      630
Stockholders' deficit:
  Common stock: $0.001 par value; 34,500,000 shares
   authorized; 2,604,900 and 3,181,692 shares issued and
   outstanding at December 31, 1998 and 1999,
   respectively..............................................        3        3
  Additional paid-in capital.................................       65      482
  Treasury stock, at cost; 0 and 15,625 shares,
   respectively..............................................       --       (1)
  Deferred charge............................................       --      (98)
  Deferred compensation......................................       --     (291)
  Accumulated other comprehensive loss.......................       --      (11)
  Accumulated deficit........................................   (2,825)  (9,870)
                                                               -------  -------
    Total stockholders' deficit..............................   (2,757)  (9,786)
                                                               -------  -------
    Total liabilities, redeemable convertible preferred stock
     and stockholders' deficit...............................  $   850  $ 6,339
                                                               =======  =======

   The accompanying notes are an integral part of these financial statements.

                              VENTIX SYSTEMS INC.

                            STATEMENTS OF OPERATIONS
                                 (in thousands)

                                                          For the Year Ended
                                                             December 31,
                                                          --------------------
                                                            1998       1999
                                                          ---------  ---------
Revenue:
  Product................................................ $      --  $     823
  Service................................................        40        108
                                                          ---------  ---------
    Total revenue........................................        40        931
                                                          ---------  ---------
Cost of revenue:
  Product................................................        --        750
  Service................................................        17        472
                                                          ---------  ---------
    Total cost of revenue................................        17      1,222
                                                          ---------  ---------
  Gross margin...........................................        23       (291)
                                                          ---------  ---------
Operating expenses:
  Sales and marketing....................................       682      3,740
  Research and development...............................     1,195      2,282
  General and administrative.............................       798      1,052
                                                          ---------  ---------
    Total operating expenses.............................     2,675      7,074
                                                          ---------  ---------
Loss from operations.....................................    (2,652)    (7,365)
                                                          ---------  ---------
Other income (expense):
  Gain on sale of investments............................        --        229
  Interest income........................................        80        102
  Interest expense.......................................        (2)       (11)
                                                          ---------  ---------
    Total other income (expense), net....................        78        320
                                                          ---------  ---------
Net loss................................................. $  (2,574) $  (7,045)
                                                          =========  =========


   The accompanying notes are an integral part of these financial statements.

                              VENTIX SYSTEMS INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT
                      (in thousands except share amounts)

                                                                                              Accumulated
                        Common Stock   Additional                                                Other         Total
                      ----------------  Paid-In   Treasury Deferred   Deferred   Accumulated Comprehensive Stockholders'
                       Shares   Amount  Capital    Stock    Charge  Compensation   Deficit       Loss         Deficit
                      --------- ------ ---------- -------- -------- ------------ ----------- ------------- -------------
Balance at January
 1, 1998............    500,000  $ 1      $ --      $--      $ --      $  --       $  (251)      $ --          $  (250)
Comprehensive loss:
 Net loss...........         --   --        --       --        --         --        (2,574)        --          (2,574)
                                                                                                                 -------
 Comprehensive
  loss..............                                                                                           (2,574)
                                                                                                              -------
Issuance of common
 stock..............  2,104,900    2        65       --        --         --            --         --                67
                      ---------  ---      ----      ---      ----      -----       -------       ----         -------
Balance at December
 31, 1998...........  2,604,900    3        65       --        --         --        (2,825)        --           (2,757)
Comprehensive loss:
 Net loss...........         --   --        --       --        --         --        (7,045)        --          (7,045)
 Other comprehensive
  loss on
  investments in
  available-for-sale
  securities........         --   --        --       --        --         --            --        (11)            (11)
                                                                                                              -------
 Comprehensive
  loss..............                                                                                           (7,056)
                                                                                                              -------
Issuance of common
 stock..............    576,792   --        97       --        --         --            --         --                97
Purchase of treasury
 stock..............         --   --        --       (1)       --         --            --         --                (1)
Deferred stock
 compensation.......         --   --       299       --        --       (299)           --         --                --
Issuance of warrants
 (Note 9)...........         --   --        --       --       (98)        --            --         --               (98)
Amortization of
 deferred stock
 compensation.......         --   --        --       --        --          8            --         --                  8
Issuance of options
 for services.......         --   --        21       --        --         --            --         --                21
                      ---------  ---      ----      ---      ----      -----       -------       ----         -------
Balance at December
 31, 1999...........  3,181,692  $ 3      $482      $(1)     $(98)     $(291)      $(9,870)      $(11)         $(9,786)
                      =========  ===      ====      ===      ====      =====       =======       ====         =======


   The accompanying notes are an integral part of these financial statements.

                              VENTIX SYSTEMS INC.

                            STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                              For the Year
                                                                  Ended
                                                              December 31,
                                                             ----------------
                                                              1998     1999
                                                             -------  -------
Cash flows from operating activities:
Net loss.................................................... $(2,574) $(7,045)
Adjustments to reconcile net loss to net cash used in
 operating activities:
  Depreciation and amortization.............................     112      287
  Issuance of stock options for services....................      --       21
  Bad debt expense..........................................       7       --
  Loss on disposition of equipment..........................      --        5
  Amortization of deferred stock compensation...............      --        8
  Amortization of bond premiums.............................      --       40
  Deferred charge...........................................      --      (98)
Changes in operating assets and liabilities:
  Accounts receivable.......................................     (40)  (1,150)
  Prepaid expenses and other current assets.................      (2)    (165)
  Accounts payable..........................................      73      155
  Deferred revenue..........................................      --      296
  Accrued liabilities.......................................      80      804
  Other.....................................................       1        5
                                                             -------  -------
    Net cash used in operating activities...................  (2,343)  (6,837)
                                                             -------  -------
Cash flows from investing activities:
Issuance of employee notes receivable.......................      --     (131)
Purchase of intangible asset................................      --     (175)
Purchases of property and equipment.........................    (418)    (969)
Purchases of short-term investments.........................      --   (2,830)
                                                             -------  -------
    Net cash used in investing activities...................    (418)  (4,105)
                                                             -------  -------
Cash flows from financing activities:
Proceeds from issuance of redeemable convertible preferred
 stock and warrants, net....................................      13   11,346
Borrowing under line of credit..............................      --      291
Proceeds from issuance of common stock......................      67       98
Purchase of treasury stock..................................      --       (1)
Proceeds from note payable..................................     375      225
Payments on note payable....................................      --     (600)
                                                             -------  -------
    Net cash provided by financing activities...............     455   11,359
                                                             -------  -------
Net increase (decrease) in cash and cash equivalents........  (2,306)     417
Cash and cash equivalents at beginning of year..............   2,751      445
                                                             -------  -------
Cash and cash equivalents at end of year.................... $   445  $   862
                                                             =======  =======
Supplemental disclosure:
Cash paid for interest...................................... $     2  $    11
                                                             =======  =======

   The accompanying notes are an integral part of these financial statements.

                              VENTIX SYSTEMS INC.

                         NOTES TO FINANCIAL STATEMENTS
               (in thousands except share and per share amounts)

1. The Company

   Ventix Systems Inc. (formerly LearningSTATE, Inc.) (the "Company") was incorporated in Delaware on June 13, 1997 ("Inception") and has developed a knowledge management software product. Prior to January 1, 1999, the Company was in the development stage.

   As discussed in Note 11, in January 2000, Motive Communications, Inc. ("Motive") acquired all of the outstanding stock of the Company in exchange for approximately 6,165,000 shares of Motive capital stock. The purchaser's basis in the net assets will differ from that reflected in the accompanying historical financial statements. No adjustments have been made in the accompanying historical financial statements to reflect this transaction.

2. Summary of Significant Accounting Policies

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Product Development Costs

   Research and development costs are incurred for the development of new products or bringing about significant improvements to existing products. Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed" ("SFAS No. 86"), requires the capitalization of certain software development costs once technological feasibility is established. The capitalized cost is then amortized on a straight-line basis over the estimated product life, or based on the ratio of current revenues to total projected product revenues, whichever is greater. Technological feasibility does not occur for the Company's products until all testing has been performed. To date, the Company has not capitalized any software development costs.

Cash Equivalents

   The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company deposits cash and cash equivalents with high credit quality financial institutions.

Short-Term Investments

   The Company accounts for short-term investments under Statement of Financial Accounting Standards No. 115 ("SFAS No. 115"), "Accounting for Certain Investments in Debt and Equity Securities". SFAS No. 115 requires investment securities to be classified as held-to-maturity, trading or available-for-sale based on the characteristics of the securities and the activity in the investment portfolio. At December 31, 1999, all short-term investments are classified as available-for-sale and are carried at market value. Unrealized losses have been recorded as a separate component of equity for the current period. Short-term investments consist of funds invested in commercial paper, corporate bonds, foreign debt securities and debt securities issued by United States government agencies. At December 31, 1999, all of the Company's short-term investment securities mature within one year.

Fair Value of Financial Instruments

   The carrying amounts of the Company's financial instruments, including cash and cash equivalents, short-term receivables and payables and the line of credit approximate fair value at December 31, 1998 and 1999.

                              VENTIX SYSTEMS INC.

               (in thousands except share and per share amounts)


Property and Equipment

   Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally three to five years. Expenses for repairs and maintenance are charged to expense as incurred.

Stock-Based Compensation

   The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board Opinion No. 25 ("APB No. 25"), "Accounting for Stock Issued to Employees", and complies with the disclosure requirements of Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation". Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair value of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock, amortized over the vesting period.

Income Taxes

   The Company uses the liability method of accounting for income taxes as set forth in Statement of Financial Accounting Standards No. 109 ("SFAS No. 109"), "Accounting for Income Taxes". Under this method, deferred tax liabilities and assets are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities.

Revenue Recognition

   The Company derives revenues from licensing its software and providing software related services, which include maintenance, training and consulting. Consulting services include providing implementation, customization and integration services.

   Revenue from license fees is recognized upon delivery as long as persuasive evidence of an arrangement exists, the fee is fixed or determinable and collectibility of the fee is probable, in accordance with Statement of Position 97-2 ("SOP 97-2"), "Software Revenue Recognition". Revenue related to maintenance is recognized ratably over the service period. Consulting and training services are recognized when earned.

   For multiple element arrangements that include maintenance, the fee is allocated to each of the elements by applying the residual method as described in Statement of Position 98-9, "Modification of SOP 97-2, Software Revenue Recognition". Vendor specific objective evidence of fair value ("VSOE") is established for the maintenance obligation by reference to contractual renewal rates. For multiple element arrangements that include training and/or consulting services which are not considered essential to the functionality of the software nor represent significant production, customization or modification of the software, the amount allocated to such services are recognized as the services are performed. VSOE of the services is established by reference to standard rates charged separately for similar services. For multiple element arrangements that include training and/or consulting services that are considered either essential to the functionality of the software or represent significant production, customization or modification of the software; the entire arrangement fee is recognized on a contract accounting basis in accordance with the appropriate principles of Statement of Position 81-1, "Accounting for Performance of Construction-Type and Certain Production-Type Contracts" as required by SOP 97-2.

Deferred Revenues

   To the extent the Company has billed customers for the obligation to deliver licenses or perform future services, such obligations are recorded as deferred revenue until delivery of the license or services have been performed. Post-contract customer support revenue is deferred and recognized over the term of the agreement.

                              VENTIX SYSTEMS INC.

               (in thousands except share and per share amounts)


Redeemable Convertible Preferred Stock

   Redeemable convertible preferred stock is presented net of issuance costs.

Concentration of Credit Risks and Significant Customers

   The Company sells its products to various companies across several industries and geographies. The Company performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses.

   The Company had customers which accounted for significant percentages of revenue for the year ended December 31:

                                                                            1999
                                                                            ----
   Customer A.............................................................. 19%
   Customer B.............................................................. 61%

   These customers accounted for significant percentages of net accounts receivable as follows at December 31:

                                                                            1999
                                                                            ----
   Customer B.............................................................. 49%
   Customer C.............................................................. 22%
   Customer D.............................................................. 15%

3. Property and equipment

   Property and equipment consist of the following:

                                                                    December
                                                                       31,
                                                                   ------------
                                                                   1998   1999
                                                                   ----  ------
   Computer equipment and software................................ $343  $1,157
   Furniture and office equipment.................................   96     223
   Tenant improvements............................................   34      55
                                                                   ----  ------
                                                                    473   1,435
   Less: Accumulated depreciation................................. (114)   (400)
                                                                   ----  ------
                                                                   $359  $1,035
                                                                   ====  ======

   Depreciation expense for the years ended December 31, 1998 and 1999 was $112 and $287, respectively.

4. Accrued Liabilities

   Accrued liabilities consist of the following:

                                                                      December
                                                                         31,
                                                                      ---------
                                                                      1998 1999
                                                                      ---- ----
   Compensation and benefits......................................... $101 $320
   Commissions.......................................................   --  159
   Professional fees.................................................    4  289
   Royalties.........................................................   --   57
   Other.............................................................   31  116
                                                                      ---- ----
                                                                      $136 $941
                                                                      ==== ====

                              VENTIX SYSTEMS INC.

               (in thousands except share and per share amounts)


5. Long-Term Debt

   At December 31, 1998 the Company had a revolving line of credit with a bank in the amount of $1 million of which $375 was outstanding at December 31, 1998. The balance of this line of credit was paid in full in May 1999 and the agreement expired.

   During the year ended December 31, 1999, the Company entered into a line of credit agreement with a bank which allows for total maximum borrowings of $2.3 million. Of the total allowed borrowings, $1.3 million may be used to finance equipment purchases with the remainder being used to fund working capital requirements. There was $291 outstanding under this agreement at December 31, 1999. The line bears interest at the bank's prime lending rate plus 0.5% (9% at December 31, 1999). The line of credit contains certain restrictive covenants related to liquidity and operating results and is collateralized by corporate assets. The working capital portion of the line of credit matures in September 2000 while the equipment portion expires in September 2002.

   Advances under the equipment line are available through April 26, 2000. Through April 26, 2000, the Company is required to make interest only payments on advances. The principal balance outstanding at April 26, 2000 shall be payable based on a 36-month amortization, with all outstanding principal due September 30, 2002.

6. Income Taxes

   The difference between the tax benefit derived by applying the Federal statutory income tax rate to the Company's net losses and the benefit recognized in the financial statements is as follows:

                                                                  Year Ended
                                                                 December 31,
                                                                 --------------
                                                                 1998    1999
                                                                 -----  -------
   Benefit derived by applying the Federal statutory income tax rate to net loss
    before income taxes........................................  $(875) $(2,408)
   Research and development credit carryforwards...............    (68)    (192)
   Expense attributable to change in valuation allowance.......    940    2,586
   Permanent differences and other.............................      3       14
                                                                 -----  -------
                                                                 $  --  $    --
                                                                 =====  =======

   Under the provisions of SFAS No. 109, the components of the net deferred tax amount recognized in the accompanying balance sheet are as follows:

                                                                 December 31,
                                                                ---------------
                                                                 1998     1999
                                                                -------  ------
   Deferred tax assets:
     Net operating loss carryforwards.......................... $   964  $3,339
     Research and development credit carryforwards.............      68     260
     Allowanced for doubtful accounts and other................       3      40
                                                                -------  ------
       Gross deferred tax asset................................   1,035   3,639

   Deferred tax liability:
     Depreciation and other....................................      (9)    (27)
                                                                -------  ------
     Gross deferred tax liability..............................      (9)    (27)

   Valuation allowance.........................................  (1,026) (3,612)
                                                                -------  ------
       Net deferred tax asset.................................. $    --  $   --
                                                                =======  ======

                              VENTIX SYSTEMS INC.

               (in thousands except share and per share amounts)


   Due to the uncertainty surrounding the realization of the benefits of its favorable tax attributes in future tax returns, the Company has placed a valuation allowance against all of its otherwise recognizable net deferred tax asset.

   The Company's net operating loss carryforwards totaling $9,859 at December 31, 1999 expire in varying amounts through 2017. Under section 382 of the Internal Revenue Code, changes in ownership exceeding certain levels result in an annual limitation on losses and tax credit carryforwards. Such limitation may limit the Company's ability to fully utilize its carryforwards prior to expiration.

7. Commitments and Contingencies

Leases

   The Company leases space under an operating lease which expired in December 1999. Rent expense for the year ended December 31, 1998 and 1999 was $71 and $165, respectively.

   Subsequent to December 31, 1999, the Company renewed the existing lease through March 31, 2000. Payments due under the lease total $48.

8. Redeemable Convertible Preferred Stock

   Following is a summary of redeemable convertible preferred stock ("preferred stock") issued by the Company at December 31, 1999:

                                   Number of    Shares
                                     Shares   Issued and   Total   Carrying
   Series       Date Issued        Designated Outstanding Proceeds  Amount
   ------ ----------------------   ---------- ----------- -------- --------
     A    November 1997             5,548,333  5,083,333  $ 3,050  $ 2,744
     B    January 1999              6,979,864  6,778,522   10,100   10,042
     C    September and December
          1999                        971,803    500,000    1,000      953
                                   ---------- ----------  -------  -------
                                   13,500,000 12,361,855  $14,150  $13,739
                                   ========== ==========  =======  =======

   The Company currently has authorization for the issuance of 13,500,000 shares of $.001 par value preferred stock of which 12,361,855 shares were issued and outstanding at December 31, 1999. The Series A, B, and C preferred stock are stated net of related offering costs of $27, $58, and $47, respectively. The Series A preferred stock is also presented net of $279 related to a Series A warrant that was issued in conjunction with the Series A financing.

   All preferred stock may be converted into common stock of the Company at the stockholders' option or in the event of an initial public offering, at a rate of one share of common stock per share of preferred stock, as adjusted for certain events. Accordingly, the Company has reserved 13,278,278 shares of common stock for issuance upon conversion of the Series A, Series B and Series C preferred stock, including the exercise of outstanding preferred stock warrants (Note 9). The preferred stockholders have the right to vote on all matters and are entitled to the number of votes equal to the number of shares of common stock into which their respective preferred stock shares are convertible.

   The Series A, Series B and Series C preferred stock have a cumulative dividend rate of $.042, $.1043, and seven percent of the initial Series C purchase price (initial purchase price of $2.00 per share after exercise of Series C warrant), respectively, per share per annum. These dividends will be earned when and if declared by

                              VENTIX SYSTEMS INC.

               (in thousands except share and per share amounts)

the Board of Directors prior to January 1, 2003. After this date the dividends will begin accruing whether declared or undeclared by the board of directors. The dividends shall be paid either in cash or in stock upon the event of any conversion. As of December 31, 1999, no dividends had been declared by the board of directors.

   In the event of liquidation, dissolution or winding up of the Company, the Series A, Series B and Series C preferred stockholders are entitled to receive $.60, $1.49 and $2.00 per share plus any accrued and unpaid dividends (beginning January 1, 2003) as of the liquidation date whether declared or undeclared. Should the assets of the Company exceed these initial liquidation preferences, the holders of the common and preferred stock are entitled to ratable distributions of the remaining assets of the Company. The Series A, Series B and Series C preferred stock rank equally with each other, and are senior to all common stock, with respect to all liquidation and dividend preferences.

   Commencing on January 21, 2006, the Company may be required to redeem, at the preferred stockholders' option, 33 1/3% of the outstanding shares of preferred stock, and an additional 33 1/3% on January 21, 2007 and 2008, at a redemption price of $.60, $1.49 and $2.00 per share plus any accrued and unpaid dividends, for Series A, Series B and Series C preferred stock, respectively.

9. Warrants

   During the year ended December 31, 1999, the Company issued a warrant to one of its investors to purchase 201,423 shares of Series B preferred stock at $1.49 per share in connection with a collaboration agreement. The warrant will be earned upon the completion of certain performance milestones that are connected to the collaboration agreement. The commencement of the collaboration agreement is at the option of the Company and the Company has no intention of requesting the warrant holder to perform the services outlined in the collaboration agreement. Therefore, the Company asserts that the agreement, related services and warrant have no value.

   The Company issued a warrant to purchase 55,556 shares of Series C preferred stock at $.001 per share to an investor during the year ended December 31, 1999. Vesting of this warrant occurred upon the signing of a contract between the Company and the investor for a specified amount of revenue. This agreement was signed during 1999, and the warrants vested and were subsequently exercised. The Company calculated the fair value of this warrant using the Black-Scholes method on the measurement date and recorded the fair value of $125 as an offset to revenue earned from that customer. In applying the Black-Scholes model, the Company used an expected dividend yield of zero, a risk-free interest rate of 4.88%, a volatility factor of 0.5 and the deemed fair value ($2.25 per share) of the Company's Series C preferred stock on the date such warrant became vested.

   The Company issued a warrant for the purchase of 250,000 shares of Series C preferred stock at $2.89 per share to the same investor during 1999. The vesting requirements of this warrant are tied to the attainment of certain revenue levels between the Company and the investor. As of December 31, 1999, these revenue levels had not been attained. The Company computed the fair value of this warrant at December 31, 1999 using the Black-Scholes method and recorded the value of $226. In applying the Black-Scholes model, the Company used an expected dividend yield of zero, a risk-free interest rate of 4.88%, a volatility factor of 0.5 and the deemed fair value ($2.89 per share) of the Company's Series C preferred stock on the measurement date. The fair value of this warrant was recorded as an offset to revenue to the extent that revenue was recorded from this customer, or $128. The remaining $98 was recorded as a deferred charge in stockholders' deficit. This charge will reduce future revenue, if any, from this customer. Due to the effect of the value of the warrants, there was no revenue recognized related to this customer for the year ended December 31, 1999.

                              VENTIX SYSTEMS INC.

               (in thousands except share and per share amounts)


   In conjunction with the issuance of the Series A preferred stock, the Company issued 465,000 warrants exercisable for Series A shares through November 24, 2002 at $.001. Such warrants were exercisable beginning November 24, 1997. The Company computed the fair value of this warrant at date of issuance using the Black-Scholes method. In applying this model, the Company used an expected dividend yield of zero, a risk-free interest rate of 5.81%, a volatility factor of 0.5 and the deemed fair value ($0.60 per share) of the Company's Series A preferred stock on the date such warrant became vested. The total fair value of these warrants approximates $279. At December 31, 1998, proceeds from the Series A preferred stock are presented net of the $279 and $27 of other issuance costs.

10. Stock Options

   The Company has reserved an aggregate of 5,000,000 shares of common stock for issuance under its 1997 Stock Option Plan (the "Plan"). The Plan provides for grants of incentive stock options or nonqualified options to employees, officers and directors, and consultants of the Company. Options under the Plan are granted at the estimated fair value of the shares on the date of grant as determined by the board of directors. The maximum term of options granted under the Plan is ten years from the date of grant. Options under the Plan generally vest over four years. Options under the Plan are exercisable immediately and the shares are subject to repurchase at the original exercise price, until fully vested. As such, all outstanding options are exercisable.

   In 1999, the Company recorded total deferred stock compensation of $299 in connection with stock options granted to employees of the Company. This amount represents the difference between the exercise price of stock option grants for 639,050 shares of common stock and the deemed fair value of the Company's common stock at the time of such grants, which ranged from $0.19 to $0.50 per share and $0.25 to $2.25 per share, respectively. These amounts are being amortized over the vesting periods of the applicable options, resulting in amortization expense of $8 in 1999.

   The Company applies APB Opinion No. 25 and related Interpretations in accounting for its stock option plan. Had compensation cost for the Company's stock option plans been determined based on the fair market value at the grant dates for awards under the Plan consistent with the method provided by SFAS No. 123, the Company's net loss would have been increased to the following pro forma amounts for the years ended December 31, 1998 and 1999.

                                                                December 31,
                                                               ----------------
                                                                1998     1999
                                                               -------  -------
   Net loss:
     As reported.............................................. $(2,574) $(7,045)
     Pro forma................................................ $(2,577) $(7,067)

   The Company calculated the fair value of each option grant on the date of grant using the minimum value pricing method with the following assumptions:

                                                                  December 31,
                                                                 ---------------
                                                                  1998    1999
                                                                 ------- -------
   Dividend yield...............................................      --      --
   Expected volatility..........................................      --      --
   Risk-free rate of return.....................................   4.43%   6.50%
   Expected life................................................ 4 years 4 years

                              VENTIX SYSTEMS INC.

               (in thousands except share and per share amounts)


   The following table summarizes activity under the Plan:

                                                                        Weighted
                                                                        Average
                                                              Stock     Exercise
                                                             Options     Price
                                                            ----------  --------
   Outstanding at January 1, 1998..........................  1,112,500   $0.007
     Granted...............................................  1,368,900    0.060
     Exercised............................................. (2,104,900)   0.032
                                                            ----------   ------
   Outstanding at December 31, 1998........................    376,500    0.060
     Granted...............................................  1,214,550    0.230
     Exercised.............................................   (576,792)   0.170
     Canceled..............................................    (46,458)   0.060
                                                            ----------   ------
   Outstanding at December 31, 1999........................    967,800   $0.210
                                                            ==========   ======

                                Options Outstanding               Options Exercisable
                     ----------------------------------------- -------------------------
                                    Weighted-
                                     Average       Weighted-                 Weighted-
                                    Remaining       Average                   Average
      Range of         Number      Contractual     Exercise      Number      Exercise
   Exercise Prices   Outstanding Life (in Years)     Price     Outstanding     Price
   ---------------   ----------- --------------- ------------- ----------- -------------
           $ 0.060     180,750        8.27       $       0.060   180,750   $       0.060
             0.190     600,500        9.15               0.190   600,500           0.190
             0.250      42,550        9.54               0.250    42,550           0.250
             0.500     144,000        9.78               0.500   144,000           0.500
           -------     -------                   -------------   -------   -------------
           $0.060-
            $0.500     967,800                   $0.060-$0.500   967,800   $0.060-$0.500
           =======     =======                   =============   =======   =============

   The weighted average fair value of options granted during 1998 and 1999 was $0.06 and $0.23, respectively.

11. Subsequent Events

   During January 2000, Motive acquired all of the outstanding stock of the Company for approximately 6,165,000 shares of Motive capital stock. Prior to the purchase by Motive, $1 million in cash and certain of the Company's assets with a net book value of $562 were transferred into a new wholly-owned subsidiary of the Company, Question.com (the "Transfer"). These assets were comprised primarily of computer equipment and software and other furniture and office equipment. The Company then distributed the outstanding shares of Question.com stock to its shareholders (the "Distribution"). The Transfer and Distribution were accounted for on a historical cost basis due to the common control nature of the entities.

                                     * * *

                              [INSIDE BACK COVER]

[Description of graphic: Three-dimensional logo of Motive Communications, Inc. The bottom of the page centered is our logo and the word "Motive".]

                     [LOGO OF MOTIVE COMMUNICATIONS, INC.]

                         Powering Online Customer Care

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fees.

  SEC Registration fee.............................................. $   18,216
  NASD fee..........................................................      7,400
  Nasdaq National Market initial listing fee........................      5,000
  Printing and engraving............................................    175,000
  Legal fees and expenses of the Company............................    600,000
  Accounting fees and expenses......................................    500,000
  Directors and officers insurance..................................    600,000
  Blue sky fees and expenses........................................     25,000
  Transfer agent fees...............................................      3,500
  Miscellaneous.....................................................    250,884
                                                                     ----------
    Total                                                            $2,185,000
                                                                     ==========

Item 14. Indemnification of Directors and Officers

   Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933 (the "Act"). Article 7.6 of the Company's by-laws provides for mandatory indemnification of its directors and officers and permissible indemnification of agents to the maximum extent permitted by the Delaware General Corporation Law. The Company's amended and restated certificate of incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty as directors to the Company and its stockholders. This provision in the amended and restated certificate of incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Company has entered into Indemnification Agreements with its officers and directors, a form of which is attached as Exhibit 10.1 hereto and incorporated herein by reference. The Indemnification Agreements provide the Company's officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law. The Company maintains liability insurance for its directors and officers. Reference is also made to Section 9 of the underwriting agreement contained in Exhibit 1.1 to be filed by amendment, indemnifying officers and directors of the Company against certain liabilities, and Section 1.10 of the Third Amended and Restated Investors' Rights Agreement contained in Exhibit 4.1 hereto, indemnifying certain of our stockholders, including controlling stockholders, against certain liabilities.

Item 15. Recent Sales of Unregistered Securities

   Since inception, we have issued and sold the following securities:

  1. From inception through September 30, 2000, the Company granted stock options to purchase 26,207,533 shares of Common Stock at exercise prices ranging from $0.0007 to $11.00 per share to employees, consultants and directors pursuant to its 1997 Stock Option/Stock Issuance Plan. In addition, the Company assumed 13,778 outstanding options at exercise prices ranging from $0.5102 to $1.3426 per share in conjunction with the Ventix acquisition.

  2. From inception through September 30, 2000, the Company issued and sold an aggregate of 20,681,521 shares of its Common Stock to employees, consultants and directors for an aggregate cash consideration of approximately $5,109,995 pursuant to exercises of options granted under its 1997 Stock Option/Stock Issuance Plan. In addition, the Company issued and sold an aggregate of 3,351 shares of its Common Stock to employees for an aggregate cash consideration of approximately $2,500 pursuant to exercises of options assumed in conjunction with the Ventix acquisition.
  3. In June 1997, the Company issued and sold 7,925,472 (post-split) shares of its Series A Preferred Stock to a total of 8 accredited investors for an aggregate purchase price of $4,749,999.
  4. In July 1998, the Company issued and sold 3,206,493 (post-split) shares of its Series B Preferred Stock to a total of 14 accredited investors for an aggregate purchase price of approximately $10,047,002.
  5. In June 1999, the Company issued and sold 2,486,639 (post-split) shares of its Series C Preferred Stock to a total of 11 accredited investors for an aggregate purchase price of approximately $16,444,949.
  6. In January 2000, the Company issued 1,388,356 shares of Common Stock and 2,066,309 shares of Series D-1 Preferred Stock, 2,524,458 shares of Series D-2 Preferred Stock and 186,210 shares of Series D-3 Preferred Stock pursuant to the Agreement and Plan of Reorganization by and between the Registrant, Merger Sub and Ventix, dated January 28, 2000 for an aggregate value of approximately $28,700,000.
  7. In April 2000, the Company issued and sold 1,666,667 shares of its Common Stock to one accredited investor for an aggregate purchase price of approximately $11,016,669.

   Two of the Company's directors, Eric L. Jones and John D. Thornton, each purchased shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock. In connection with the Ventix acquisition, Mr. Thornton was issued shares of Series D-1 Preferred Stock. Two of our officers, Patrick D. Motola and Douglas F. McNary, purchased shares of Series B Preferred Stock.

   The issuances described in Items 15(1) and (2) were deemed exempt from registration under the Securities Act in reliance on Rule 701 promulgated under the Securities Act or Section 4(2) of the Securities Act. The issuances of the securities described in Items 15(3)-(5) and (7) were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of such Act and Regulation D promulgated thereunder. The issuance of securities described in Item 15(6) were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of such Act as a transaction by an issuer not involving a public offering. In the transaction described in Item 15(6), there was no general solicitation and the issuance was limited to the holders of Ventix shares. In addition, the recipients of securities in each such transaction above represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transactions. All recipients had adequate access, through their relationships with the Company, to information about the Company.

Item 16. Exhibits and Financial Statement Schedules

  (a)Exhibits

   Exhibit
     No.    Description
   -------  -----------
     1.1*   Form of Underwriting Agreement.
     3.1*   Amended and Restated Certificate of Incorporation of the
            Registrant, as amended to date.
     3.2*   Form of Amended and Restated Certificate of Incorporation of the
            Registrant to be filed after the closing of the offering made pursuant to this Registration Statement.
     3.3*   Amended and Restated By-laws of the Registrant, as amended to date.
     3.4*   Form of Amended and Restated By-laws of the Registrant to be effective upon the closing of the offering made pursuant to their
            Registration Statement.
     4.1*   Third Amended and Restated Investors' Rights Agreement, dated
            January 28, 2000, among the Registrant and the stockholders named therein, as amended.
     4.2*   Common Stock Purchase Agreement, dated April 7, 2000, between the
            Registrant and Peregrine Systems, Inc.
     4.3*   Specimen Certificate of the Registrant's common stock.
     5.1**  Opinion of Gunderson Dettmer Stough Villeneuve Franklin &
            Hachigian, LLP, counsel to the Registrant.
    10.1*   Form of Indemnification Agreement entered into between the
            Registrant and its directors and executive officers.
    10.2*   1997 Stock Option/Stock Issuance Plan.
    10.3*   2000 Equity Incentive Plan.
    10.4*   2000 Employee Stock Purchase Plan.
    10.5*   Security and Loan Agreement between the Registrant and Imperial
            Bank, dated May 19, 1999.
    10.6*   Lease Agreement between the Registrant and Huskers-Research, Ltd., dated March 22, 2000.
    10.7*   Lease Agreement between the Registrant and Waterford IV HP, Ltd., dated October 22, 1999.
   +10.8*   Distribution Agreement between the Registrant and Peregrine
            Systems, Inc. dated April 13, 2000.
   +10.9*   Software License Agreement between the Registrant and Dell
            Products, L.P., dated December 2, 1998.
   +10.10*  Software License Agreement between the Registrant and Compaq
            Computer Corporation, dated April 30, 1999.
   +10.11*  License Agreement for OEM Customers between the Registrant and
            Gateway Companies, Inc. dated September 13, 1999.
   +10.12*  Software License Agreement between the Registrant and Hewlett-
            Packard Company dated December 13, 2000.
    10.13*  Offer Letter from the Registrant to Mr. Patrick Motola dated April
            22, 1998.
    10.14*  Offer Letter from the Registrant to Mr. Douglas McNary dated
            February 13, 1998.
    16.1*   Letter Regarding Change in Independent Auditors.
    21.1*   Subsidiaries of the Registrant.
    23.1    Consent of Ernst & Young LLP, independent auditors.
    23.2**  Consent of Gunderson Dettmer Stough Villeneuve Franklin &
            Hachigian, LLP, counsel to the Registrant. Reference is made to
            Exhibit 5.1.
    23.3    Consent of PricewaterhouseCoopers LLP.
    24.1*   Power of Attorney. Reference is made to page II-5.
    27.1*   Financial Data Schedule.
    99.1*   Consent of International Data Corporation.

--------
*  Previously filed.
** To be supplied by amendment.
+  Confidential treatment requested as to certain portions of this exhibit.

Item 17. Undertakings

   The Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Delaware General Corporation Law, the Amended and Restated Certificate of Incorporation or the By-laws of the Registrant, Indemnification Agreements entered into between the Registrant and its officers and directors, the underwriting agreement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The Registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on this 15th day of November, 2000.

                                        MOTIVE COMMUNICATIONS, INC.


                                        By:       /s/ Scott L. Harmon
                                           ____________________________________
                                                    Scott L. Harmon
                                         President and Chief Executive Officer

                               POWER OF ATTORNEY

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 4 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

            Signature                                 Title                       Date
            ---------                                 -----                       ----
       /s/ Scott L. Harmon             President, Chief Executive Officer   November 15, 2000
 _____________________________________ and Director (Principal Executive
           Scott L. Harmon             Officer)

        /s/ R. Logan Wray*             Chief Financial Officer (Principal   November 15, 2000
 _____________________________________ Financial and Accounting Officer)
            R. Logan Wray

        /s/ Eric L. Jones*             Director                             November 15, 2000
 _____________________________________
            Eric L. Jones

    /s/ Michael J. Maples, Sr.*        Director                             November 15, 2000
 _____________________________________
       Michael J. Maples, Sr.

        /s/ Ross B. Garber*            Director                             November 15, 2000
 _____________________________________
           Ross B. Garber

       /s/ John D. Thornton*           Director                             November 15, 2000
 _____________________________________
          John D. Thornton

        /s/ David Sikora*              Director                             November 15, 2000
 _____________________________________
            David Sikora

*By:  /s/ Scott L. Harmon
  ____________________________
        Scott L. Harmon
        Attorney-in-Fact
 Pursuant to Power of Attorney

                               INDEX TO EXHIBITS

                                                                   Sequentially
                                                                     Numbered
 Exhibit No.                       Exhibit                             Page
 ----------- ---------------------------------------------------   ------------
   1.1*      Form of Underwriting Agreement.
   3.1*      Amended and Restated Certificate of Incorporation
              of the Registrant, as amended to date.
   3.2*      Form of Amended and Restated Certificate of
              Incorporation of the Registrant to be filed after
              the closing of the offering made pursuant to this
              Registration Statement.
   3.3*      Amended and Restated By-laws of the Registrant, as
              amended to date.
   3.4*      Form of Amended and Restated By-laws of the
              Registrant to be effective upon the closing of the
              offering made pursuant to their Registration
              Statement.
   4.1*      Third Amended and Restated Investors' Rights
              Agreement, dated January 28, 2000, among the
              Registrant and the stockholders named therein, as
              amended.
   4.2*      Common Stock Purchase Agreement, dated April 7,
              2000, between the Registrant and
              Peregrine Systems, Inc.
   4.3*      Specimen Certificate of the Registrant's common
              stock.
   5.1**     Opinion of Gunderson Dettmer Stough Villeneuve
              Franklin & Hachigian, LLP, counsel to the
              Registrant.
  10.1*      Form of Indemnification Agreement entered into
              between the Registrant and its directors and
              executive officers.
  10.2*      1997 Stock Option/Stock Issuance Plan.
  10.3*      2000 Equity Incentive Plan.
  10.4*      2000 Employee Stock Purchase Plan.
  10.5*      Security and Loan Agreement between the Registrant
              and Imperial Bank, dated May 19, 1999.
  10.6*      Lease Agreement between the Registrant and Huskers-
              Research, Ltd., dated March 22, 2000.
  10.7*      Lease Agreement between the Registrant and
              Waterford IV HP, Ltd., dated October 22, 1999.
 +10.8*      Distribution Agreement between the Registrant and
              Peregrine Systems, Inc. dated April 13, 2000.
 +10.9*      Software License Agreement between the Registrant
              and Dell Products, L.P., dated December 2, 1998.
 +10.10*     Software License Agreement between the Registrant
              and Compaq Computer Corporation, dated April 30,
              1999.
 +10.11*     License Agreement for OEM Customers between the
              Registrant and Gateway Companies, Inc. dated
              September 13, 1999.
 +10.12*     Software License Agreement between the Registrant
              and Hewlett-Packard Company dated December 13,
              2000.
  10.13*     Offer Letter from the Registrant to Mr. Patrick
              Motola dated April 22, 1998.
  10.14*     Offer Letter from the Registrant to Mr. Douglas
              McNary dated February 13, 1998.
  16.1*      Letter Regarding Change in Independent Auditors.
  21.1*      Subsidiaries of the Registrant.
  23.1       Consent of Ernst & Young LLP, independent auditors.
  23.2**     Consent of Gunderson Dettmer Stough Villeneuve
              Franklin & Hachigian, LLP, counsel to the
              Registrant. Reference is made to Exhibit 5.1.
  23.3       Consent of PricewaterhouseCoopers LLP.
  24.1*      Power of Attorney. Reference is made to page II-5.
  27.1*      Financial Data Schedule.
  99.1*      Consent of International Data Corporation.

--------
* Previously filed.
** To be supplied by amendment.
+ Confidential treatment requested as to certain portions of this exhibit.